Exhibit 10.11
Execution Copy
EL PASO REFINERY AND CRUDE PIPELINE SYSTEM
PURCHASE AND SALE AGREEMENT
among
CHEVRON U.S.A. INC. and
CHEVRON PIPE LINE COMPANY
(“Sellers”),
WESTERN REFINING COMPANY, L.P.
(“Refinery Buyer”),
and
KASTON PIPELINE COMPANY, L.P.
(“Pipeline Buyer”)
May 29, 2003

i

SCHEDULES

Schedule 1	CUSA Real Property
Schedule 2	CUSA Fixed Assets
Schedule 3	Depiction of Bright Line
Schedule 4	CUSA Applicable Contracts
Schedule 5	CUSA Applicable Permits
Schedule 6	CPL Real Property
Schedule 7	CPL Fixed Assets
Schedule 8	CPL Applicable Contracts
Schedule 9	CPL Applicable Permits
Schedule 10	South Refinery Remediation Equipment
Schedule 11	Measurement and Valuation of Inventories
Schedule 12	Aceituno Litigation
Schedule 13	Specifically Excluded Items
Schedule 14	Subsurface Plume Footprint
Schedule 15	Map of CUSA Properties and Retained Properties
Schedule 16	Prospective Employees
Schedule 17	Sellers’ Knowledge
Schedule 18	Sellers’ Security
Schedule 19	Heavy Straight Run Gasoline Chromatogram
Schedule 20	Allocation of Purchase Price
Schedule 21	Loans to Affected Employees
EXHIBITS

Exhibit A	Special Warranty Deed for Fee Property
Exhibit B-1	CUSA Deed for Easements
Exhibit B-2	CPL Deed for Easements
Exhibit C-1	CUSA Assignment and Assumption Agreement for Leases and Contracts
Exhibit C-2	CPL Assignment and Assumption Agreement for Leases and Contracts
Exhibit D-1	CUSA Bill of Sale for Personal Property
Exhibit D-2	CPL Bill of Sale for Personal Property
Exhibit E-1	Easement Agreement
Exhibit E-2	Pipeline Easement Agreements
Exhibit F	Opinion of Buyers’ Counsel
Exhibit G	Opinion of Sellers’ Counsel
Exhibit H-1	CUSA Affidavit of Non-Foreign Status
Exhibit H-2	CPL Affidavit of Non-Foreign Status
Exhibit I	Transition Services Agreement
Exhibit J	Right of First Refusal Agreement — Southwest Asphalt Business
Exhibit K	Right of First Refusal Agreement — Crude Pipelines
Exhibit L	Option Agreement — CUSA-Retained Option Property
Exhibit M	Product Sales Agreement
Exhibit N	Residuum Supply Agreement
Exhibit O	Operational Services Agreement

Exhibit P	Termination of Operating Agreement
Exhibit Q	Products Pipeline Shipping History Notifications
Exhibit R-1	Connection Agreement for Products Pipelines (Juarez)
Exhibit R-2	Connection Agreement for Products Pipelines (Albuquerque)
Exhibit S	Loaned Employee Agreement
Exhibit T	Remediation Hydrocarbon Sales Agreement
Exhibit U	Technology Agreement
Exhibit V	Rotor Use Agreement
Exhibit W	Guaranty Agreement
Exhibit X-1	Foster Undertaking Letter
Exhibit X-2	Refinery Trust Undertaking Letter
Exhibit X-3	Pipeline Trust Undertaking Letter
Exhibit Y	Success Sharing Agreement

v

PURCHASE AND SALE AGREEMENT
     THIS PURCHASE AND SALE AGREEMENT (this “Agreement”), entered into on May 29, 2003 (the “Execution Date”) by and among CHEVRON U.S.A. INC. (“CUSA”), a Pennsylvania corporation, CHEVRON PIPE LINE COMPANY, a Delaware corporation (“CPL”), WESTERN REFINING COMPANY, L.P., a Delaware limited partnership (formerly named Refinery Holding Company, L.P.) (“Refinery Buyer”), and KASTON PIPELINE COMPANY, L.P., a Delaware limited partnership (“Pipeline Buyer”; and Refinery Buyer and Pipeline Buyer, collectively, the “Buyers” and each, a “Buyer”),
W I T N E S S E T H:
     WHEREAS CUSA is the owner of a crude oil refinery and light products marketing terminal located in El Paso, Texas, and CPL is the owner of certain crude oil pipeline properties located in Texas; and
     WHEREAS CUSA and CPL (collectively the “Sellers”) desire to sell to Buyers such assets as set forth herein, including related processing facilities, storage facilities, real property interests, equipment, inventories and other property and interests, all as more particularly defined below, and Buyers desire to purchase such assets of Sellers on the terms and subject to the conditions set forth in this Agreement; and
     WHEREAS CUSA currently provides operating services for, and maintains certain property interests at, a crude oil refinery and related facilities owned by Refinery Buyer, located south of the CUSA refinery at 6500 Trowbridge Drive, El Paso, Texas (the “South Refinery”), in accordance with an Operating Agreement defined below; and
     WHEREAS RHC Holdings, L.P. and WRC Refining Company (formerly named Western Refining Company), the general partner of RHC Holdings, L.P., have acquired all of the outstanding equity of Refinery Buyer and Refinery Company, L.C., the general partner of Refinery Buyer, respectively, pursuant to a Purchase Agreement dated August 29, 2000; and
     WHEREAS effective on the date of sale of Sellers’ assets described above, except to the extent described herein and in the Termination of Operating Agreement, CUSA and Refinery Buyer desire to terminate the Operating Agreement between CUSA and Refinery Buyer dated as of May 6, 1993, as amended by the July 1998 Settlement Agreement (as amended, the “Operating Agreement”) in consideration of various agreements herein;
     WHEREAS Refinery Buyer and Pipeline Buyer are Affiliates of each other (as the term “Affiliate” is defined herein); and
     WHEREAS in December 2002, a Settlement Agreement (the “December 2002 Settlement Agreement”) was entered into among Refinery Buyer, CUSA, Chevron Environmental Management Company, an Affiliate of CUSA, and TRMI Holdings Inc. (“TRMI”), to settle claims asserted by Refinery Buyer against TRMI and Texaco Inc. (“Texaco”) related to environmental contamination during the time period that TRMI and Texaco (now Affiliates of CUSA) owned and operated the South Refinery:

     NOW, THEREFORE, in consideration of the mutual promises set forth in this Agreement, Sellers and Buyers hereby agree as follows:
ARTICLE 1
DEFINITIONS
1.1 Defined Terms. As used in this Agreement, the following capitalized terms shall have the respective meanings set forth below or in the respective referenced Sections.
     1988 Agreed Order. An administrative order relating to the investigation and remediation of petroleum contamination associated with CUSA’s historical refining operations on the North Refinery that was issued to CUSA by the Texas Water Commission (the predecessor agency to the TCEQ (as defined below)) on October 11, 1988, as the terms and conditions of such order are in effect as of the Closing Date. Any alteration by the TCEQ of regulatory obligations for Free Product Recovery Activities unrelated to Buyers’ Remediation on the Transferred Properties shall be deemed obligations of the 1988 Agreed Order, even if implemented through a separate order, to the extent that any such incremental obligations (i) are the result of pre-Closing contamination and (ii) do not involve soil or groundwater contamination at elevations that are above the Bright Line.
     Adjustment Amount. See Section 4.4.
     Affected Employees. See Section 11.1(d).
     Affiliate. With respect to a given Person, any other Person directly or indirectly controlling, controlled by or under common control with the given Person. For purposes of this definition “control” means ownership of fifty percent (50%) or more of the voting securities or equivalent voting rights of a Person.
     Agreement. See Preamble.
     Applicable Contracts. The CUSA Applicable Contracts and the CPL Applicable Contracts defined in Article 2, collectively.
     Applicable Permits. The CUSA Applicable Permits and the CPL Applicable Permits defined in Article 2, collectively.
     Asbestos or Silica Related Disease Losses. Any Losses resulting from present or future causes of action on any theory of recovery, regardless of by whom brought, arising out of the death or injury of an individual from any exposure to asbestos, asbestos-containing products, silica, or other pneumoconiosis-producing dust or material.
     Bright Line. The elevation that is three thousand six hundred thirty (3630) feet above mean sea level as depicted on Schedule 3.

     Business Day. Any day other than a Saturday, a Sunday or any other day on which federal banking institutions in the United States of America conducting business in the State of Texas are required or authorized by Law to suspend such business.
     Buyers. See Recitals.
     Buyers’ Defined Contribution Plan. See Section 11.3(b).
     Buyers’ Health Care Plans. See Section 11.6(a).
     Buyers’ Pension Plan. See 11.2(b).
     Buyers’ Past Retirement Health Care Coverage. See Section 11.7(b).
     Buyers’ Remediation. Any investigation or remediation of Hazardous Materials on the Transferred Properties, subsequently conveyed CUSA-Retained Properties after conveyance, or South Refinery (without regard to whether such action is mandated by a Government Authority). Buyers’ Remediation does not include Sellers’ obligations under Sections 3.1(c), 3.1(d)(vii), 3.1(g)(vii), 9.4 or 9.5(a), (b), (c) or (e) of this Agreement. Buyers’ Remediation includes investigation or remediation of Hazardous Materials at elevations that are above the Bright Line.
     Buyers’ Severance Pay Program. See Section 11.4(b).
     Buyers’ Vacation Pay Policy. See Section 11.5.
     CAMU. The Corrective Action Management Unit approved by the TCEQ in the CAMU Agreed Order.
     CAMU Agreed Order. An administrative order issued by the TCEQ as Docket No. 2002-0272-IHW on March 20, 2002, including any subsequent amendments thereto.
     CAMU Portion of the Primary Option Property. See Section 2.4(k).
     ChevronTexaco Policies. See Section 9.1.
     Clean Air Act New Source Review Enforcement Actions. All current and future actions by a Government Authority alleging non-compliance under the Clean Air Act (or analogous state statutes) that are similar in nature to actions threatened or initiated against other refiners as part of the United States Environmental Protection Agency’s nationwide enforcement initiative, which include allegations under the following provisions:
     (i) New Source Review (NSR) requirements;
     (ii) Prevention of Significant Deterioration (PSD) requirements;
     (iii) New Source Performance Standards (NSPS) applicable requirements of 40 CFR 60 Subparts A and J for sulfur recovery units, fuel gas combustion devices, and fluid catalytic cracking unit (FCCU) regenerators;

     (iv) New Source Performance Standards (NSPS) applicable requirements of 40 CFR 60 Subparts A and J for flares;
     (v) Benzene Waste Operations NESHAP (National Emission Standards for Hazardous Air Pollutants) 40 CFR 61 Subparts A and FF and wastewater related provisions of 40 CFR 60 Subpart QQQ and 40 CFR 63 Subparts A, CC, and G; and
     (vi) Leak Detection and Repair (LDAR) requirements of 40 CFR 60, Subparts A, VV, GGG and Appendix A-7 (Method 21); 40 CFR 63, Subparts A, F, H, CC; and 40 CFR 61, Subparts A, V, J, FF, and BB.
     Clean Backfill. Soil that meets the criteria set forth in the TCEQ’s Risk Reduction Rule Standard No. 2 in effect as of the Closing Date.
     Closing. See Section 5.1.
     Closing Date. See Section 5.2.
     Code. The U.S. Internal Revenue Code of 1986, as amended.
     Confidentiality Agreement. The Confidentiality Agreement dated December 19, 2002 between Sellers and Buyers’ Affiliate, WRC Refining Company, and any related confidentiality agreements executed by Buyers’ employees or representatives.
     Connection Agreements. See Section 6.1(p).
     Controlled Group. “Controlled group of corporations,” as defined in Internal Revenue Code Section 1563(a), without giving effect to Internal Revenue Code Sections 1563(a)(4) and 1563(e)(3)(C).
     Corrective Action. Collectively, (i) any Free Product Recovery Activities conducted pursuant to Section 9.4; (ii) Sellers’ remediation under Section 3.1(c) and (d)(vii); (iii) Sellers remediation under Sections 3.1(g)(vii); and (iv) any Sellers’ SWMU Remediation performed pursuant to Sections 95(a), (b), (c) or (e) of this Agreement. Corrective Action does not include any environmental obligations of any kind not specifically covered in Sections 3.1(c), 3.1(d)(vii), 3.1(g)(vii), 9.4 or 9.5(a), (b), (c) and (e), or any improvements required for future operations at a particular site, such as the addition, repair or replacement of any operating equipment (e.g., repair of leaking tanks or equipment).
     Corrective Action Conditions Precedent. The following conditions precedent to CUSA’s obligations under Section 9.5(e):
     (i) the required corrective measure study or corrective measure is a compliance obligation derived directly from the RCRA Permit;
     (ii) Refinery Buyer, either directly or indirectly, has not engaged in any construction, demolition or excavation activities on the North Refinery (other than activities associated with the reasonable and prudent operation of the North Refinery, as such operations had been conducted immediately before the Closing Date) that, in whole or in part, have precipitated the required corrective measure study or corrective measure;
     (iii) Refinery Buyer, either directly or indirectly, has not engaged in any soil sampling/analysis, groundwater sampling/analysis, or sewer investigation activities on the North Refinery in excess of that required by Laws and Applicable Permits, or engaged in any discussions with any Government Authority in excess of that required by Laws and Applicable Permits, that, in whole or in part, have precipitated the required corrective measure study or corrective measure;
     (iv) The Internal Solid Waste Management Unit in question has not been impacted in any respect by post-Closing releases or activities on the North Refinery or releases otherwise attributable to Refinery Buyer; and
     (v) The TCEQ has not issued a closure letter or the equivalent for the Internal Solid Waste Management Unit in question.
     Covered Expenses. See Section 11.6(a).
     CPL Applicable Contracts. See Section 2.2(c).
     CPL Applicable Permits. See Section 2.2(d).
     CPL Fixed Assets. See Section 2.2(b).
     CPL Properties. See Section 2.2.
     CPL Real Property. See Section 2.2(a).
     CPL Records. See Section 2.2(e).
     CPL-Retained Property. See Section 2.4(h).
     CUSA Applicable Contracts. See Section 2.1(c).
     CUSA Applicable Permits. See Section 2.1(d).
     CUSA Fixed Assets. See Section 2.1(b).
     CUSA Properties. See Section 2.1.
     CUSA Real Property. See Section 2.1(a).
     CUSA Records. See Section 2.1(e).
     CUSA-Retained Properties. The CUSA-Retained Option Property and the El Paso Asphalt Plant.
     CUSA-Retained Option Property. See Section 2.4(j).

     Default Interest Rate. An interest rate per annum equal to the lesser of (i) the Prime Rate plus four percent (4%) or (ii) the highest rate permitted by applicable Laws.
     Deferred Properties. See Section 8.5(b).
     Deposit. See Section 4.1.
     December 2002 Settlement Agreement. See Recitals.
     Disclosure Letter. The letter from Sellers to Buyers setting forth the disclosures referenced in Article 7 of this Agreement.
     Dollars or $. United States of America dollars.
     Eligible Affected Employees. See Section 11.7.
     El Paso Asphalt Plant. See Section 2.4(i).
     Environmental Losses. Losses relating to the presence, release, discharge or threatened discharge of Hazardous Materials in or into the air, surface water, ground water, soil, land surface, subsurface strata or soil vapor; Losses incurred in investigating and remediating such presence, release, discharge or threatened discharge; and Losses relating to Hazardous Materials (except asbestos, asbestos-containing products, silica, or other pneumoconiosis-producing dust or material). Environmental Losses include investigatory costs mandated by a Government Authority based upon suspected contamination by Hazardous Materials (except asbestos, asbestos-containing products, silica, or other pneumoconiosis-producing dust or material). Environmental Losses exclude (i) any claims of consequential damages suffered by any of Sellers, Buyers or their Affiliates, including claims of lost profits, lost revenue or loss of use of facilities or assets, (ii) any claims of punitive damages by any of Sellers, Buyers or their Affiliates and (iii) any fines, penalties, costs, claims, judgments or demands arising out of any Clean Air Act New Source Review Enforcement Actions.
     Equivalent Wage. See Section 11.1(b).
     Execution Date. See Preamble.
     FERC. Federal Energy Regulatory Commission.
     Free Product Recovery Activities. Remediation activities involving the recovery of a phase-separate petroleum product from subsurface recovery wells, to the extent that such phase-separate petroleum product was caused by operations prior to the Closing Date and that such activities are required to be undertaken by CUSA in order to comply with the 1988 Agreed Order. Free Product Recovery Activities include future requirements under the 1988 Agreed Order, if any, to treat dissolved petroleum components in groundwater and vapor recovery (i) where such dissolved components and/or vapors occur at elevations below the Bright Line and (ii) to the extent that the presence of such petroleum components was caused by operations prior to the Closing Date of the Transferred Properties or the CUSA-Retained Option Properties. Free Product Recovery Activities do not include (w) any activities made necessary by the operation of the South Refinery, (x) any activities made necessary by the operation of the CUSA Properties or the CUSA-Retained Properties after the date such properties are acquired by the Buyer, (y) Buyers’ Remediation, or (z) any work (except for Sellers’ obligations under Sections 3.1(c), 3.1(d)(vii), 3.1(g)(vii), 9.4 or 9.5(a), (b), (c) or (e) of this Agreement) relating to investigation or remediation of Hazardous Materials on the Transferred Properties or subsequently conveyed CUSA-Retained Properties after conveyance in both cases at elevations that are above the Bright Line. Free Product Recovery Activities may be conducted through any remediation process that CUSA deems appropriate, including the operation of dual pump extraction wells or vapor extraction.
     Government Authority. Any national, state or local government or any subdivision, agency, court, commission, board, bureau or other authority thereof.
     Hazardous Material. Any substance, product, waste or other material which is, or becomes identified, listed, published or defined as a hazardous substance, hazardous waste, hazardous material, toxic substance, solid waste or pollutant, or which is otherwise regulated or restricted under any Laws or permits, licenses or other Government Authority approvals, including the Comprehensive Environmental Response Compensation and Liability Act (CERCLA), the Superfund Amendments and Reauthorization Act (SARA), the Hazardous Materials Transportation Act, the Resource Conservation and Recovery Act (RCRA), the Toxic Substances Control Act (TSCA), the Clean Water Act and the Oil Pollution Act of 1990 (OPA 90). Without limitation, Hazardous Material includes hydrocarbons, asbestos and polychlorinated biphenyls.
     Heavy Straight Run Gasoline. Petroleum product having a gas chromatogram consistent with that depicted on Schedule 19.
     Hire Date. See Section 11.1(c).
     HSR Act. See Section 8.5(a).
     Indemnitee. A Person that is the express beneficiary of any of the express indemnity provisions of this Agreement.
     Indemnitor. A Party that is the obligor under any of the express indemnity provisions of this Agreement.
     Internal Solid Waste Management Units. Separate sites that as of the Execution Date are located on the Internal Solid Waste Management Unit Parcels. These sites consist of RCRA Unit No. 2 and the solid waste management units designated on Schedule 15.
     Internal Solid Waste Management Unit Parcels. Separate real property parcels, containing the Internal Solid Waste Management Units and adjacent property to be retained by CUSA as of the Closing Date as part of the CUSA-Retained Properties. A map identifying each of the retained Internal Solid Waste Management Unit Parcels is included in Schedule 15 attached to this Agreement.
     Inventories. See Section 2.3.

     July 1998 Settlement Agreement. The Settlement Agreement between CUSA and Refinery Buyer dated as of July 1, 1998.
     Laws. All applicable statutes, laws, rules, regulations, orders, permits, ordinances, judgments, decrees, directives, instructions, and interpretations of any Government Authority, including common law, equity and other legal principles.
     Liens. All pledges, mortgages, charges, security interests, options, rights of first refusal or first offer, preemptive rights or any other encumbrances or liens of any kind in respect of any of the Transferred Properties.
     Losses. All liabilities, losses, damages, penalties (civil or criminal), expenses (including reasonable attorneys’ fees), fines, settlements, interest, suits, causes of action, legal or administrative proceedings, arbitration awards, demands or claims, including claims for personal injury or damage to property. Losses may include claims of consequential or punitive damages sought by third parties against any of Sellers, Buyers or their Affiliates, and include Environmental Losses defined above, but exclude (i) any claims of consequential damages suffered by any of Sellers, Buyers or their Affiliates, including claims of lost profits, lost revenue or loss of use of facilities or assets, (ii) any claims of punitive damages by any of Sellers, Buyers or their Affiliates and (iii) any fines, penalties, costs, claims, judgments or demands arising out of any Clean Air Act New Source Review Enforcement Actions.
     Measured Inventories. See Section 2.3.
     NAPL. Phase separate petroleum product, including phase separate crude oil.
     North Refinery. See Section 2.1.
     Notice Triggering Buyers’ Option Period. See Section 9.5(d).
     Notice Triggering Sellers’ Option Period. See Section 9.5(c).
     Operating Agreement. See Recitals.
     Party. CUSA, CPL, Refinery Buyer or Pipeline Buyer.
     Permitted Encumbrances. Any of the following:
     (i) Liens for Taxes or assessments not yet due or delinquent or, if delinquent, that are being contested in good faith in the normal course of business;
     (ii) all rights to consent by, required notices to, filings with, or other actions by governmental entities in connection with the sale or conveyance of the applicable property, if the same are customarily obtained subsequent to such sale or conveyance;
     (iii) easements, road-use agreements, rights-of-way, servitudes, permits, surface leases and other rights in respect of surface operations, or defects or deficiencies in title thereto, that do not materially interfere with Buyers’ operation or use of the applicable property;
     (iv) zoning, planning and environmental Laws to the extent valid and applicable to the applicable property; and
     (v) Liens of carriers, warehousemen, mechanics, workers, material suppliers or other providers of materials or services arising by operation of Law in the ordinary course of business or incident to the construction or improvement of any property in respect of obligations which are not yet due.
     Person. Any individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, firm, Government Authority or other entity or person.
     Pipeline Buyer. See Preamble.
     Primary Option Property. The property referred to in the Option Agreement attached hereto as Exhibit L as the Primary Option Property and depicted on Schedule 15 hereto, including the CAMU Portion of the Primary Option Property.
     Prime Rate. An interest rate per annum equal to the interest rate last published as the “Prime Rate” by The Wall Street Journal on or immediately prior to the date a given obligation first becomes due. Such published rate is defined by The Wall Street Journal as the base rate on corporate loans posted by at least 75% of the 30 largest U.S. banks.
     Prospective Employees. See Section 11.1(a).
     Purchase Price. See Section 4.2.
     RCRA Permit. Resource Conservation and Recovery Act Permit No. HW50159-000 issued to CUSA by the TCEQ, including any renewal thereof.
     RCRA Units. Units, in addition to the Internal Solid Waste Management Units, for which Sellers hold one or more permits pursuant to Part B of the federal Resource Conservation and Recovery Act.
     Refinery Buyer. See Preamble.
     Refinery Buyer Properties. The North Refinery, the South Refinery and any portion of the CUSA-Retained Properties that, as of a given date or time period, has been conveyed to Refinery Buyer.
     Refinery Union. See Section 7.1(i).
     Remaining Employees. See Section 11.1(d).
     Remediation Objectives. See Section 9.5(c).

     Represented Employees. See Section 11.1(a).
     Sellers. See Recitals.
     Sellers’ Bank Account. Account number 59-51755 in the name of Chevron Products Co., a Division of Chevron U.S.A. Inc., at the Chicago, Illinois principal office of BankOne, N.A., American Banking Association (“ABA”) number 0710-0001-3, or such other account as Sellers may designate by written notice to Buyer more than three Business Days prior to the payment date of any payment obligation of Buyer under this Agreement.
     Sellers’ Defined Contribution Plan. See Section 11.3(a).
     Sellers’ Pension Plan. See Section 11.2(a).
     Sellers’ Post-Retirement Health Care Coverage. See Section 11.7(a).
     Sellers’ Severance Pay Plans. See Section 11.4(a).
     Sellers’ SWMU Remediation. Any action undertaken by Sellers to address Sellers’ obligations under Sections 9.5(a), (b), (c) or (e) consisting of investigation or remediation of Hazardous Materials required by the RCRA Permit at any of the Internal Solid Waste Management Units.
     Settlement Estimate. See Section 4.4.
     Settlement Statement. See Section 4.4.
     South Refinery. See Recitals.
     South Refinery PLL Insurance Policy. The Pollution Legal Liability Select Clean-Up Cost Cap insurance policy issued by Commerce and Industry Insurance Company, an Affiliate of American International Group, Inc., to Refinery Buyer as Primary Named Insured as of December 31, 1999, as amended.
     South Refinery Remediation Equipment. All remediation assets that are used solely for investigation and remediation of Hazardous Materials conditions on the South Refinery as listed on Schedule 10 hereto.
     Tax (or Taxes). Any and all fees (including, without limitation, documentation, license, recording, filing and registration fees), taxes (excluding taxes based on or measured by net income or profits, but including, without limitation, production, gross receipts, ad valorem, value added, windfall profit, environmental, turnover, sales, use, personal property (tangible and intangible), stamp, leasing, lease, user, leasing use, excise, franchise, transfer, heating value, fuel, excess profits, occupational, interest equalization, lifting, oil, gas, or mineral production or severance, and other taxes), levies, imposts, duties, charges or withholdings of any nature whatsoever, imposed by any Government Authority or taxing authority thereof, domestic or foreign, together with any and all penalties, fines, additions to tax and interest thereon, whether or not such tax shall be existing or hereafter adopted.

     Tax-Deferred Exchange. See Section 10.3.
     Tar Return. Any return, report, statement, form or other documentation (including any additional or supporting material, amendments or supplements, information return, claim for refund, amended return or declaration of estimated tax) filed or maintained, or required to be filed or maintained, with respect to or in connection with the calculation, determination; assessment or collection of any Taxes or taxes based on or measured by net income or profits.
     TCEQ. Texas Commission on Environmental Quality and its predecessors (including the Texas Natural Resource Conservation Commission and the Texas Water Commission) or successors or any other government agency to which TCEQ has delegated authority over an environmental matter.
     Texaco. See Recitals.
     Third-Party Action. A lawsuit, arbitration proceeding or other judicial or administrative adversary proceeding filed by a Person other than a Government Authority, any of the Buyers, or any entity that any of the Buyers directly or indirectly holds an interest in and their respective directors, officers, employees or representatives.
     Title Company. See Section 6.2(v).
     TPH. Total Petroleum Hydrocarbons.
     Transferred Pipelines. See Section 2.2.
     Transferred Properties. The CUSA Properties, the CPL Properties, and the Inventories. The term “Transferred Properties” does not include any CUSA-Retained Properties or CPL-Retained Properties, even if such properties are conveyed to any of the Buyers subsequent to the Closing Date.
     Transferred Working Capital. The net value of current assets minus current liabilities as described and defined in Section 4.3.
     TRMI. See Recitals.
     TRRC. The Texas Railroad Commission.
     Unaudited Financial Data. See Section 7.1(k).
1.2 Rules of Construction. For the purposes of this Agreement, unless the context otherwise requires:
     (a) General. In any provision, (i) “or” is not exclusive; (ii) “including” and “include” are not exclusive; (iii) an accounting term not otherwise defined has the meaning assigned to it in accordance with accounting principles that are generally accepted in the United States of America; (iv) words in the singular include the plural and words in the plural include the singular; (v) words in the masculine include the feminine; (vi) any date specified for any action that is not a Business Day means the first Business Day after such date; and (vii) a reference to a corporation, limited liability company or partnership includes its successors and permitted assigns.
     (b) Articles and Sections. References to Articles and Sections without identifying a specific agreement shall be deemed references to Articles and Sections of this Agreement. The captions of Articles and Sections are for convenience of reference only and shall not be used in the interpretation of this Agreement.
     (c) Agreements and Instruments. References to this Agreement or any other agreement or instrument shall be deemed references to such agreement or instrument as it may from time to time be amended, and shall be deemed to include reference to any schedules, exhibits or other materials incorporated into such agreement or instrument.
ARTICLE 2
PURCHASE AND SALE OF TRANSFERRED PROPERTIES
2.1 CUSA Properties. At the Closing, CUSA shall sell, convey, transfer and assign to Refinery Buyer and Refinery Buyer shall purchase and receive from CUSA all right, title and interest of CUSA in and to CUSA’s crude oil refinery and light products marketing terminal at El Paso, Texas and the assets associated with the crude oil refinery and light products marketing terminal (the “North Refinery”), being more particularly described as follows (collectively the “CUSA Properties”):
     (a) CUSA Real Property. The fee properties, surface leases, easements and other real property interests relating to the North Refinery, as described in Schedule 1 attached to this Agreement, including all real property rights appurtenant thereto (the “CUSA Real Property”);
     (b) CUSA Fixed Assets. The plant and production equipment, South Refinery Remediation Equipment, machinery, furnishings, vehicles, fixtures, roads, pipelines, tanks, appurtenances, materials, improvements, storehouse inventory, spare parts, chemicals inventory and other property (excluding Inventories separately defined and transferred under Section 2.3 below, and excluding those assets separately listed or scheduled under Section 2.4 below) dedicated solely to the North Refinery or the South Refinery, which either are located on the CUSA Real Property or the South Refinery on the Closing Date or are otherwise described in Schedule 2 attached to this Agreement, together with the benefits of any manufacturer’s or vendor’s warranties or undertakings related thereto to the extent transferable by CUSA (the “CUSA Fixed Assets”);
     (c) CUSA Applicable Contracts and Air Emission Reduction Credits. To the extent assignable by CUSA, the contracts of CUSA relating to the ownership or operation of the foregoing assets, as described in Schedule 4 attached to this Agreement (the “CUSA Applicable Contracts”), and the air emission reduction credits recognized under existing or future Law with respect to emission levels or reductions in emission levels at or from the CUSA Properties with respect to periods on or prior to the Closing Date (other than those emission credits specifically excluded under Section 2.4(m) below);

     (d) CUSA Applicable Permits. To the extent transferable by CUSA, the licenses, permits and other approvals issued by Government Authorities to CUSA relating to the ownership or operation of the foregoing assets, as described in Schedule 5 attached to this Agreement (the “CUSA Applicable Permits”); and
     (e) CUSA Records. Subject to the provisions of Sections 2.4(l) and 12.10 below, the files, records and other information relating to the foregoing assets owned by CUSA available through CUSA’s commercially reasonable efforts to locate such information and which CUSA is not prohibited from transferring to Buyers by Laws, Applicable Permits or existing contractual relationships (collectively the “CUSA Records”), including (i) lease, land and title records and (ii) the Applicable Contracts and Applicable Permits documents to which CUSA is a party.
2.2 CPL Properties. At the Closing, CPL shall sell, transfer and assign to Pipeline Buyer and the Pipeline Buyer shall purchase and receive from CPL all right, title and interest of CPL in and to the crude oil pipelines and the assets associated with the crude oil pipelines from Colorado City to Snyder, Texas, from Snyder to Wink, Texas, from McCamey to Wink, Texas, and from Wink to El Paso, Texas (the “Transferred Pipelines”), together with associated gathering systems and tank farms, as more particularly described in Schedules 6 and 7 attached to this Agreement, and all being more particularly described as follows (collectively the “CPL Properties”):
     (a) CPL Real Property. The fee properties, surface leases, easements and other real property interests described in Schedule 6 attached to this Agreement, including all real property rights appurtenant thereto (the “CPL Real Property”);
     (b) CPL Fixed Assets. The pipelines, pump stations, tanks, equipment, machinery, furnishings, fixtures, roads, appurtenances, materials, improvements, spare parts, and other property (excluding those assets separately listed or scheduled under Section 2.4 below) dedicated solely to the CPL Real Property, which either are located on the CPL Real Property as of the Closing Date or are otherwise described in Schedule 7 attached to this Agreement, together with the benefits of any manufacturer’s or vendor’s warranties or undertakings relating thereto to the extent transferable by CPL (the “CPL Fixed Assets”);
     (c) CPL Applicable Contracts. To the extent assignable by CPL, the contracts of CPL relating to the ownership or operation of the foregoing assets, as described in Schedule 8 attached to this Agreement (the “CPL Applicable Contracts”);
     (d) CPL Applicable Permits. To the extent transferable by CPL, the licenses, permits and other approvals issued by Government Authorities to CPL relating to the ownership or operation of the foregoing assets described in Schedule 9 attached to this Agreement (the “CPL Applicable Permits”); and
     (e) CPL Records. Subject to the provisions of Sections 2.4(l) and 12.10 below, the files, records and other information relating to the foregoing assets owned by CPL available through CPL’S commercially reasonable efforts to locate such information and which CPL is not prohibited from transferring to Buyers by Laws, Applicable Permits or existing contractual relationships (collectively the “CPL Records”), including (i) lease, land and title records and (ii) the Applicable Contracts and Applicable Permits documents to which CPL is a party.

2.3 Inventories. At the Closing, CUSA shall sell, convey, transfer and assign to Refinery Buyer and Refinery Buyer shall purchase and receive from CUSA all right, title and interest of CUSA in and to the crude oil, refined products (including carbon black and sulfur), materials in process, fresh and spent sulfuric acid, product additives and dyes, and other refining products or by-products, whether gaseous or liquid, owned by CUSA as of the Closing Date and located on any of the CUSA Properties or CPL Properties (or at offsite locations to the extent described in Schedule 11 attached to this Agreement) (collectively the “Inventories”). The portion of the Inventories not located within refinery process units or refinery process piping (the “Measured Inventories”) shall be measured as of the Closing Date and valued separately as provided in Schedule 11.
2.4 Excluded Items. Notwithstanding the foregoing Sections of this Article 2, the following items are excluded from the Transferred Properties:
     (a) Cash and Cash Equivalents. Cash located at the Transferred Properties, deposits with Government Authorities, contractors and vendors, and other cash equivalents, to the extent that such cash was generated from transactions occurring on or prior to the Closing Date or such deposit was made on or prior to the Closing Date;
     (b) Insurance Policies. The insurance policies pertaining to the assets and claims of Sellers of every nature and description under or arising out of such insurance policies, including any refundable premiums relating to such policies;
     (c) Ordinary Course Dispositions. Items used, consumed or otherwise disposed of in the ordinary course of business prior to the Closing or with the applicable Buyer’s consent;
     (d) Property Owned by Third Parties and Contractors. The property (including hydrocarbons) owned by third parties or by contractors located on any of the Transferred Properties;
     (e) SCADA System. The supervisory control and data acquisition (SCADA) system associated with the CPL-Retained Properties, or any software or other systems used for monitoring and control of such properties from remote locations;
     (f) Certain Information Technology Hardware. Certain computer and telecommunications equipment and hardware (including personal computer, satellite and microwave communication systems) presently located on the Transferred Properties, as more particularly set forth as excluded items in Schedule 13;
     (g) Certain Intellectual Property. Any right to use the “ChevronTexaco”, “Chevron” or “Texaco” names, logos, hallmarks or other designs and insignia, trademarks, service marks or other company identity, and all rights to technology, software and other intellectual property not dedicated solely to the operation and maintenance of the Transferred Properties, as the excluded technology and software ownership or license rights are described in Schedule 13 attached to this Agreement;
     (h) CPL-Retained Property. All CPL facilities not dedicated solely to the Transferred Pipelines included in the CPL Properties, including the 10-inch products pipeline to

Albuquerque, New Mexico; the 8-inch products pipeline to Ciudad Juárez, Mexico; the El Paso Pipeline Station assets as more particularly described in Schedule 13 and other assets of CPL listed in Schedule 13 (collectively the “CPL-Retained Property”);
     (i) El Paso Asphalt Plant. The property constituting the El Paso Asphalt Plant subject to the Right of First Refusal Agreement — Southwest Asphalt Business attached as Exhibit J to this Agreement, including all real, mixed and personal property, contracts and permits associated with such property (the “El Paso Asphalt Plant”);
     (j) CUSA-Retained Option Property. The property constituting the CUSA-Retained Option Property subject to the Option Agreement attached as Exhibit L to this Agreement, consisting of the Internal Solid Waste Management Unit Parcels and the Primary Option Property, and all real, mixed and personal property, contracts and permits associated with such properties (the “CUSA-Retained Option Property”);
     (k) CAMU Portion of the Primary Option Property. The CAMU and certain adjacent real property and other property included in the Primary Option Property as more particularly described in Exhibit L and depicted on Schedule 15.
     (l) Certain Records. Records that are subject to the attorney-client privilege, work product immunity or other privileges or immunities against disclosure enjoyed by Sellers or their representatives, and records pertaining to (i) Sellers’ marketing or strategic research and planning, (ii) Sellers’ employees except as provided in Section 11.1(f), or (iii) Sellers’ retained assets or liabilities,
     (m) Emissions Credits. Any fuel credits relating to sulfur content in gasoline, winter oxygenate and anti-dumping programs, and any carbon credits, recognized under existing or future Law with respect to emission levels or reductions in emission levels at or from the Transferred Properties, the CUSA-Retained Properties or the CPL-Retained Properties with respect to periods on or prior to the Closing Date;
     (n) Sellers’ Claims Against Third Parties. All claims against third parties (excluding Buyers and Sellers and their Affiliates) arising out of Losses, including Environmental Losses, and other present or future claims by Sellers, that relate either to the ownership or operation of the Transferred Properties with respect to time periods on or prior to the Closing Date or to the ownership or operation of any portion of the CUSA-Retained Properties with respect to time periods on or prior to the date of conveyance to the Refinery Buyer of any such portion, or to performance of Sellers’ obligations under this Agreement after the Closing Date. Notwithstanding the foregoing, Sellers shall promptly notify Buyers of, and upon written request, assign to Buyers, without recourse or warranty, the portion of any claims Sellers may have against third parties (excluding Sellers and their Affiliates) to the extent such claims relate to the ownership or operation of the Transferred Properties with respect to time periods on or prior to the Closing Date or to the ownership or operation of any portion of the CUSA-Retained Properties with respect to time periods on or prior to the date of conveyance to the Refinery Buyer of any such portion, to the extent Buyers have indemnified Sellers and their Affiliates under this Agreement with respect to Losses relating to such ownership or operation; and

     (o) Specifically Excluded Items. The additional items specifically excluded from the transaction as listed on Schedule 13.
2.5 Conveyancing Instruments. The fee real property to be conveyed at Closing shall be conveyed by means of special warranty deeds in the form of Exhibit A attached to this Agreement. The rights-of-way and other easements to be transferred at Closing shall be transferred by means of deeds for easement in the form of Exhibits B-1 and B-2 attached to this Agreement. Leases and other contract rights to be conveyed or transferred at Closing shall be transferred by means of assignment and assumption agreements in the form of Exhibits C-1 and C-2 attached to this Agreement, or such assignment forms as may be prescribed by applicable Government Authorities. The personal property to be transferred at Closing, including the Inventories, shall be transferred by means of bills of sale in the form of Exhibits D-1 and D-2 attached to this Agreement. The transferable Applicable Permits will be transferred by means of appropriate forms consistent with the requirements of the applicable Government Authority. Certain rights-of-way and other easements appurtenant to the Transferred Properties, the CPL-Retained Properties and the CUSA-Retained Properties, and certain easements in gross, shall be created and governed by means of easement agreements in the form of Exhibits E-1 and E-2 attached to this Agreement, as applicable.
ARTICLE 3
INDEMNIFICATION OF LIABILITIES
3.1 Losses Indemnified by Sellers.
     (a) CUSA Breaches. CUSA shall indemnify, defend and hold harmless Refinery Buyer from and after the Closing against any Losses attributable to a breach of CUSA’s representations and warranties under Section 7.1 of this Agreement, provided that (i) any claim made pursuant to this Section 3.1(a) shall be void unless notice of such claim is given to Sellers within two (2) years after the Closing Date; (ii) the Losses for any claim made pursuant to this Section 3.1(a) must individually exceed Two Hundred Fifty Thousand Dollars ($250,000); and (iii) CUSA’s liability for all Losses for all claims made by Refinery Buyer pursuant to this Section 3.1(a) shall not exceed Twenty Million Dollars ($20,000,000) in the aggregate.
     (b) CPL Breaches. CPL shall indemnify, defend and hold harmless Pipeline Buyer from and after the Closing against any Losses attributable to a breach of CPL’s representations and warranties under Section 7.2 of this Agreement, provided that (i) any claim made pursuant to this Section 3.1(b) shall be void unless notice of such claim is given to Sellers within two (2) years after the Closing Date; (ii) the Losses for any such claim made pursuant to this Section 3.1(b) must individually exceed Two Hundred Fifty Thousand Dollars ($250,000); and (iii) CPL’s liability for all Losses for all claims made by Pipeline Buyer pursuant to this Section 3.1(b) shall not exceed Twenty Million Dollars ($20,000,000) in the aggregate.
     (c) Contamination on CUSA-Retained Properties. From and after the Closing, CUSA shall indemnify, defend and hold harmless Refinery Buyer and its Affiliates (including their respective directors, officers, employees and representatives) against all Environmental Losses attributable to any contamination from CUSA’s or its Affiliates’ ownership, operation, maintenance, improvement or use of the CUSA-Retained Properties, until and except to the extent that any individual portion of the CUSA-Retained Properties is transferred to Refinery Buyer or its designee. Upon conveyance of any portion of the CUSA-Retained Properties, this Section 3.1(c) shall be superseded by Section 3.1(g) for covered Losses associated with such conveyed portion claimed by an Indemnitee after such conveyance.
     (d) Certain Claims Regarding CUSA Properties. From and after the Closing, CUSA shall indemnify, defend and hold harmless Refinery Buyer and its Affiliates (including their respective directors, officers, employees and representatives) against:
     (i) Losses (excluding Asbestos or Silica Related Disease Losses) resulting from injury or death to persons caused by the on-site exposure to Hazardous Materials and which are asserted in a Third-Party Action where liability is attributable to the ownership, operation, maintenance, improvement or use of the CUSA Properties on or prior to the Closing Date, provided that any claim made against CUSA under this Section 3.1(d)(i) shall be void unless notice of the respective Third-Party Action shall have been given to Sellers within three (3) years after the Closing Date;
     (ii) Losses (excluding Environmental Losses and Asbestos or Silica Related Disease Losses) resulting from a Third-Party Action attributable to the ownership, operation, maintenance, improvement or use of the CUSA Properties on or prior to the Closing Date, provided that any claim made against CUSA under this Section 3.1(d)(ii) shall be void unless notice of the respective Third-Party Action shall have been given to Sellers within three (3) years after the Closing Date;
     (iii) Asbestos or Silica Related Disease Losses to the extent such Losses relate to exposures or alleged exposures occurring prior to the Closing Date at any of the CUSA Properties, provided that except as described in Section 3.3(e) any claim made against CUSA under this Section 3.1(d)(iii) shall be void to the extent it relates to any person who worked (as an employee or independent contractor or otherwise) after the Closing Date at either the Refinery Buyer Properties or the CPL Properties acquired by the Pipeline Buyer;
     (iv) Losses asserted in a Third-Party Action or in an action brought by a Government Authority based on the migration offsite from the CUSA Properties of either soil, air or groundwater contamination caused by operations on or prior to the Closing Date on the CUSA Properties;
     (v) Losses that are fines or civil penalties brought by a Government Authority to the extent relating to activities or alleged activities occurring on or prior to the Closing Date at any of the CUSA Properties (for the avoidance of doubt, excluding fines, penalties, costs, claims, judgments and demands arising out of Clean Air Act New Source Review Enforcement Actions);
     (vi) Losses attributable to the offsite treatment, recycling, reclamation and/or disposal of Hazardous Materials transported from any of the CUSA Properties to a third-party offsite disposal facility on or prior to the Closing Date; and

     (vii) the cost of CUSA performing any order by a Government Authority requiring investigative or remediation work with respect to any drums or other containers of non-hydrocarbon waste buried on the CUSA Properties, or trenches containing tetraethyl lead or spent catalyst, in existence as of the Closing Date (but, as to this subsection (vii) only, excluding liability of CUSA with respect to any materials associated with historical refinery operations, such as crude oil, refined products, or hexavalent chromium from cooling tower operations). In the event a claim is validly made pursuant to this subsection (vii), CUSA shall only be liable for the cost of the work provided that CUSA is provided the right to conduct the work, the exclusive right to negotiate regulatory requirements pertaining to the government order and the necessary access under the Easement Agreement to perform such work and CUSA’s obligations under this subsection (vii) shall terminate if the Refinery Buyer discontinues refining operations on the CUSA Properties or the use of the property affected by the government order is changed to a use other than petroleum refining.
     (e) Certain Claims Regarding CPL Properties. From and after the Closing, CPL shall indemnify, defend and hold harmless Pipeline Buyer and its Affiliates (including their respective directors, officers, employees and representatives) against:
     (i) Losses (excluding Asbestos or Silica Related Disease Losses) resulting from injury or death to persons caused by the on-site exposure to Hazardous Materials and which are asserted in a Third-Party Action where liability is attributable to the ownership, operation, maintenance, improvement or use of the CPL Properties on or prior to the Closing Date, provided that any claim made against CPL under this Section 3.1(e)(i) shall be void unless notice of the respective Third-Party Action shall have been given to Sellers within three (3) years after the Closing Date;
     (ii) Losses (excluding Environmental Losses and Asbestos or Silica Related Disease Losses) resulting from a Third-Party Action attributable to the ownership, operation, maintenance, improvement or use of the CPL Properties on or prior to the Closing Date, provided that any claim made against CPL under this Section 3.1(e)(ii) shall be void unless notice of the respective Third-Party Action shall have been given to Sellers within three (3) years after the Closing Date;
     (iii) Asbestos or Silica Related Disease Losses to the extent such Losses relate to exposures or alleged exposures occurring prior to the Closing Date at any of the CPL Properties, provided that except as described in Section 3.3(e) any claim made against CPL under this Section 3.1(e)(iii) shall be void to the extent it relates to any person who worked (as an employee or independent contractor or otherwise) after the Closing Date at either the CPL Properties acquired by the Pipeline Buyer or the Refinery Buyer Properties;
     (iv) Losses asserted in a Third-Party Action or in an action brought by a Government Authority based on the offsite migration from the CPL Properties of either soil, air or groundwater contamination caused by operations on or prior to the Closing Date on the CPL Properties, provided that any claim made against CPL under this

Section 3.1(e)(iv) shall be void unless notice of the respective Third-Party Action shall have been given to Sellers within three (3) years after the Closing Date;
     (v) Losses that are fines or civil penalties brought by a Government Authority to the extent relating to activities or alleged activities occurring on or prior to the Closing Date at any of the CPL Properties (for the avoidance of doubt, excluding fines, penalties, costs, claims, judgments and demands arising out of Clean Air Act New Source Review Enforcement Actions);
     (vi) Losses attributable to the offsite treatment, recycling, reclamation and/or disposal of Hazardous Materials transported from any of the CPL Properties to a third-party offsite disposal facility on or prior to the Closing Date; and
     (vii) Losses attributable to the Snyder release on August 24, 2000, the Guadalupe Milepost 105 release on February 12, 2003, the North Reeves release on March 17, 2003, the Sharon Ridge MP 2.7 release on September 17, 1999, the Cordona Lake Station release on February 14, 2002, the Mason Station release on January 5, 2003, the Milepost 13 release of unknown date, the North Snyder Station release on April 24, 2003 and the Plains Tank Farm release on April 14, 2003. In the event a claim is validly made pursuant to this subsection (vii), CPL shall only be liable for the Losses attributable to such releases provided that: 1) Pipeline Buyer, either directly or indirectly, has not engaged in any soil sampling/analysis, groundwater sampling/analysis, or other investigation activities in, on, or around the relevant release site in excess of that required by Laws and Applicable Permits, or engaged in any discussions with any Government Authority in excess of that required by Laws and Applicable Permits, that, in whole or in part, precipitated the required corrective measure study or corrective measure for which indemnity is sought pursuant to this subsection (vii), 2) no reportable release has occurred in, on, or around the relevant release site subsequent to either the Closing Date or the date upon which CPL provides Pipeline Buyer with confirmation sampling test results indicating that the soils remaining at the release site are less than 1% TPH, whichever occurs later, 3) CPL is provided the right to conduct any work related to the cleanup of such releases, 4) CPL is provided the exclusive right to negotiate any regulatory requirements, and 5) CPL is provided the necessary access under the Easement Agreement to perform such work. CPL’s obligations under this subsection (vii) shall terminate in its entirety if the use of any portion of the CPL Properties is changed to a use other than to transport crude oil or, as to each specific release site, if CPL obtains a closure letter from the Government Authority with oversight responsibilities for the specific release site and provides said closure letter to Pipeline Buyer.
     (f) Certain Claims Regarding South Refinery Operation. From and after the Closing, CUSA shall indemnify, defend and hold harmless Refinery Buyer and its Affiliates (including their respective directors, officers, employees and representatives) against:
     (i) Losses (excluding Asbestos or Silica Related Disease Losses) resulting from injury or death to persons caused by the on-site exposure to Hazardous Materials and which are asserted in a Third-Party Action where liability is attributable to CUSA’s operation, maintenance, improvement or use of the South Refinery on or prior to the

Closing Date, provided that any claim made against CUSA under this Section 3.1(f)(i) shall be void unless notice of the respective Third-Party Action shall have been given to Sellers within three (3) years after the Closing Date;
     (ii) Losses (excluding Environmental Losses and Asbestos or Silica Related Disease Losses) resulting from a Third-Party Action attributable to CUSA’s operation, maintenance, improvement or use of the South Refinery on or prior to the Closing Date; provided that any claim made against CUSA under this Section 3.1(f)(ii) shall be void unless notice of the respective Third-Party Action shall have been given to Sellers within three (3) years after the Closing Date
     (iii) Asbestos or Silica Related Disease Losses to the extent such Losses relate to exposures or alleged exposures occurring during CUSA’s operation of the South Refinery, provided that except as described in Section 3.3(e) any claim made against CUSA under this Section 3.1(f)(iii) shall be void to the extent it relates to any person who worked (as an employee or independent contractor or otherwise) after the Closing Date at either the Refinery Buyer Properties or the CPL Properties acquired by the Pipeline Buyer;
     (iv) Losses attributable to the offsite treatment, recycling, reclamation and/or disposal of Hazardous Materials transported or caused to be transported by CUSA from the South Refinery prior to the Closing Date; and
     (v) Losses that are fines or civil penalties brought by a Government Authority with respect to CUSA’s operation of the South Refinery prior to the Closing Date (for the avoidance of doubt, excluding fines, penalties, costs, claims, judgments and demands arising out of Clean Air Act New Source Review Enforcement Actions).
     (g) Certain Claims Regarding Subsequently Conveyed CUSA Retained Properties. From and after each closing subsequent to the Closing Date of the transfer of all or a portion of the CUSA-Retained Properties, with respect to the property conveyed at such subsequent closing, CUSA shall indemnify, defend and hold harmless Refinery Buyer and its Affiliates (including their respective directors, officers, employees and representatives) against:
     (i) Losses (excluding Asbestos or Silica Related Disease Losses) resulting from injury or death to persons caused by the on-site exposure to Hazardous Materials and which are asserted in a Third-Party Action where liability is attributable to the ownership, operation, maintenance, improvement or use of the CUSA-Retained Properties on or prior to the Closing Date, provided that any claim made against CUSA under this Section 3.1(g)(i) shall be void unless notice of the respective Third-Party Action shall have been given to Sellers within three (3) years after the Closing Date;
     (ii) Losses (excluding Environmental Losses and Asbestos or Silica Related Disease Losses, resulting) from a Third-Party Action attributable to the ownership, operation, maintenance, improvement or use of the CUSA-Retained Properties on or prior to the Closing Date, provided that any claim made against CUSA under this

Section 3.1(g)(ii) shall be void unless notice of the respective Third-Party Action shall have been given to Sellers within three (3) years after the Closing Date;
     (iii) Asbestos or Silica Related Disease Losses to the extent such Losses relate to exposures or alleged exposures occurring prior to the Closing Date at any of the CUSA Retained Properties, provided that except as described in Section 3.3(e) any claim made against CUSA under this Section 3.1(g)(iii) shall be void to the extent it relates to any person who worked (as an employee or independent contractor or otherwise) after the Closing Date at either the Refinery Buyer Properties or the CPL Properties acquired by the Pipeline Buyer;
     (iv) all Losses asserted in a Third-Party Action or in an action brought by a Government Authority based on the migration offsite of the Refinery Buyer Properties of either soil, air or groundwater contamination caused by operations on any portion of the CUSA-Retained Properties on or before the date of transfer to Refinery Buyer of such portion;
     (v) any Losses that are fines or civil penalties brought by a Government Authority to the extent relating to activities or alleged activities occurring at any portion of the CUSA-Retained Properties on or before the date of transfer to Refinery Buyer of such portion (for the avoidance of doubt, excluding fines, penalties, costs, claims, judgments and demands arising out of Clean Air Act New Source Review Enforcement Actions);
     (vi) all Losses attributable to the offsite treatment, recycling, reclamation and/or disposal of Hazardous Materials transported from any portion of the CUSA-Retained Properties to a third-party offsite disposal facility on or before the date of transfer to Refinery Buyer of such portion; and
     (vii) the cost of CUSA performing any order by a Government Authority requiring investigative or remediation work with respect to any drums or other containers of non-hydrocarbon waste buried on the property adjacent to the Internal Solid Waste Management Units included in the Internal Solid Waste Management Unit Parcels, or trenches containing tetraethyl lead or spent catalyst, in existence as of the date of transfer to Refinery Buyer of any such Internal Solid Waste Management Unit Parcel (but, as to this subsection (vii) only, excluding liability of CUSA with respect to any materials associated with historical refinery operations, such as crude oil, refined products, or hexavalent chromium from cooling tower operations). In the event a claim is validly made pursuant to this subsection (vii), CUSA shall only be liable for the cost of the work provided that CUSA is provided the right to conduct the work, the exclusive right to negotiate regulatory requirements pertaining to the government order and the necessary access under the Easement Agreement to perform such work and CUSA’s obligations under this subsection (vii) shall terminate if the Refinery Buyer discontinues refining operations on the CUSA Properties or the use of the property affected by the government order is changed to a use other than industrial.

     (h) Certain Claims Regarding Prospective Employees. Except as otherwise provided in Section 3.2(f) or 11.1, Sellers shall indemnify, defend and hold each Buyer and its Affiliates (including their respective directors, officers, employees and representatives) harmless from and against all Losses attributable to (i) the Affected Employees’ (and any other employees’) employment or alleged employment with Sellers or their Affiliates before the date any such employee becomes an employee of any of the Buyers, (ii) the Remaining Employees’ employment with Sellers or their Affiliates and any subsequent termination of employment from Sellers or their Affiliates and (iii) the application of Sellers’ employee benefits plans to Affected Employees and Remaining Employees.
     (i) Aceituno Litigation. CUSA’s indemnity obligations under this Agreement shall not apply with respect to Losses incurred by Refinery Buyer or its Affiliates in connection with (A) the defense of the Aceituno Litigation (which litigation is more specifically described on Schedule 12 hereto) prior to, on or after the Closing or (B) the settlement agreement reached between the Refinery Buyer and the Aceituno Litigation plaintiffs in or around June 2000.
3.2 Losses Indemnified by Buyers.
     (a) Buyer Breaches. Each Buyer shall indemnify, defend and hold harmless Sellers against any Losses attributable to a breach of such Buyer’s representations and warranties under this Agreement, provided that (i) any claim made pursuant to this Section 3.2(a) shall be void unless notice of such claim is given to such Buyer within two (2) years after the Closing Date; (ii) the Losses for any claim made under this Section 3.2(a) must individually exceed Two Hundred Fifty Thousand Dollars ($250,000); and (iii) each Buyer’s liability for all Losses for all claims made under this Section 3.2(a) shall not exceed Twenty Million Dollars ($20,000,000).
     (b) Claims Regarding Transferred Properties. Except to the extent of Sellers’ obligations under Sections 3.1, 3.3(e), 9.4 and 9.5(e) herein, from and after the Closing Buyers shall, in accordance with their respective interests, severally and not jointly, indemnify, defend and hold harmless Sellers and their Affiliates (including their respective directors, officers, employees and representatives) against all Losses including Asbestos or Silica Related Disease Losses, Buyers’ Remediation and other Environmental Losses that are attributable to the ownership, operation, maintenance, improvement, use or closure of the Transferred Properties, whether such Losses arise or such activities occur prior to, on or after the Closing Date. Buyers’ indemnity obligations under this Section 3.2(b) shall also include (i) all costs of investigating and remediating impacts of a post-Closing release attributable to Buyers’ ownership, operation, maintenance, improvement, use or closure of the Transferred Properties, the subsequently conveyed CUSA-Retained Properties and/or the South Refinery (and, in the case of Free Product Recovery Activities, in accordance with the allocation pursuant to Section 3.2(e)) and (ii) all fines, penalties, costs, claims, judgments and demands arising out of Clean Air Act New Source Review Enforcement Actions.
     (c) Claims Regarding Subsequently Conveyed CUSA-Retained Properties. Except to the extent of Sellers’ obligations under Sections 3.1 and 3.3(e) herein, effective upon conveyance of title to Refinery Buyer of all or a portion of the CUSA-Retained Properties, including any individual Internal Solid Waste Management Unit Parcel or any remaining portion of the CUSA-Retained Option Property, Refinery Buyer shall indemnify, defend and hold harmless Sellers and their Affiliates (including their respective directors, officers, employees and representatives) against all Losses, including Asbestos or Silica Related Disease Losses, Buyers’ Remediation and other Environmental Losses that are attributable to the ownership, operation, maintenance, improvement, use or closure, whether prior to, on or after the Closing Date, of the particular property conveyed on such date; provided, however, that CUSA shall remain responsible notwithstanding such conveyance for performance of its obligations under Sections 9.4 and 9.5(e) with respect to a transferred Internal Solid Waste Management Unit or Internal Solid Waste Management Unit Parcel. Buyers’ indemnity obligations under this Section 3.2(c) shall also include (i) all costs of investigating and remediating impacts of a post-Closing release attributable to Buyers’ ownership, operation, maintenance, improvement, use or closure of the Transferred Properties, the subsequently conveyed CUSA-Retained Properties and/or the South Refinery (and, in the case of Free Product Recovery Activities, in accordance with the allocation pursuant to Section 3.2(e)) and (ii) all costs, fines, penalties, claims, judgments and demands arising out of Clean Air Act New Source Review Enforcement Actions.
     (d) South Refinery Claims. Except to the extent of the Sellers’ obligations under 3.1(f) and 3.3(e) herein, from and after the Closing, Refinery Buyer shall indemnify, defend and hold harmless Sellers and their Affiliates (including their respective directors, officers, employees and representatives) against all Losses, including Asbestos or Silica Related Disease Losses, attributable to the ownership, operation, maintenance, improvement, use or closure of the South Refinery, whether prior to, on or after the Closing Date, and including any claims made through subrogation or otherwise pursuant to the South Refinery PLL Insurance Policy. In addition to the foregoing, Refinery Buyer shall indemnify, defend and hold harmless Sellers and their Affiliates (including their respective directors, officers, employees and representatives) against all costs, fines, penalties, claims, judgments and demands arising out of Clean Air Act New Source Review Enforcement Actions attributable to the ownership, operation, maintenance, improvement, use or closure of the South Refinery, whether prior to, on or after the Closing Date, and including any claims made through subrogation or otherwise pursuant to the South Refinery PLL Insurance Policy. The indemnity in this section 3.2(d) does not apply to Losses related to historical releases of Heavy Straight Run Gasoline present on the South Refinery, west of Tank 4117, prior to Closing; provided, any such Losses are denied as not being covered pursuant to AIG Policy No. PLS-CCC 529 5413 (the “Policy”) issued by Commerce and Industry Insurance Company, an Affiliate of American International Group, Inc. (“AIG”) and further provided Refinery Buyer uses commercially reasonable efforts to pursue any denied Losses against AIG requested by CUSA, and, further provided, the financial cost of pursuing any such losses against AIG will be the sole responsibility of CUSA. In such event, CUSA shall have the right to select legal counsel
     (e) Post-Closing Release Impacts.
(i) Post-Closing Release Impacts Within the Existing NAPL Plume.
     (A) If a release of any kind occurs after the Closing Date from either Buyers’ pipeline operations or operations on the properties constituting the Refinery Buyer Properties as of the time of such release, and such release impacts in any respect CUSA’ s Free Product Recovery Activities, then Refinery Buyer shall be responsible for a portion of CUSA’ s costs associated with Free Product

Recovery Activities (other than costs resulting from soil vapor extraction of soils that are not part of the NAPL plume) in a proportion equal to the ratio of (1) the gallonage of hydrocarbons released after Closing that migrates below the Bright Line and (2) the number of gallons of recoverable hydrocarbons on the groundwater table at time of the subject release. If CUSA and Refinery Buyer fail to agree on the volumes to be used in the calculation of the ratio in this Section 3.2(e)(i)(A) within forty-five (45) days following the subject release, either CUSA or Refinery Buyer may refer such dispute to an independent expert appointed by Battelle. Such dispute will not be subject to the dispute resolution provisions in Section 12.6 of this Agreement and the resolution of the expert shall be final and binding on the Parties. If such an expert cannot be appointed by Battelle, such dispute will be subject to the dispute resolution provisions of Section 12.6 of this Agreement.
     (B) If, after such a release, a Government Authority requires soil vapor extraction of soils (that are not part of the NAPL plume) below the Bright Line, Refinery Buyer shall be responsible for a portion of CUSA’ s costs associated with such soil vapor extraction in a proportion equal to the ratio of (1) the gallonage of hydrocarbons released after Closing that migrates below the Bright Line and (2) number of gallons of NAPL trapped below the Bright Line at time of the subject release. If CUSA and Refinery Buyer fail to agree on the volumes to be used in the calculation of the ratio in this Section 3.2(e)(i)(B) within forty-five (45) days following the subject release, either CUSA or Refinery Buyer may refer such dispute to an independent expert appointed by Battelle. Such dispute will not be subject to the dispute resolution provisions in Section 12.6 of this Agreement and the resolution of the expert shall be final and binding on the Parties. If such an expert cannot be appointed by Battelle, such dispute will be subject to the dispute resolution provisions of Section 12.6 of this Agreement.
     (C) Where all or a portion of such impacts are attributable to operations of third-party pipeline operators conducting operations in the rights-of-way existing as of the Closing Date, rather than to Refinery Buyer, Refinery Buyer shall be excused from responsibility under this Section 3.2(e) for that portion of the costs that Refinery Buyer reasonably demonstrates to CUSA are attributable to such third-party operators.
     (D) If a release of any kind (1) occurs after the Closing Date from either Buyers’ pipeline operations or operations on the properties constituting the Refinery Buyer Properties as of the time of such release, and (2) impacts conditions below the Bright Line; and Seller has obtained concurrence from TCEQ that no further active remediation activities are necessary to address conditions formerly addressed through Free Product Recovery Activities, then Refinery Buyer shall be responsible for the impact of such release.
     (ii) Post-Closing Release Impacts Beyond the Existing NAPL Product Plume. If there is any release or any other action of Refinery Buyer or its Affiliates or their respective contractors that occurs after the Closing Date from any operations on the

Refinery Buyer Properties and such release or other action precipitates an increase in the foot print of any sub-surface contamination in any of the plumes delineated or described in Schedule 14 attached to this Agreement, Refinery Buyer shall be responsible for 100% of all costs associated with investigating and/or remediating contamination associated with the increased foot print, minus that portion of the costs demonstrated to be the responsibility of third-party pipeline operators, if any.
     (iii) Post Closing Release Insurance. Refinery Buyer shall cause Sellers to be named as additional insureds on any policies of environmental impairment liability, pollution liability limitation, accidental release or commercial general liability insurance that Refinery Buyer carries from time to time covering releases of Hazardous Materials from any of the Refinery Buyer Properties, the coverage amount of which shall not be less than $2,000,000 per occurrence (or the minimum amount required of Refinery Buyer under any applicable financing agreements, if greater), and shall cause any such policy of insurance to include contractual liability coverage covering Refinery Buyer’s obligations under this Section 3.2. In the event an insurer demands an additional premium for naming Sellers on any such policy, Refinery Buyer and Sellers shall promptly meet to determine whether Sellers will share the costs of the additional premium. If in the event Sellers are unwilling to share in the costs of the additional premium, Refinery Buyer may proceed with the acquisition of the policy so long as the policy contains a waiver of subrogation of all claims against Sellers and their respective Affiliates involving matters that are the subject of this Agreement. Refinery Buyer’s obligations under this Section 3.2(e)(iii) shall expire ten (10) years after Closing.
     (f) Certain Claims Regarding Prospective Employees. Except as otherwise provided in Article 11, Buyers shall, in accordance with their respective interests, severally and not jointly, indemnify, defend and hold Sellers and their Affiliates harmless from and against all Losses attributable to (i) the Affected Employees’ employment or alleged employment with any of the Buyers arising on or after the effective date of such affected Employees’ employment or alleged employment with any of the Buyers, (ii) Buyers’ employee selection and offer process and actions taken by any of the Buyers relating to employees or former employees of Sellers or their Affiliates (including Prospective Employees and Affected Employees) whether prior to, on or after the Closing Date, (iii) Buyers’ use of employee records or other records maintained by Sellers or their Affiliates that have been provided to Buyers, and (iv) the actions of any employees of Sellers or their Affiliates (including the Prospective Employees), or employees, representatives or contractors of Buyers or their Affiliates, acting on any of the Buyer’s behalf and at any of the Buyer’s direction in connection with Buyers’ employee selection and offer process.
3.3 General Liability Provisions.
     (a) The indemnification obligations in this Article 3 and elsewhere in this Agreement unless otherwise expressly stated, apply even in the event of the active, passive or concurrent negligence, liability without fault or strict liability of any indemnified Person (but not to the extent of any intentional misconduct by an indemnified Person), and shall apply and remain in force notwithstanding the performance or nonperformance of any covenant or the truthfulness or accuracy of any representation or warranty contained in this Agreement or otherwise.

     (b) For purposes of allocating liability between Sellers and Buyers under the indemnity provisions of this Agreement, (i) Losses shall be deemed to be attributable to ownership, operation, maintenance, improvement, use or closure as of the time that an injury or alleged injury is suffered by a Person and not as of the time a claim or legal action is filed, and (ii) Losses relating to the failure of or release from an improvement, fixture or item of equipment shall be deemed to have occurred as of the time that the failure or release occurs and not as of the time that an allegedly deficient condition or maintenance act or omission occurs.
     (c) Nothing in this Agreement amends or modifies the Parties’ rights and obligations under the December 2002 Settlement Agreement.
     (d) Notwithstanding Sections 3.1 and 3.2, indemnification for Losses attributable to personal injury, death or damage to personal property resulting directly from the access of a Party or its employees or contractors on the property of another Party for the performance of activities permitted under the Easement Agreement or the Connection Agreements shall be governed exclusively by the Easement Agreement or the Connection Agreements respectively.
     (e) With respect to Asbestos or Silica Related Disease Losses, a claim that qualifies for coverage under Sections 3.1(d)(iii), 3.1(e)(iii), 3.1(f)(iii) or 3.1(g)(iii) within seven (7) years following the Closing Date shall not be void to the extent it relates to an employee of Buyers or their Affiliates who worked after the Closing Date at either the Refinery Buyer Properties or the CPL Properties, provided that (i) such person also was an employee of Seller Indemnitor or its Affiliates at either the Refinery Buyer Properties or the CPL Properties prior to the Closing Date; (ii) the Seller Indemnitor shall only be responsible for a percentage of the Losses associated with such claim, which percentage is calculated based on the year following the Closing Date in which the claim is made as follows: 87.5% in year one, 75% in year two, 62.5% in year three, 50% in year four, 37.5% in year five, 25% in year six and 12.5% in year seven; and (iii) Buyers, under Section 3.2, shall be responsible for the remaining percentage of any claim allowed under this Section 3.3(e). Notwithstanding any provision in this Agreement to the contrary; Sellers shall remain liable for Asbestos or Silica Related Disease Losses associated with any Designated Employee (as such term is defined in the Loaned Employee Agreement attached hereto as Exhibit S) who works at either the Refinery Buyer Properties or the CPL Properties following the Closing Date pursuant to the Loaned Employee Agreement. The Parties shall use their reasonable efforts to cooperate to keep claims for Asbestos or Silica Related Disease Losses within the workers’ compensation system. Notwithstanding anything to the contrary in Section 3.5, no Indemnitee shall be entitled to recover for Asbestos or Silica Related Disease Losses under this Agreement to the extent such Losses are covered by any third party insurance whether carried by the Indemnitee or others.
3.4 Indemnification and Defense Procedures. Upon any Indemnitee becoming aware of anything which is or may give rise to a claim for indemnification or grounds for making a claim under any of the indemnities under this Agreement or of any claim, action or demand against it or matter likely to give rise to any of these in respect of the indemnities, the Indemnitee shall:
     (a) notify the Indemnitor by written notice as soon as reasonably practicable after it appears to the Indemnitee that any assessment or claim, action or demand of a third party received by or coming to the notice of the Indemnitee may result in a claim under the indemnities, specifying all material relevant details as are then available to the Indemnitee;
     (b) take such action and give such information and access to personnel, premises, property, documents and records to the Indemnitor and its professional advisers as the Indemnitor may reasonably request and the Indemnitor shall be entitled to require the Indemnitee to take such action and give such information and assistance in order to avoid, dispute, resist, mitigate, settle, compromise, defend or appeal any claim in respect thereof or adjudication with respect thereto, subject to the Indemnitor indemnifying the Indemnitee against all reasonable costs and expenses incurred by the Indemnitee in complying with any such request or requirement;
     (c) at the request of the Indemnitor, allow the indemnitor to take the sole conduct of such actions as the Indemnitor may deem appropriate in connection with any such assessment or claim in the name of the Indemnitee, subject to the Indemnitor’s indemnifying “the Indemnitee against any increase in liability, costs, damages or expenses (excluding any consequential or indirect liabilities, losses, costs, damages or expenses) which it may incur as a result of the manner in which the Indemnitor conducts such actions, and in that connection the Indemnitee shall give or cause to be given to the Indemnitor all such assistance as the Indemnitor may reasonably require in avoiding, disputing, resisting, settling, compromising, defending or appealing any such claim and shall instruct such attorneys or other professional advisors as the Indemnitor may nominate to act on behalf of the Indemnitee, as appropriate, but to act in accordance with the Indemnitor’s sole instructions, subject to the Indemnitor’s indemnifying the Indemnitee against all costs and expenses incurred by the Indemnitee in complying with any such requirement; and
     (d) make no admission of liability, agreement, settlement or compromise with any third party in relation to any such claim or adjudication without the prior written consent of the Indemnitor.
Except in the case of claims for Asbestos or Silica Related Disease Losses; in the event that a claim is within the scope of the indemnities of two or more Indemnitors, each Indemnitor shall be responsible for the indemnity and defense and shall bear the costs of indemnity and defense to the extent of the coverage of its indemnity. With respect to claims for Asbestos or Silica Related Disease Losses, in the event that such a claim that qualifies for coverage under this Agreement is within the scope of the indemnities of two or more Indemnitors, each Indemnitor shall be responsible for the indemnity and shall bear the costs of indemnity and defense to the extent of the coverage of its indemnity; provided, that the Indemnitor responsible under Section 33(e)(ii) for greater than fifty percent (50%) of the Losses associated with a claim shall have the option, on notice to the other parties, to be solely responsible for the defense of such claim in accordance with Section 3.4, although each Indemnitor shall continue to bear the costs of such defense to the extent of the coverage of its indemnity. If an Indemnitor does not exercise its option to be solely responsible for the defense of such claims, each Indemnitor shall be responsible for the defense and shall bear the costs of defense to the extent of the coverage of its indemnity.

3.5 No Liability if Loss is Otherwise Compensated For.
     (a) No Indemnitee shall be entitled to recover damages or otherwise obtain reimbursement or restitution more than once in respect of the same loss or damage.
     (b) The Indemnitor shall not be liable to the extent that the subject of the claim has been or is made good without cost to an Indemnitee.
     (c) In calculating the liability of the Indemnitor there shall be taken into account the amount by which any Tax, tax based on or measured by net income or profits, or assessment for which an Indemnitee is now or in the future accountable or liable to be assessed is reduced or extinguished as a result of the matter giving rise to such liability.
     (d) If in respect of any matter which would give rise to a claim for indemnity, an Indemnitee is entitled to claim under any policy of insurance carried by a party other than the Indemnitees (e.g., a policy carried by a contractor of an Indemnitee that names an Indemnitee as an additional insured), then no such matter shall be the subject of a claim unless and until such Indemnitee shall have made a claim against such insurers, and any such amount claimed against the Indemnitor shall be reduced by the amount recovered.
     (e) Recovery From Third Parties.
     (i) Where an Indemnitee is entitled to recover from another Person (other than the other Indemnitees or an insurer under a policy carried by the Indemnitees) any sum in respect of any matter giving rise to a claim such Indemnitee shall undertake all reasonable steps for a period of six (6) months to enforce such recovery prior to taking action against the Indemnitor (other than to notify the Indemnitor of the claim against it) and, in the event that such Indemnitee shall recover any amount from such other Person, the amount of the claim against the Indemnitor shall be reduced by the amount recovered (net of expenses). At the expiration of such six-month period, the provisions of Section 3.5(e)(ii) below shall apply. The three-year limitations on the time for Buyers to make claims under the indemnities contained in Sections 31(d), 3.1(e) and 3.1(g) shall be tolled to the extent that such six-month period exceeds the expiration date of any such limitation.
     (ii) If the Indemnitor pays at any time to an Indemnitee an amount pursuant to a claim in respect of the indemnities and such Indemnitee subsequently becomes entitled, or has commenced taking steps under Section 3.5(e)(i) above to recover from another Person (other than the other Indemnitees) any sum in respect of any matter giving rise to such claim, such Indemnitee shall take all reasonable steps to enforce such recovery, and shall forthwith upon the recovery of the same repay to the Indemnitor so much of the amount paid by the Indemnitor to the Indemnitees as does not exceed the sum recovered from such other Person (net of expenses).

ARTICLE 4
DEPOSIT AND PURCHASE PRICE
4.1 Deposit. On the Execution Date, Buyers shall deliver to Sellers a deposit of Four Million Dollars ($4,000,000) (the “Deposit”). The Deposit shall be made in Dollars by transfer of immediately available funds to Sellers’ Bank Account. Sellers need not segregate the Deposit and shall not hold the Deposit in trust. If the Closing occurs, the principal amount of the Deposit shall be credited against the Purchase Price, and interest thereon at the Prime Rate shall be credited in the Settlement Statement defined below. If the Closing does not occur, the Deposit and interest thereon at the Prime Rate shall be applied pursuant to Section 5.4 below.
4.2 Purchase Price. As consideration for the sale of the Transferred Properties and Sellers’ other obligations hereunder, Buyers shall transfer the following amounts (collectively the “Purchase Price”) subject to adjustment as set forth in Section 4.3 below:
     (i) the Deposit shall be paid to Sellers in accordance with Section 4.1 above on the Execution Date;
     (ii) the sum of Thirty-Six Million Dollars ($36,000,000) shall be paid by Buyers to Sellers on the Closing Date; and
     (iii) an amount which shall be the Sellers’ good faith estimate of the Transferred Working Capital, which estimate shall be made by Sellers and reviewed with Buyers on the date that is no later than fifteen (15) days prior to the Closing Date and shall be paid by Buyers to Sellers on the Closing Date.
All amounts owed to Sellers shall be paid in Dollars by wire transfer of immediately available funds to Sellers’ Bank Account.
4.3 Purchase Price Adjustments. The Purchase Price shall be subject to adjustment following the Closing Date pursuant to the procedure set forth in. Section 4.4 to reflect the actual value as of the Closing Date of the following items of Transferred Working Capital:
     (i) Measured Inventories. The difference between the value of the Measured Inventories calculated in accordance with Schedule 11 and the Transferred Working Capital estimate set forth in Section 4.2(iii), shall be credited to Sellers or the Buyers as applicable.
     (ii) Cash, Deposits and Cash Equivalents, and Prepayments. Any cash, deposits and other cash equivalents associated with the Transferred Properties which were provided by Sellers on or before the Closing Date but which were not released by Buyers pursuant to Section 8.6 below, and any prepayment of Tax or other obligations by Sellers on or before the Closing Date with respect to periods after the Closing Date, shall be credited to Sellers. All accounts receivable generated from performance under the Applicable Contracts on or before the Closing Date shall be retained by Sellers.

     (iii) Deferred Payments. All deferred or otherwise outstanding payment obligations associated with the Transferred Properties which relate to liabilities that have been incurred on or prior to the Closing Date that have been assumed by Buyers or for which Buyers are otherwise responsible shall be credited to Buyers. All accounts payable under the Applicable Contracts with respect to periods on or before the Closing Date shall be retained by Sellers.
     (iv) Unpaid Invoices Under Operating Agreement. The outstanding amounts of CUSA’s receivables under invoices issued by CUSA pursuant to the Operating Agreement shall be paid to Sellers prior to Closing.
     (v) Other Prorations. All prepayments, rents, current Taxes, salaries, assessments, utilities, maintenance charges and similar expenses associated with the Transferred Properties shall be prorated between Sellers and Buyers as of the Closing Date. To the extent such proration has not been effected by other means and to the extent of information then available, such proration shall be reflected in the Settlement Statement.
In addition to such elements of Transferred Working Capital, interest on the Deposit from the date of payment through the Closing Date at the Prime Rate shall be credited to Buyers as part of the Settlement Statement.
4.4 Settlement Statement. A preliminary estimate of the amounts set forth in Section 4.3 above shall be calculated by Sellers and set forth in a settlement estimate (the “Settlement Estimate”) delivered to Buyers not later than five (5) Business Days prior to the scheduled date for Closing. A final determination of the adjustments under Section 4.3 (the “Adjustment Amount”) shall be calculated by Sellers and set forth in a settlement statement (the “Settlement Statement”) delivered to Buyers not later than 90 calendar days after the Closing. The Settlement Statement shall contain information detailing the basis for Sellers’ calculations, and Buyers and their representatives shall have access to such records of Sellers as may be reasonably requested for verifying the measurements and calculations. If any Buyer gives to Sellers written notice of dispute of any element of the Settlement Statement within fifteen (15) calendar days after receiving the Settlement Statement, (i) Sellers or Buyers, as the case may be, shall pay all undisputed portions of the Adjustment Amount, with interest at the Prime Rate from the Closing Date, to the other Party not later than fifteen (15) calendar days after receiving the Settlement Statement, and (ii) the disputed amount shall be negotiated between Sellers and Buyers. If such negotiations do not result in a resolution of the dispute within fifteen (15) calendar days after any Buyer’s notice of dispute, the disputed amount shall be determined by one partner designated by the Houston, Texas office of Deloitte & Touche, whose determination shall be consistent with the provisions of this Agreement and shall be final and conclusive. The disputed amount shall be payable by the parties owing such amount within three (3) Business Days following resolution or determination of the dispute with interest from the Closing Date at the Prime Rate. Any Adjustment Amount owing under the Settlement Statement not paid within the applicable time period set forth above shall bear interest at the Default Interest Rate from the date such Adjustment Amount became due until paid.

4.5 Allocation of f Purchase Price. The Purchase Price shall be allocated among the Transferred Properties in a manner mutually agreed upon prior to Closing by Sellers and Buyers, as set forth on Schedule 20 (the “Allocation”). Sellers and Buyers shall use the Allocation for all reporting purposes having to do with federal, state and local income and franchise taxes. Sellers and Buyers will timely file any forms and information reports required to be filed under Section 1060 of the Code (including IRS Form 8594) and any corresponding provision of state or local tax law. In addition, Sellers and Buyers each agree (i) to file all Tax Returns and determine all Taxes and taxes based on or measured by net income or profits (including, without limitation, for purposes of Section 1060 of the Code) in accordance with and based upon the Allocation and (ii) not to take any position inconsistent with such Allocation in any audit or judicial or administrative proceeding or otherwise.
ARTICLE 5
CLOSING
5.1 Time and Place of Closing. The consummation of the sale of the Transferred Properties contemplated by this Agreement (the “Closing”) shall be deemed to have occurred at 11:59 p.m. El Paso time on the Closing Date. The meeting at which execution or delivery of Closing documents and confirmation of transfer of funds shall take place at the offices of Pillsbury Winthrop LLP in San Francisco, California at 9:00 a.m. California time on the Closing Date (or, if the Closing Date does not occur on a Business Day, on the Business Day immediately preceding the Closing Date), or such other location, date or time as Sellers and Buyers may mutually agree in writing.
5.2 Scheduled Closing Date. The transfer of funds and the delivery of documents required under this Agreement to be made on the Closing Date is scheduled to occur on June 30, 2003. Alternatively, Sellers and Buyers may mutually agree to schedule the Closing Date on a different date.
5.3 Termination. If the Closing has not occurred on or before (i) August 31, 2003 or (ii) any later Closing Date established by mutual agreement, either Sellers (acting collectively) or Buyers (acting collectively), by written notice to the other, may elect to terminate their respective obligations to close the transactions contemplated by this Agreement; provided that no Party may so terminate its obligations if it is then in default of any of its obligations under this Agreement.
5.4 Consequences of Termination.
     (a) No termination of this Agreement shall relieve any Party hereto of any liability for any breach hereof occurring prior to such termination.
     (b) If the Closing does not occur because of a breach of Buyers’ obligations and this Agreement is terminated as contemplated herein, Sellers shall retain from the Deposit an amount equal to the reasonable expenses incurred by Sellers in connection with this Agreement, including internal expenses and value of employee time, not to exceed One Million Five Hundred Thousand Dollars ($1,500,000) as liquidated damages for the failure to close. Refinery Buyer shall be entitled to the immediate return of the remaining principal amount of the Deposit and any interest thereon at the Prime Rate. In such event, the recovery of such expenses shall be Sellers’ sole remedy against Buyers arising out of this Agreement or the termination hereof.
     (c) If the Closing does not occur because of a breach of Sellers’ obligations and this Agreement is terminated as contemplated herein, Refinery Buyer shall be entitled to the immediate return of the principal amount of the Deposit and any interest thereon at the Prime Rate and Buyers shall be entitled to reimbursement by Sellers of the reasonable expenses incurred by Buyers in connection with this Agreement, including internal expenses and value of employee time, not to exceed One Million Five Hundred Thousand Dollars ($1,500,000) as liquidated damages for the failure to close. In such event, the recovery of such Deposit and payment by Sellers of such additional reimbursement shall be Buyers’ sole remedy against Sellers arising out of this Agreement or the termination hereof
     (d) If the Closing does not occur for reasons other than as set forth in (b) and (c) of this Section 5.4 and this Agreement is terminated as contemplated herein, Sellers shall return the principal amount of the Deposit and interest thereon at the Prime Rate, each Party will otherwise be responsible for its own expenses incurred in connection with this Agreement, and no Party shall have any remedy against the other Parties arising out of this Agreement or the termination hereof.
     (e) By initialing where indicated below, the parties specifically agree to this liquidated damages provision.
CUSA ___CPL ___ REFINERY BUYER ___ PIPELINE BUYER ___
ARTICLE 6
CLOSING CONDITIONS PRECEDENT
6.1 Sellers’ Closing Conditions Precedent. The obligations of Sellers to be performed by them at the Closing shall be subject to the satisfaction, at or prior to the Closing, of each of the following conditions, each of which may be waived by Sellers (acting collectively) except as otherwise prohibited by Law:
     (a) Payments. Buyers shall make the payments required to be made on or before the Closing Date, in accordance with Article 4 and Article 10.
     (b) Accuracy and Performance of Buyers’ Representations and Covenants. The representations and warranties of Buyers contained in this Agreement shall be true and correct in all material respects both as of the Execution Date and as of the Closing Date as if made on and as of the Closing Date, except for changes permitted or contemplated by this Agreement or otherwise consented to by Sellers in writing. Each of the covenants of Buyers required by this Agreement to be performed and complied with at or prior to the Closing shall have been duly performed and validly complied with at or prior to the Closing. Sellers shall have received a certificate executed by an officer of each Buyer certifying the substance of this clause (b).
     (c) Authorization of Buyers. All corporate, limited partnership, or other legal entity as applicable, action necessary to authorize the execution, delivery and performance of this

Agreement and the consummation of the transactions contemplated hereby shall have been duly taken by Buyers.
     (d) Opinion of Buyers’ Counsel. Sellers shall have received an opinion of Larson King, LLP, legal counsel for Buyers, in the form of Exhibit F attached to this Agreement.
     (e) Absence of Restraining Litigation. No action or proceeding by or before any Government Authority shall have been instituted or threatened (and not subsequently dismissed, settled or otherwise terminated) which might prohibit, invalidate or materially restrain the transactions contemplated by this Agreement, other than an action or proceeding instituted or threatened by Sellers or any of their Affiliates.
     (f) Deeds for Easements and Assignment and Assumption Agreements. Buyers shall have executed and delivered to Sellers the deeds for easements and the assignment and assumption agreements with respect to the transfer of rights-of-way and other easements and leases and contract rights in the forms described in Section 2.5 above.
     (g) Required Consents. Subject to the provisions of Section 8.5, any required waiting periods under the HSR Act shall have expired; all notice and consent requirements shall have been satisfied for assignment of the Applicable Contracts identified as “Essential Contracts” in Schedules 4 and 8; and all notice, consent or other regulatory action requirements shall have been satisfied for transfer of the Applicable Permits identified as “Essential Permits” in Schedules 5 and 9.
     (h) Transition Services Agreement. Buyers shall have executed and delivered to Sellers the Transition Services Agreement in the form of Exhibit I attached to this Agreement.
     (i) Right of First Refusal Agreement — Southwest Asphalt Business. Refinery Buyer shall have executed, acknowledged and delivered to CUSA the Right of First Refusal Agreement — Southwest Asphalt Business in the form of Exhibit J attached to this Agreement.
     (j) Right of First Refusal Agreement — Crude Pipelines. Pipeline Buyer shall have executed, acknowledged and delivered to CPL the Right of First Refusal Agreement — Crude Pipelines in the form of Exhibit K attached to this Agreement.
     (k) Option Agreement. Refinery Buyer shall have executed, acknowledged and delivered to CUSA the Option Agreement in the form of Exhibit L attached to this Agreement.
     (l) Product Sales Agreement. Refinery Buyer shall have executed and delivered to CUSA the Product Sales Agreement in the form of Exhibit M attached to this Agreement.
     (m) Residuum Supply Agreement. Refinery Buyer shall have executed and delivered to CUSA the Residuum Supply Agreement in the form of Exhibit N attached to this Agreement.
     (n) Operational Services Agreement. Buyers shall have executed and delivered to Sellers the Operational Services Agreement in the form of Exhibit O attached to this Agreement.

     (o) Termination of Operating Agreement. Refinery Buyer shall have executed and delivered to CUSA the Termination of Operating Agreement in the form of Exhibit P attached to this Agreement.
     (p) Connection Agreements. Pipeline Buyer shall have executed and delivered to CPL the Connection Agreements in the form of Exhibits R-1 and R-2 attached to this Agreement.
     (q) Loaned Employee Agreement. Buyers shall have executed and delivered to CUSA the Loaned Employee Agreement in the form of Exhibit S attached to this Agreement.
     (r) Remediation Hydrocarbon Sales Agreement. Refinery Buyer shall have executed and delivered to CUSA the Remediation Hydrocarbon Sales Agreement in the form of Exhibit T attached to this Agreement for sale of recovered products from CUSA to Refinery Buyer.
     (s) Technology Agreement. Buyers shall have executed and delivered to Sellers the Technology Agreement in the form of Exhibit U attached to this Agreement.
     (t) Rotor Use Agreement. Refinery Buyer shall have executed and delivered to CUSA the Rotor Use Agreement in the form of Exhibit V attached to this Agreement, pursuant to which CUSA will provide access to and use of certain rotors listed on Schedule 13 hereto to the Buyers for two years from the Closing Date pursuant to the terms thereof.
     (u) Buyer Guaranty and Undertaking Letters. Buyers shall have caused to be executed and delivered to Sellers, by the relevant parties, the following: (i) a Guaranty Agreement in the form of Exhibit W attached to this Agreement; (ii) a Foster Undertaking Letter in the form of Exhibit X-1 attached to this Agreement; (iii) a Refinery Trust Undertaking Letter in the form of Exhibit X-2 attached to this Agreement; and (iv) a Pipeline Trust Undertaking Letter in the form of Exhibit X-3 attached to this Agreement.
     (v) Replacement or Provision of Security. Buyers shall have caused to be delivered to Sellers evidence that (i) Buyers have caused to be released and returned to Sellers any bonds or other security provided by any Sellers or any of their Affiliates to Government Authorities or other third parties in connection with the Transferred Properties as described in Schedule 18 attached to this Agreement, (ii) Buyers have arranged for substitute security for any commitments which are canceled or terminated pursuant to Section 8.6; and (iii) Buyers have caused to be furnished any insurance, bonds or other security required in connection with the ownership, operation, maintenance, improvement, use or closure of the Transferred Properties on and after the Closing Date.
     (w) Success Sharing Agreement. Buyers shall have caused to be executed and delivered to Sellers a letter agreement regarding Sellers’ bonus program in the form of Exhibit Y attached to this Agreement.
6.2 Buyers’ Closing Conditions Precedent. The obligations of Buyers to be performed by them at the Closing shall be subject to the satisfaction, at or prior to the Closing, of the following conditions precedent, each of which may be waived by Buyers (acting collectively) except as otherwise prohibited by Law:

     (a) Delivery of Conveyancing Instruments. Sellers shall have executed, acknowledged where applicable, and delivered to Buyers the conveyancing instruments defined in Section 2.5 above.
     (b) Accuracy and Performance of Sellers’ Representations and Covenants. The representations and warranties of Sellers contained in this Agreement shall be true and correct in all material respects both as of the Execution Date and as of the Closing Date as if made on and as of the Closing Date, except for changes permitted or contemplated by this Agreement or otherwise consented to by Buyer in writing. Each of the covenants of Sellers required by this Agreement to be performed and complied with at or prior to the Closing shall have been duly performed and validly complied with at or prior to the Closing. Buyers shall have received a certificate executed by an officer of each of CUSA and of CPL certifying the substance of this clause (b).
     (c) Authorization of Sellers. All corporate approvals necessary to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby shall have been duly taken by Sellers.
     (d) Opinion of Sellers’ Counsel. Buyers shall have received an opinion of Pillsbury Winthrop LLP, legal counsel for Sellers, in the form of Exhibit G attached to this Agreement.
     (e) Absence of Restraining Litigation. No action or proceeding by or before any Government Authority shall have been instituted or threatened (and not subsequently dismissed, settled or otherwise terminated) which might prohibit, invalidate or materially restrain the transactions contemplated by this Agreement, other than an action or proceeding instituted or threatened by Buyers.
     (f) Required Consents. Subject to the provisions of Section 8.5, any required waiting periods under the HSR Act shall have expired; all notice and consent requirements shall have been satisfied for assignment of the Applicable Contracts identified as “Essential Contracts” in Schedules 4 and 8; and all notice, consent or other regulatory action requirements shall have been satisfied for transfer of the Applicable Permits identified as “Essential Permits” in Schedules 5 and 9.
     (g) Affidavits of Sellers’ Non Foreign Status. Buyers shall have received affidavits of non-foreign status of each of CUSA and CPL in the form of Exhibits H-1 and H-2 attached to this Agreement.
     (h) Transition Services Agreement. Sellers shall have executed and delivered to Buyers the Transition Services Agreement in the form of Exhibit I attached to this Agreement.
     (i) Right of First Refusal Agreement — Southwest Asphalt Business. CUSA shall have executed, acknowledged and delivered to Refinery Buyer the Right of First Refusal Agreement — Southwest Asphalt Business in the form of Exhibit J attached to this Agreement.
     (j) Right of First Refusal Agreement — Crude Pipelines. CPL shall have executed, acknowledged and delivered to Pipeline Buyer the Right of First Refusal Agreement — Crude Pipelines in the form of Exhibit K attached to this Agreement.

     (k) Option Agreement. CUSA shall have executed, acknowledged and delivered to Refinery Buyer the Option Agreement in the form of Exhibit L attached to this Agreement.
     (l) Product Sales Agreement. CUSA shall have executed and delivered to Refinery Buyer the Product Sales Agreement in the form of Exhibit M attached to this Agreement.
     (m) Residuum Supply Agreement. CUSA shall have executed and delivered to Refinery Buyer the Residuum Supply Agreement in the form of Exhibit N attached to this Agreement.
     (n) Operational Services Agreement. Sellers shall have executed and delivered to Buyers the Operational Services Agreement in the form of Exhibit O attached to this Agreement.
     (o) Termination of Operating Agreement. CUSA shall have executed and delivered to Refinery Buyer the Termination of Operating Agreement in the form of Exhibit P attached to this Agreement.
     (p) Product Pipeline Shipment Notifications. CUSA shall have executed and delivered to SFPP, L.P. and to CPL the notifications in the form of Exhibit Q attached to this Agreement notifying such companies of the transfer of the Transferred Properties and requiring that Buyers have the benefit under applicable tariffs, contracts and Laws of certain portions of CUSA’s shipment history on certain products pipelines.
     (q) Connection Agreements. CPL shall have executed and delivered to Pipeline Buyer the Connection Agreements in the form of Exhibits R-1 and R-2 attached to this Agreement.
     (r) Loaned Employee Agreement. CUSA shall have executed and delivered to Buyers the Loaned Employee Agreement in the form of Exhibit S attached to this Agreement.
     (s) Remediation Hydrocarbon Sales Agreement. CUSA shall have executed and delivered to Refinery Buyer the Remediation Hydrocarbon Sales Agreement in the form of Exhibit T attached to this Agreement for sale of recovered products from CUSA to Refinery Buyer.
     (t) Technology Agreement. Sellers shall have executed and delivered to Buyers the Technology Agreement in the form of Exhibit U attached to this Agreement.
     (u) Rotor Use Agreement. CUSA shall have executed and delivered to Refinery Buyer the Rotor Use Agreement in the form of Exhibit V attached to this Agreement, pursuant to which CUSA will provide access to and use of the certain rotors listed on Schedule 13 hereto to the Buyers for two years from the Closing Date pursuant to the terms thereof.
     (v) Title Insurance Policy. Lone Star Title Company (the “Title Company”) or another title company reasonably satisfactory to Buyers shall be prepared to issue to Refinery Buyer at Buyers’ expense on the Closing Date an owner’s policy or policies of title insurance (or binding commitments to issue and deliver such policy or policies promptly after the Closing), for the CUSA Real Property, dated the Closing Date, in the minimum sum of $125,000,000.

     (w) Survey. Buyers shall have received at Sellers’ expense a survey of the boundaries of the CUSA and CPL Real Property performed by a Registered Professional Land Surveyor who is acceptable to the Title Company and any lender of Buyers.
     (x) Success Sharing Agreement. Sellers shall have caused to be executed and delivered to Buyers a letter agreement regarding Sellers’ bonus program in the form of Exhibit Y attached to this Agreement.
ARTICLE 7
REPRESENTATIONS AND WARRANTIES
7.1 CUSA’s Representations and Warranties. CUSA represents and warrants the following to each Buyer as of the Execution Date. As used herein, “to the knowledge of CUSA’s designated personnel” means to the actual knowledge of the CUSA personnel having authority and responsibility for the CUSA Properties that are listed in Schedule 17 attached to this Agreement.
     (a) Due Incorporation. CUSA is a corporation duly organized, validly existing and in good standing under the Laws of the Commonwealth of Pennsylvania. CUSA has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. CUSA is in good standing as a foreign corporation authorized to transact intrastate business in the State of Texas.
     (b) Due Authorization and Enforceability. CUSA has full power and authority to enter into this Agreement and the instruments and agreements hereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and the instruments and agreements hereunder have been duly approved, and no other corporate proceedings on the part of CUSA are necessary to authorize this Agreement, the instruments and agreements hereunder or the transactions contemplated hereby and thereby. This Agreement and the instruments and agreements hereunder have been duly and validly executed and delivered by CUSA and are enforceable against CUSA in accordance with their respective terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar laws from time to time in effect which affect creditors’ rights generally and by legal and equitable limitations on the availability of specific remedies.
     (c) Defaults. To the knowledge of CUSA’s designated personnel and except as disclosed to Buyers in the Disclosure Letter, the CUSA Applicable Contracts are in full force and effect; there are no defaults by CUSA, or events that with notice or the lapse of time, or both, would constitute a default by CUSA under the CUSA Applicable Contracts or any other party thereto; and CUSA has not received any notice that any party to any of the CUSA Applicable Contracts intends to terminate such agreement.
     (d) Notices of Violation. To the knowledge of CUSA’s designated personnel and except as disclosed to Buyers in the Disclosure Letter, CUSA has not received between January 1, 1998 and the date hereof notice from any Government Authority claiming violation of any Law (including any building, zoning or other ordinance) or CUSA Applicable Permits or requiring any substantial work, construction or expenditure, or asserting any Tax penalty, with respect to the CUSA Properties.
     (e) Compliance with Laws and Permits. Except as disclosed to Buyers in this Agreement or in the Disclosure Letter, to the knowledge of CUSA’s designated personnel, and except for noncompliance matters as to which a fine or other penalty would not be applicable, (i) the CUSA Applicable Permits constitute the permits, licenses and other approvals currently utilized by CUSA in its operation of the CUSA Properties; (ii) each of the CUSA Applicable Permits is valid and subsisting, in full force and effect, and enforceable by CUSA, (iii) upon the Closing each of the Essential Permits of CUSA as defined in Section 6.1(g) above transferred to Buyers by Closing will be in full force and effect without any further consent, approval or other action of any Government Authority or third party; (iv) none of the CUSA Applicable Permits have been, or is currently threatened to be, revoked, canceled, suspended or modified; and (v) the CUSA Properties and, to the extent of CUSA’s responsibilities under the Operating Agreement, the South Refinery are currently being operated in compliance with applicable regulatory requirements and Applicable Permits.
     (f) Litigation. Except as disclosed to Buyers in the Disclosure Letter, there are no actions, suits or other litigation, proceedings or governmental investigations (including claims of employment discrimination and intellectual property infringement) pending or, to the knowledge of CUSA’s designated personnel, threatened by, against or affecting CUSA, or any of its officers, directors, employees or the stockholders thereof in their capacity as such, or any of the properties or businesses of CUSA, arising out of CUSA’s ownership or operation of the Transferred Properties, or which in any manner challenge or seek to prevent, enjoin, alter or delay the transactions contemplated hereby, and to the knowledge of CUSA’s designated personnel there are no facts or circumstances which may give rise to any of the foregoing. Except as disclosed to Buyers in the Disclosure Letter and except for the Applicable Permits, CUSA is not subject to any order, judgment, decree, stipulation or consent order of or with any court or other Government Authority which has or could have a material adverse effect on the CUSA Transferred Properties.
     (g) Inclusion of Properties. Except for the items specifically excluded in Section 2.4 and Schedule 13, the Transferred Properties include all the real and personal properties owned and used by CUSA for the operation of the North Refinery and the South Refinery.
     (h) Encumbrances Created by CUSA. CUSA has not conveyed any right, title or interest in the Transferred Properties to any Person, including any Affiliate, except as described in the Disclosure Letter, the title policy referenced in Section 6.2(v) or the Schedules attached hereto. All of the Transferred Properties are free and clear of mortgages, mechanics’ liens, Tax liens and other forms of security interests securing financial obligations of CUSA, except for those disclosed to Buyers in the Disclosure Letter and except for Permitted Encumbrances; or, if such liens exist, they have been bonded or otherwise secured against.
     (i) Represented Employees. The Represented Employees associated with the CUSA Properties are represented by the International Union of Operating Engineers, AFL-CIO (IUOE), Local 351 (the “Refinery Union”). No other Prospective Employees are represented by a union. No Prospective Employees participate in any multi-employer pension plans or in any employee benefit plans other than those maintained as single employer pension or welfare plans by Sellers and their Affiliates.
     (j) No Brokers. CUSA has not incurred any liability, contingent or otherwise, for brokers’ or finders’ fees relating to the transactions contemplated by this Agreement by which any of the Buyers or any of the Transferred Properties would be liable.
     (k) Financial Data. CUSA has delivered to Buyers copies of financial data for the period ending December 31, 2002 (the “Financial Data”) pursuant to the Confidentiality Agreement. The Financial Data contains volumes, prices, and operating expenses which are based upon CUSA’s internal management information and profit reporting systems. Certain CUSA expenses are determined on a corporation-wide basis, and allocations and prorations of these expenses are then derived on an analytical basis. Additionally, portions of the reported revenue and raw material costs are priced internally based upon market indices. Accordingly, Financial Data is not audited or constructed in accordance with accounting principles that are generally accepted in the United States of America. This Financial Data has been utilized to prepare financial statements for the CUSA Properties, which to the extent reasonably practical were constructed to represent the financial position of the operations of the CUSA Properties had those operations been separated from the other downstream operations of ChevronTexaco Corporation (“Financial Statements”). To the knowledge of CUSA’s designated personnel, the Financial Data does not contain any untrue statement of material fact which would make the Financial Data or the Financial Statements misleading.
     (l) Title to the Transferred Properties. Except as disclosed in this Agreement, in the Disclosure Letter or in a preliminary title report received by any Buyer prior to the Closing Date, (i) CUSA has not entered into any option, warrant, subscription or other right with a third party for the purchase or sale of any of the CUSA Properties; (ii) to the knowledge of CUSA’s designated personnel there are no unrecorded easements or encumbrances granted by CUSA, no rights to purchase or acquire granted by CUSA, and no other restrictions or limitations created by CUSA which could materially interfere with the Buyers’ ownership of or ability to use and operate the CUSA Properties as they are now being used or operated. CUSA is not a party to any lease relating to any CUSA Real Property (nor to any agreement or option to enter into such a lease) other than as set forth in this Agreement, the Disclosure Letter or such a title report. To the knowledge of CUSA’s designated personnel, CUSA is in compliance with any material restrictive covenants and other restrictions against or affecting the CUSA Real Property, and no improvement or structure on any CUSA Real Property encroaches on any adjacent land or onto any easements.
     (m) Pending Labor Disputes. Except as set forth in the Disclosure Letter:
     (i) Since January 1, 2000, CUSA has not received any written notification of any unfair labor practice charges or complaints pending before any agency having jurisdiction thereof, nor are there any current labor union representation claims involving any of the CUSA Prospective Employees. To the knowledge of CUSA’s designated personnel, CUSA is not the subject of any such threatened charges or claims.

     (ii) No strike, work stoppage, work slow down or lockouts have occurred since January 1, 1998 and are continuing or to the knowledge of CUSA’s designated personnel are threatened affecting the CUSA Properties, and no question involving recognition of a collective bargaining agent exists in respect of any CUSA Prospective Employees.
     (iii) To the knowledge of CUSA’s designated personnel, there are no pending labor negotiations or union organization efforts relating to CUSA Prospective Employees.
     (iv) To the knowledge of CUSA’s designated personnel, there are no pending grievances filed by CUSA Prospective Employees within any collective bargaining unit or by representatives of employees within any collective bargaining unit. Further, there are no arbitration decisions, settlement agreements, injunctions, consent decrees or conciliation agreements which affect the operation of the CUSA Properties (other than those specifically listed in the Disclosure Letter, and other than decisions not directly involving the Transferred Properties, but affecting the refinery industry in general).
     (n) Employees. Schedule l6 accurately sets forth a list of all CUSA Prospective Employees and, among other things, each such CUSA Prospective Employee’s job title and the date such Prospective Employee’s service commenced.
     (o) Intellectual Property. To the knowledge of CUSA’s designated personnel, and except as disclosed in this Agreement or the Disclosure Letter, the Technology Agreement and Schedule 13 (which schedule lists items excluded from the purchase and sale hereunder) list all material intellectual property rights which are or have been in the past twelve (12) months used in connection with the operation of the CUSA Properties, specifying as to each, as applicable: (i) the nature of such intellectual property, right; (ii) the owner of such intellectual property right; (iii) if such right is owned by a third party, whether such intellectual property right is assignable to Buyers. To the knowledge of CUSA’s designated personnel, and except as disclosed in this Agreement or the Disclosure Letter, no intellectual property right transferred hereunder is subject to any outstanding order, judgment, decree, stipulation or agreement restricting the use thereof by CUSA in connection with ownership or operations of any of the CUSA Properties.
     (p) Inventories. All Inventories are owned by CUSA free and clear of all Liens except Permitted Liens.
     (q) Environmental Matters. To the knowledge of CUSA’s designated personnel, and except as disclosed in this Agreement or the Disclosure Letter (i) no Government Authority having jurisdiction has issued any order requiring the investigation and/or remediation of soil and/or groundwater contamination on the CUSA Properties other than that which has been issued pursuant to the CAMU Agreed Order, the 1988 Agreed Order and/or the RCRA Permit; (ii) there are no proposed or threatened actions by any Government Authority having jurisdiction that, as of the Execution Date, involve the issuance of a new order or permit requiring the investigation and/or remediation of soil and/or groundwater contamination on the CUSA Properties, except as set forth in the Disclosure Letter; and (iii) there has been no failure to file reports to the extent required by Laws with respect to documented releases of Hazardous Materials from the CUSA

Properties, the South Refinery or the CUSA-Retained Properties into soil or groundwater within the five (5) years prior to the date hereof.
     (r) Manufacturing History. To the knowledge of CUSA’s designated personnel, halogenated compounds have not been manufactured at the North refinery.
7.2 CPL’s Representations and Warranties. CPL represents and warrants the following to each Buyer as of the Execution Date. As used herein, “to the knowledge of CPL’s designated personnel” means to the actual knowledge of all the CPL personnel having authority and responsibility for the CPL Properties that are listed in Schedule 17 attached to this Agreement.
     (a) Due Incorporation. CPL is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. CPL has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. CPL is in good standing as a foreign corporation authorized to transact intrastate business in the State of Texas.
     (b) Due Authorization and Enforceability. CPL has full power and authority to enter into this Agreement and the instruments and agreements hereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and the instruments and agreements hereunder have been duly approved, and no other corporate proceedings on the part of CPL are necessary to authorize this Agreement, the instruments and agreements hereunder or the transactions contemplated hereby and thereby. This Agreement and the instruments and agreements hereunder have been duly and validly executed and delivered by CPL and are enforceable against CPL in accordance with their respective terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar laws from time to time in effect which affect creditors’ rights generally and by legal and equitable limitations on the availability of specific remedies.
     (c) Defaults. To the knowledge of CPL’S designated personnel and except as disclosed to Buyers in the Disclosure Letter, the CPL Applicable Contracts are in full force and effect; there are no material defaults by CPL, or events that with notice or the lapse of time, or both, would constitute a material default by CPL under the CPL Applicable Contracts or (to the knowledge of CPL’s designated personnel) any other party thereto; and CPL has not received any notice that any party to any of the CPL Applicable Contracts intends to terminate such agreement.
     (d) Notices of Violation. To the knowledge of CPL’S designated personnel and except as disclosed to Buyers in the Disclosure Letter, CPL has not received between January 1, 1998 and the Execution Date notice from any Government Authority claiming any substantial violation of any Law (including any building, zoning or other ordinance) or CPL Applicable Permits, or requiring any substantial work, construction or expenditure, or asserting any Tax penalty, with respect to the CPL Properties.
     (e) Compliance with Laws and Permits. Except as disclosed to Buyers in Schedule 9 or in the Disclosure Letter, to the knowledge of CPL’s designated personnel, and except for noncompliance matters as to which a fine or other penalty would not be applicable, (i) the CPL

Applicable Permits constitute all the permits, licenses and other approvals currently utilized by CPL in its operation of the CPL Properties; (ii) each of the Applicable Permits is valid and subsisting, in full force and effect, and enforceable by CPL, (iii) upon the Closing each of the Essential Permits of CPL as defined in Section 6.1(g) above transferred to Buyers by Closing will be in full force and effect without any further consent, approval or other action of any Governmental Body or third party; (iv) none of the CPL Applicable Permits have been, or is currently threatened to be, revoked, canceled, suspended or modified; and (v) the CPL Properties are currently being operated in compliance with applicable regulatory requirements and Applicable Permits.
     (f) Litigation. Except as disclosed to Buyers in the Disclosure Letter, there are no actions, suits or other litigation, proceedings or governmental investigations (including claims of employment discrimination and intellectual property infringement) pending or, to the knowledge of CPL’s designated personnel, threatened by, against or affecting CPL, or any of its officers, director, employees or the stockholders thereof in their capacity as such, or any of the properties or businesses of CPL, arising out of CPL’s ownership or operation of the Transferred Properties, or which in any manner challenge or seek to prevent, enjoin, alter or delay the transactions contemplated hereby, and to the knowledge of CPL’s designated personnel there are no facts or circumstances which may give rise to any of the foregoing. Except as disclosed to Buyers in the Disclosure Letter, CPL is not subject to any order, judgment, decree, stipulation or consent of or with any court or other Government Authority which has or could have a substantially adverse effect.
     (g) Inclusion of Properties. Except for the items specifically excluded in Section 2.4 and Schedule 13, (i) the Transferred Properties include all the real and personal property owned and used by CPL for the operation of the Transferred Pipelines (excluding Colorado City to Snyder, Texas) as of the Closing Date, including the crude oil pipelines from Snyder to Wink, Texas, from McCamey to Wink, Texas, and from Wink to El Paso, Texas; and (ii) the Transferred Properties include all the real and personal property owned by CPL associated with the crude oil pipeline assets from Colorado City to Snyder, Texas (without any warranty that such Colorado City-Snyder assets are complete or capable of use or operation).
     (h) Encumbrances Created by CPL. CPL has not conveyed any right, title or interest in the Transferred Properties to any Person, including any Affiliate, except as described in the Disclosure Letter, the title policy referenced in Section 6.2(v) or in the Schedules attached hereto. All of the Transferred Properties owned by CPL are free and clear of mortgages, mechanics’ liens, Tax liens and other forms of security interests securing financial obligations of CPL, except for those disclosed to Buyers in the Disclosure Letter and Permitted Encumbrances; or, if such liens exist, they have been bonded or secured against.
     (i) No Brokers. CPL has not incurred any liability, contingent or otherwise, for broker’ or finders’ fees relating to the transactions contemplated by this Agreement by which any of the Buyer or any of the Transferred Properties would be liable.
     (j) Title to the Transferred Properties. Except as disclosed in this Agreement, in the Disclosure Letter or in a preliminary title report received by any Buyer prior to the Closing Date, (i) CPL has not entered into any option, warrant, subscription or other right with a third party for the purchase or sale of any of the Transferred Properties; (ii) to the knowledge of CPL’s designated personnel there are no unrecorded easements or encumbrances granted by CPL, no rights to purchase or acquire granted by CPL, and no other restrictions or limitations created by CPL which could materially interfere with the Buyers’ ownership of or ability to use and operate the CPL Properties as they are now being used or operated. CPL is not a party to any lease relating to any CPL Real Property (nor to any agreement or option to enter into such a lease) other than as set forth in this Agreement, the Disclosure Letter or such a title report. To the knowledge of CPL’s designated personnel, CPL is in compliance with any material restrictive covenants and other restrictions against or affecting the CPL Real Property, and no improvement or structure on any CPL Real Property encroaches on any adjacent land or onto any easements.
     (k) Pending Labor Disputes. Except as set forth in the Disclosure Letter:
     (i) Since January 1, 2000, CPL has not received any written notification of any unfair labor practice charges or complaints pending before any agency having jurisdiction thereof, nor are there any current labor union representation claims involving any of the CPL Prospective Employees. To the knowledge of CPL’s designated personnel, the CPL is not the subject of any such threatened charges or claims.
     (ii) No strike, work stoppage, work slow down or lockouts have occurred since January 1, 1998 and are continuing or to the knowledge of CPL’s designated personnel are threatened affecting the CPL Properties, and no question involving recognition of a collective bargaining agent exists in respect of any CPL Prospective Employees.
     (iii) To the knowledge of CPLs designated personnel, there are no pending labor negotiations or union organization efforts relating to CPL Prospective Employees.
     (iv) To the knowledge of LPL’s designated personnel, there are no pending grievances filed by CPL Prospective Employees within any collective bargaining unit or by representatives of employees within any collective bargaining unit. Further, there are no arbitration decisions, settlement agreements, injunctions, consent decrees or conciliation agreements which affect the operation of the CPL Properties (other than those specifically listed in the Disclosure Letter, and other than decisions not directly involving the CPL Properties, but affecting the refinery industry in general).
     (l) Employees. Schedule 16 accurately sets forth a list of all CPL Prospective Employees and, among other things, each such CPL Prospective Employee’s job title and the date such Prospective Employee’s service commenced.
     (m) Intellectual Property. To the knowledge of CPL’s designated personnel, and except as disclosed in this Agreement or the Disclosure Letter, the Technology Agreement and Schedule 13 (which schedule lists items excluded from the purchase and sale hereunder) list all material intellectual property rights which are or have been in the past twelve (12) months used in connection with the operation of the CPL Properties, specifying as to each, as applicable: (i) the nature of such intellectual property right; (ii) the owner of such intellectual property right; (iii) if such right is owned by a third party, whether such intellectual property right is assignable to Buyers. To the knowledge of CPL’s designated personnel, and except as disclosed in this Agreement or the Disclosure Letter, no intellectual property right transferred hereunder is subject to any outstanding order, judgment, decree, stipulation or agreement restricting the use thereof by Sellers in connection with ownership or operations of any of the CPL Properties.
     (n) Environmental Matters. To the knowledge of CPL’s designated personnel, and except as disclosed in this Agreement or the Disclosure Letter (i) no Government Authority having jurisdiction has issued any order requiring the investigation and/or remediation of soil and/or groundwater contamination on the CPL Properties; (ii) there has been no failure to file reports to the extent required by Laws with respect to documented releases of Hazardous Materials from the CPL Properties into soil or groundwater within the five (5) years prior to the date hereof; (iii) the responsibility for environmental liabilities associated with the Rio Grande release on November 17, 1999 and the Kinder Morgan release on November 12, 2001 has been assumed by third parties; and, (iv) CPL has completed remediation activities to below action levels for the following releases: the Wink Tank Farm releases on October 9, 1999 and October 11, 1999; the Porterville South Field release on August 29, 1993; the Sharon Ridge Pump Station release on January 29, 1994; the Porterville Station release on January 3, 1996; the Milepost 124 release on April 7, 1997; the Wink Tank Farm release on July 17, 1998; and, the Wink Tank #7 release on April 1, 2003.
     (o) Transport and Storage History. To the knowledge of CPL’S designated personnel and except as disclosed in the Disclosure Letter, only crude oil, drag reducing agents or water has been transported in the pipelines or stored in the tanks included in the CPL Properties and described in Schedule 7 hereto.
7.3 Buyers’ Representations and Warranties. Each Buyer, severally and not jointly, represents and warrants to Sellers as of the Execution Date as follows as to such Buyer:
     (a) Due Incorporation. Each Buyer is a limited partnership duly organized, validly existing and in good standing under the laws of the State of its formation. Each Buyer has all requisite power and authority to own, lease and operate its properties and to carry on its businesses as now being conducted. Each Buyer is in good standing, and is authorized to transact intrastate business in the State of Texas.
     (b) Due Authorization and Enforceability. Each Buyer has full power and authority to enter into this Agreement and the instruments and agreements hereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and the instruments and agreements hereunder have been duly and validly approved and no other proceedings on the part of Buyers are necessary to authorize this Agreement, the instruments and agreements hereunder or the transactions contemplated hereby and thereby. This Agreement and the instruments and agreements hereunder have been duly and validly executed and delivered by each Buyer and are enforceable against each Buyer in accordance with their respective terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar laws from time to time in effect which affect creditors’ rights generally and by legal and equitable limitations on the availability of specific remedies.

     (c) No Brokers. None of the Buyers have incurred any liability, contingent or otherwise, for brokers’ or finders’ fees relating to the transactions contemplated by this Agreement by which Sellers or any of their Affiliates would be liable.
     (d) Experienced Investor. Refinery Buyer has been engaged in conducting refining, marketing and transportation businesses with respect to the South Refinery. Prior to entering into this Agreement, Buyers were advised by their own legal, tax and other professional counsel concerning this Agreement, the Transferred Properties and the value thereof. Buyers are aware of the risks and uncertainties of an investment in refining, marketing and pipeline properties and operations and are able to absorb a loss of their investment.
     (e) Tax Registrations. Refinery Buyer is registered or is in the process of registering for the following federal and state sales and excise taxes: Federal excise tax (Form 637), Texas and New Mexico motor fuel tax, and Texas sales and use tax, and will obtain a Texas direct pay permit.
7.4 Survival. The representations and warranties of Sellers in Sections 7.1 and 7.2 and the representations and warranties of Buyers in Section 7.3 shall survive the Closing of the transaction contemplated by this Agreement, but shall expire two (2) years after the Closing, except to the extent that a notice of claim under this Article 7, filed in accordance with Sections 3.1(a) or (b) or 3.2(a), as applicable, shall have been given to the Party obligated thereunder within such two-year period.
7.5 Exclusivity of Warranties and Specific Disclaimers. Buyers acknowledge that at Closing they will acquire the Transferred Properties on the basis of their own investigation of the physical condition of the Transferred Properties and assume the risk that adverse conditions outside the scope of Sellers’ representations and warranties set forth in Sections 7.1 and 7.2 may not be revealed by Buyers’ own investigation. Buyers acknowledge that EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, (i) THE TRANSFERRED PROPERTIES ARE SOLD “AS IS” AND “WITH ALL FAULTS,” (ii) NO WARRANTY, EXPRESS OR IMPLIED, IN FACT OR BY LAW, WHETHER OF MERCHANTABILITY, FITNESS FOR ANY PARTICULAR PURPOSE, CONDITION OR OTHERWISE, CONCERNING THE TRANSFERRED PROPERTIES HAS BEEN MADE TO BUYERS, AND (iii) BUYERS’ REMEDIES AGAINST SELLERS AND SELLERS’ LIABILITIES TO BUYERS FOR CONDITIONS ASSOCIATED WITH THE TRANSFERRED PROPERTIES ARE LIMITED TO THOSE PROVIDED IN THIS AGREEMENT. Without limiting the foregoing, Buyers acknowledge and assume the following specific disclaimers:
     (i) Buyers have made their own estimate of prospective data such as future revenues, operating costs, and liabilities based on Buyers’ own abilities and skills to operate these properties, and are not relying on Sellers’ own estimates of such data.
     (ii) Low levels of naturally occurring radioactive material (“NORM”) may be present at some locations where the Transferred Properties are located.
     (iii) Certain Transferred Properties lie or may lie within a flood plain or flood zone as designated by the Federal Emergency Management Agency or its designees.

     (iv) Sellers do not warrant that ownership or operation of the Transferred Properties would not infringe any patent, copyright, trademark or trade secret rights of any Person.
     (v) Certain equipment on the Transferred Properties includes asbestos-containing materials; however, this acknowledgement by the Buyers shall not limit or alter in any manner Sellers’ liability pursuant to Section 3.1 of this Agreement.
     (vi) WAIVER OF CONSUMER RIGHTS. BUYERS WAIVE THEIR RIGHTS UNDER THE TEXAS DECEPTIVE TRADE PRACTICES-CONSUMER PROTECTION ACT, SECTION 17.41 ET SEQ., TEXAS BUSINESS & COMMERCE CODE, A LAW THAT GIVES CONSUMERS SPECIAL RIGHTS AND PROTECTIONS. AFTER CONSULTATION WITH AN ATTORNEY OF BUYERS’ OWN SELECTION, BUYERS VOLUNTARILY CONSENT TO THIS WAIVER. IN ORDER TO EVIDENCE THEIR ABILITY TO CONSENT TO SUCH WAIVER, BUYERS HEREBY REPRESENT AND WARRANT TO SELLERS THAT BUYERS (i) ARE IN THE BUSINESS OF SEEKING OR ACQUIRING, BY PURCHASE OR LEASE, GOODS OR SERVICES FOR COMMERCIAL OR BUSINESS USE, (ii) HAVE KNOWLEDGE AND EXPERIENCE IN FINANCIAL AND BUSINESS MATTERS THAT ENABLE THEM TO EVALUATE THE MERITS AND RISKS OF THE TRANSACTION CONTEMPLATED HEREBY AND (iii) ARE NOT IN A SIGNIFICANTLY DISPARATE BARGAINING POSITION.
ARTICLE 8
PRE-CLOSING COVENANTS
8.1 Buyers’ Inspections.
     (a) Prior to the Execution Date, Buyers have had the opportunity to conduct due diligence reviews of the Transferred Properties in accordance with the Confidentiality Agreement, including the review of certain information with respect to the finances, operations, financial and operating results, markets, customers and suppliers, properties, methods of doing business, personnel, contracts, commitments or contingencies or legal affairs involving the Transferred Properties, as well as the products, processes or scientific, technical or engineering information developed, owned or licensed by Sellers that are related to the Transferred Properties. Buyers shall have the right between the Execution Date and the Closing Date to inspect the Transferred Properties, public records and the records made available by Sellers to Buyers pursuant to the Confidentiality Agreement with respect to the quality and validity of Sellers’ title to the Transferred Properties.
     (b) Sellers hereby grant to Buyers and their representatives the right at each such Buyer’s sole risk to enter onto the Transferred Properties from time to time upon reasonable notice to Sellers, for the purposes of inspection of the Transferred Properties. If any Buyer plans to conduct any activities on the Transferred Properties which may affect Sellers’ operations, including any soil or groundwater sampling or analysis, such Buyer shall provide Sellers with written notification of such plans and shall obtain Sellers’ written approval and all necessary approvals from Government Authorities prior to conducting any such activities.
     (c) Each Buyer waives and releases all claims against ChevronTexaco Corporation, Sellers and their respective Affiliates, and their directors, officers, employees and agents, for injury to or death of any persons or damage to property arising in any way from the exercise of rights granted to Buyers by this Section 8.1 or the activities performed pursuant to this Section 8.1 by Buyers or their representatives on the Transferred Properties.
     (d) Buyers shall maintain at a minimum the following types and amounts of insurance with respect to the exercise by Buyers and their representatives of the rights granted in this Section 8.1:
     (i) commercial general liability and property damage insurance with limits of not less than $2,000,000 combined single limit per occurrence;
     (ii) automobile liability insurance with a $2,000,000 limit;
     (iii) workers’ compensation insurance with limits as required by law; and
     (iv) employer’s liability insurance with a $2,000,000 limit.
Buyers shall furnish to Sellers a certificate evidencing the existence of the insurance required hereunder, confirming that the insurance:
     (i) is obtained from and maintained with primary and/or excess insurers acceptable to Sellers;
     (ii) covers Buyers’ obligations under the indemnity provisions of this Section 8.1;
     (iii) names ChevronTexaco Corporation, Sellers and their respective Affiliates as additional insureds (or, in the case of workers’ compensation insurance, provides a waiver of subrogation to any rights against ChevronTexaco Corporation, Sellers and their respective Affiliates); and
     (iv) contains a provision pursuant to which the insurer agrees not to cancel or modify the insurance coverage without furnishing at least thirty (30) days’ prior written notice to Sellers.
     (e) Each Buyer shall release, defend, indemnify and hold harmless ChevronTexaco Corporation, Sellers and their respective Affiliates, and their directors, officers, employees and agents, from and against any and all Losses arising out of (i) any and all statutory or common law liens or other encumbrances for labor or materials furnished in connection with such rights granted hereunder, including samplings, studies or surveys that such Buyer may conduct with respect to the Transferred Properties pursuant to this Section 8.1, or (ii) any injury to or death of persons or damage to property occurring in, on or about the Transferred Properties as a result of such exercise of the rights granted hereunder or activities conducted pursuant to this Section 8.1. This indemnity shall not apply to the extent that it is void or otherwise unenforceable under applicable law in effect on or validly retroactive to the execution date of this Agreement and shall not apply where such loss, cost, damage, injury, liability or claim is the result of the sole negligence or willful misconduct of any Indemnitee.
     (f) Each Buyer shall not permit its activities permitted by this Section 8.1 to unreasonably interfere with the business and operations of the Transferred Properties, and agrees that such inspections shall be subject to the Confidentiality Agreement. Such activities shall also be conducted in compliance with Laws and Sellers’ safety regulations.
8.2 Operation of Transferred Properties Prior to Closing.
     (a) In the event a material adverse change in the physical condition of the Transferred Properties arises between the Execution Date and the Closing Date, and such event results in a reduction of the economic value of the Transferred Properties by more than One Million Five Hundred Thousand Dollars ($1,500,000), Sellers shall promptly notify Buyers of such event. If Sellers undertake to remedy the material adverse change in a manner reasonably satisfactory to the Buyers, the Agreement shall continue in full force and effect in accordance with the terms and conditions thereof. Alternatively, the Parties may elect to negotiate an appropriate adjustment to the terms of the Agreement to reflect the impact of such material adverse change. If Sellers do not undertake to remedy the adverse material change or no alternative adjustment is agreed, either Sellers (acting collectively) or Buyers (acting collectively) may elect to terminate the Agreement by written notice to the other Parties given within 15 calendar days after becoming aware of such material adverse change, in which event Sellers shall refund the principal amount of the Deposit and any interest thereon at the Prime Rate as provided in Article 4, and none of the Parties shall have any further rights or obligations hereunder. If no such notice of termination is timely given, the Agreement shall continue in effect, and upon the Closing, Sellers shall further assign to Buyers any claims against third parties resulting from such material adverse change (other than claims under the ChevronTexaco Policies, or claims for expenses incurred by Sellers in remedying the material adverse change).
     (b) Except as otherwise provided herein or with the prior written approval of Buyers (acting collectively), between the Execution Date and the Closing Date Sellers will operate the Transferred Properties in the ordinary course of business, and shall not sell, transfer or abandon any portion of the Transferred Properties belonging to them (other than the sale, transfer or abandonment in the ordinary course of the operations consistent with past practices of (i) Inventories of any value or (ii) other items having a per item fair market value of less than $10,000 of materials, supplies, spare parts, inventories, furniture, motor vehicles, rolling stock, tools, implements, appliances, machinery, equipment, improvements or other tangible personal property or fixtures forming a part of the Transferred Properties).
8.3 Announcements. Except for disclosures that Sellers or Buyers reasonably believe are required by Law or any securities exchange to which Sellers or Buyers may be subject, neither Sellers nor Buyers shall issue any press release or otherwise make any public announcement on or prior to the Closing Date with respect to this transaction without the prior written consent of the other Parties, which shall not be unreasonably withheld or delayed.

8.4 Requirements for Transfer of Transferred Properties.
     (a) Transfer of Applicable Contracts. At and effective as of the Closing, Sellers shall assign all their rights and delegate performance of all their duties to Refinery Buyer and Pipeline Buyer, respectively, under the contracts included in the Applicable Contracts as described in Schedules 4 and 8, respectively, and Refinery Buyer and Pipeline Buyer, as applicable, shall assume and agree to perform all duties of Sellers under each such contract. Without limitation, such assumption by Buyer includes its assumption of any termination charges associated with a termination of any such contract made after the Closing. Notwithstanding the foregoing, the contracts described in Schedules 4 and 8 as requiring notice to or consent from third parties shall not be assigned until and unless the proper notice or consent shall have been satisfied. Buyers and Sellers shall use their commercially reasonable efforts, each as to matters within its control, to satisfy such requirements as of the Closing Date. Subject to Sections 6.1(g) and 6.2(f), if any such requirement is not satisfied as of the Closing and the Closing occurs, Sellers and Buyers shall consider whether to exclude the affected contracts from the transfer hereunder or to enter into alternative arrangements with each other or with third parties, but in no event shall the Purchase Price be adjusted in respect of exclusion of any contract.
     (b) Marketing Contracts. Without limitation on the provisions of clause (a) above, but subject to Sections 6.1(g) and 6.2(f), the Parties agree that if, despite the Parties’ commercially reasonable efforts to secure required consents to any of the CUSA Applicable Contracts identified as “marketing contracts” in Schedule 4, any such required consent is not obtained by the Closing Date, CUSA shall retain the contract at Closing but CUSA and Refinery Buyer shall enter into an agreement whereby the net economic benefit or loss (being net of all costs of Sellers) resulting from performance of such contract with respect to deliveries after the Closing Date is for Refinery Buyer’s account and Refinery Buyer shall provide to CUSA the volume of product meeting the requirements of such contract for deliveries after the Closing Date.
     (c) Transfer of Applicable Permits, Easements and Rights-of-Way. Buyers and Sellers shall use their commercially reasonable efforts, each as to matters within its control, to cause the Applicable Permits as described in Schedules 5 and 9 and the beneficial easements and rights-of-way as described in Schedule 6 to be transferred or reissued in favor of (i) Refinery Buyer with respect to Applicable Permits described in Schedule 5 and (ii) Pipeline Buyer with respect to Applicable Permits described in Schedule 9 and beneficial easements and rights-of-way described in Schedule 6 effective as of the Closing Date. Effective on transfer or reissuance of each such permit, easement, or right-of-way, Refinery Buyer and Pipeline Buyer, as applicable, shall assume and agree to perform all duties thereunder from and after the Closing. Notwithstanding the foregoing, the permits, easements or rights-of-way identified as requiring notice, consent or action by any Government Authority or third party shall not be assigned until and unless the proper notice, consent or action requirement shall have been satisfied. Sellers and Buyers shall use their commercially reasonable efforts, each as to matters within its control, to satisfy such requirements as soon as reasonably practicable. Subject to Sections 6.1(g) and 6.2(f), if any such requirement is not satisfied as of the Closing and the Closing occurs, Sellers and Buyers shall consider whether to exclude the affected permit, easement, or right-of-way from the transfer hereunder or to enter into alternative arrangements with each other or with third parties, but in no event shall the Purchase Price be adjusted in respect of exclusion of any permit, easement or right-of-way.
     (d) Costs of Transfer of Applicable Permits, Easements and Rights-of-Way. Buyers shall bear all costs and expenses incurred in connection with the transfer, amendment, reissuance or issuance of Applicable Permits, easements or rights-of-way to Buyers. Buyers, at their sole expense, shall provide bonds or other security as may be required by Government Authorities for the transfer or reissuance of the Applicable Permits to Buyers.
     (e) Property Line Adjustments. To the extent that the lot line adjustments required pursuant to this Agreement or the Exhibits or Schedules hereto have not been completed of record on or before the Closing Date, Sellers shall retain and shall perform at their expense the obligations to effect such adjustments.
     (f) South Refinery PLL Insurance Policy. Refinery Buyer shall use its best efforts to cause CUSA, Chevron Environmental Management Company, Texaco, and TRMI to be added as additional insureds for coverages A through H under the South Refinery PLL Insurance Policy. CUSA shall not tender, and shall cause Chevron Environmental Management Company, Texaco, and TRMI not to tender, the defense of or coverage under the South Refinery PLL Insurance Policy for any item to which Refinery Buyer is entitled to indemnity under Section 3.1.
8.5 Other Government Authority Reviews and Approvals.
     (a) Pre Merger Notification. The consummation of the transactions contemplated by this Agreement may be subject to the pre-merger notification requirements of Section 7A of the Clayton Act (15 U.S.C. § 18a) as enacted by the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “HSR Act’’). Sellers and Buyers shall cooperate and promptly undertake all filings and other actions as may be required to comply with such requirements. Should the reviewing agency advise any Party of its need for additional information, that Party, with the cooperation of the other Parties if appropriate, shall promptly respond to the reviewing agency’s request. Should the reviewing agency or another interested governmental agency advise any Party of its opposition to the transactions contemplated herein, the Parties shall diligently endeavor to persuade the agency concerned to abandon its opposition and, failing to do so, the Parties shall take such additional action as they may agree.
     (b) Regulatory Approvals. Without limitation on the conditions for transfer of the Applicable Permits, the transfer of ownership of certain of the Transferred Properties are subject to prior approval by the City of El Paso or the County of El Paso in accordance with applicable Laws. If any such agency has not approved the transfer of ownership of certain Transferred Properties (the “Deferred Properties”) by the scheduled Closing Date and the conditions precedent for closing with respect to the other Transferred Properties have been satisfied, then (i) the Closing shall proceed in accordance with all terms of this Agreement with respect to all Transferred Properties other than the Deferred Properties, (ii) Sellers and Buyers shall negotiate and enter into mutually satisfactory transportation or operating agreements that provide Buyers with use of the Deferred Properties in compliance with Laws until the date such Deferred Properties are transferred to Buyers, as applicable, and (iii) Sellers and Buyers shall use their commercially reasonable efforts, each as to matters within its control, to obtain the approval of the agency as soon as practicable after the Closing Date, at which time the Deferred Properties shall be transferred to Buyers in accordance with the terms of this Agreement.
     (c) Tariffs. Certain of the Transferred Properties being conveyed hereunder are operated as a common carrier pipeline system subject to tariffs filed with TRRC and with FERC. Buyers shall adopt such tariffs as of the Closing or, upon written notification by Buyers not later than 10 Business Days prior to the Closing Date, Sellers shall withdraw such tariff’s as Buyers may designate.
     (d) Ownership Change Filings. Buyers shall promptly and diligently make all necessary filings and satisfy all necessary requirements with appropriate Government Authorities in order to transfer ownership and operations of the Transferred Properties from Sellers to Buyers.
8.6 Replacement or Provision of Security. By the Closing Date, Buyers shall cause to be released and returned to Sellers any bonds or other security provided by any Sellers or any of their Affiliates to Government Authorities or other third parties in connection with the Transferred Properties as described in Schedule 18 attached to this Agreement. Buyers shall arrange for substitute security for any commitments which are canceled or terminated pursuant to this Section. Buyers shall cause to be furnished any insurance, bonds or other security required in connection with the ownership, operation, maintenance, improvement, use or closure of the Transferred Properties on and after the Closing Date.
8.7 CPL Real Property Title Matters.
     (a) Pipeline Buyer shall, at its own expense, conduct such title examination of the CPL Real Property that they deem appropriate prior to Closing pursuant to Section 8.l(a) above. Within ten (10) days following the Execution Date, Pipeline Buyer shall provide CPL written notice of any title gaps or material title defects relating to the CPL Real Property that Pipeline Buyer has identified (each a “CPL Real Property Title Defect”). Such written notice shall set forth, in reasonable detail, the facts of each such CPL Real Property Title Defect.
     (b) At Closing CPL shall, with respect to each CPL Real Property Title Defect, have the option, at CPL’S discretion, to either:
     (i) commence and continue to diligently undertake curative actions necessary to remedy such CPL Real Property Title Defect, or
     (ii) provide Pipeline Buyer with written notice of Sellers’ election to defer taking such curative actions necessary to remedy such CPL Real Property Title Defect in return for CPL’s providing the Pipeline Buyer with an indemnity, consistent with the indemnities provided in Article 3 above, for Losses resulting from Third-Party Actions or Government Authority actions arising as a result of such CPL Real Property Title Defect for a period of three (3) years following the Closing Date.
     (c) Pipeline Buyer agrees to cooperate with CPL in furtherance of CPL’s efforts to perform title curative actions, including Pipeline Buyer’s filing and pursuing condemnation actions when reasonably requested by CPL, and at CPL’ s cost.

     (d) Except as expressly provided in Section 7.2(h) and Section 7.2(j), CPL makes no general warranty of title to the CPL Real Property and is selling only such interest or interests, if any, as it may own in the CPL Real Property.
8.8 Transfer of South Refinery Permits. CUSA and Refinery Buyer shall use their commercially reasonable efforts, each as to matters within its control, to cause the industrial waste discharge permit number 180-4276.300 and stormwater general permit TXR05M994 to be transferred or reissued in favor of Refinery Buyer effective as of the Closing. Effective on transfer or reissuance of each such permit, Refinery Buyer shall assume and agree to perform all duties thereunder from and after the Closing.
8.9 Application for Texas Direct Pay Permit. Within five (5) business days following the Execution Date, Buyers shall each apply for a Texas direct pay permit.
ARTICLE 9
POST-CLOSING COVENANTS
9.1 Termination of Rights to Sellers’ Insurance.
     (a) Sellers and Buyers acknowledge that ChevronTexaco Corporation, Texaco and Gulf Oil Company have maintained worldwide programs of property and liability insurance coverage for themselves and their Affiliates, including Sellers with respect to the Transferred Properties, that include insurance policies that are written or reinsured by Heddington Insurance Company, Bermaco Insurance Company and Insco Limited (which are Affiliates of ChevronTexaco Corporation) and insurance policies that require the payment of retrospective premium adjustments to cover losses. All of the insurance policies through which such worldwide programs of coverage are presently or have previously been provided (including, without limitation, all employers’ liability insurance policies) are herein called the “ChevronTexaco Policies.”
     (b) It is the understanding and intention of Sellers and Buyers that:
     (i) from and after the Closing, no insurance coverage shall be provided for Buyers under the ChevronTexaco Policies relating to the Transferred Properties; and
     (ii) from and after the Closing, no claims regarding any matter whatsoever, whether or not arising from events occurring prior to, at or after Closing, shall be made against or with respect to the ChevronTexaco Policies by Buyers.
     (c) Each Buyer, on behalf of itself and its successors and assigns, hereby releases, to the extent permitted by applicable Law, Seller and their Affiliates from any claim made after the Closing against or with respect to any of the ChevronTexaco Policies by or through Buyers.
     (d) Nothing contained in the foregoing provision of this Section 9.1 shall in any way limit, impair or constitute a release or discharge of any right of any Buyer or obligation of Sellers with respect to any representation, warranty, covenant, agreement, indemnity or other obligation of Sellers contained in this Agreement (regardless of whether the same was, is or may be covered by any insurance described herein), all of which rights and obligations shall continue in full force and effect.
9.2 Removal of Proprietary Information. Except as provided in any third party license included in the Transferred Properties, Sellers may remove all proprietary information in tangible or intangible form that is (i) owned by a third party (or is not in use or has not been in use within one (1) year prior to Closing) at the Transferred Properties, (ii) proprietary to Sellers or their Affiliates, or (iii) otherwise excluded from the Transferred Properties pursuant to Section 2.4.
9.3 Replacement of Sellers’ Identification. Buyers shall, at their own expense and in a timely manner not exceeding 30 calendar days after the Closing, remove or cause to be removed all signs and placards which identify Sellers as prior owner or operator of each of the Transferred Properties, including any usage of trademarks or trade names of Sellers and their Affiliates. Buyers shall, at their own expense and in a timely manner not to exceed one week after the Closing, erect or install signs and placards as may be required by state or other governmental agencies identifying Buyer as the owner and/or operator of each of the Transferred Properties.
9.4 CUSA’s Performance of Free Product Recovery Activities. CUSA shall perform all Free Product Recovery Activities requirements of the 1988 Agreed Order. The TCEQ’s determination as to the parties named in the 1988 Agreed Order shall not affect any allocation of liability under this Agreement. CUSA’s obligation to perform Free Product Recovery Activities shall terminate on the earliest to occur of the following: (i) the date when the TCEQ gives written notice that the Free Product Recovery Activity requirements in the 1988 Agreed Order have been completed to the TCEQ’s satisfaction; or (ii) the date on which an insurance policy or risk transfer mechanism meeting the requirements of Section 9.24 below is caused by CUSA to become effective. Sellers’ sole liability for Free Product Recovery Activities is limited to those obligations set forth in this Section 9.4. CUSA shall use commercially reasonable efforts to avoid groundwater injection on the Refinery Buyer Properties as long as sewer disposal continues to be an economic means of handling groundwater produced from Free Product Recovery Activities. Groundwater injection shall be in conformance with the TCEQ orders and regulatory standards, with prior notification to Buyer. Unless directed or requested by the TCEQ or other Government Authority having jurisdiction, CUSA will not operate any injection well, existing at Closing or installed after Closing, that divides the free product plume along Trowbridge Road or for any other purpose involving the displacement of the free product plume.
9.5 Remediation and Conveyance of CUSA-Retained Option Property.
     (a) Buyers shall cooperate and provide reasonable access and assistance regarding Sellers’ SWMU Remediation, including construction, operation and maintenance of a CAMU. For purposes of this Section 9.5, the term “reasonable access” shall mean that access permitted in those easements set forth in the Easement Agreement attached hereto as Exhibit E-I.
     (b) CUSA may elect to perform Sellers’ SWMU Remediation activities on either the Transferred Properties or subsequently conveyed CUSA Retained Properties where either such properties are adjacent to the CUSA-Retained Property provided such activities will not materially interfere with Buyers’ operations at such properties and, in CUSA’s reasonable judgment, such additional Sellers’ SWMU Remediation will be necessary in order to obtain TCEQ’s approval of the remediation of the CUSA-Retained Option Property. In such event, by written notice to Buyers, CUSA may require that the Parties enter into such lot line adjustments, deed restrictions, restrictive covenants, easement agreements or leases as may be reasonably required to secure the TCEQ’ s approval for Sellers’ SWMU Remediation activities.
     (c) CUSA, at its option on thirty (30) days’ prior written notice to Refinery Buyer (each a “Notice Triggering Sellers’ Option Period”), may convey to Refinery Buyer and Refinery Buyer shall accept conveyance of title to any Internal Solid Waste Management Unit Parcel, provided that as of the date of any such notice CUSA either (i) has achieved regulatory closure from the TCEQ for each Internal Solid Waste Management Unit contained in such Internal Solid Waste Management Unit Parcel (which closure shall be predicated upon industrial use, and which may be conditioned on deed restrictions limiting the use of such property for industrial purposes) or (ii) has removed the top five (5) feet of contaminated soil from the affected Internal Solid Waste Management Unit, replacing such contaminated soils with Clean Backfill (“Remediation Objectives”). Before conveying any Internal Solid Waste Management Unit Parcel pursuant to Section 9.5(c)(ii) above, CUSA shall provide Refinery Buyer with notice as provided above and provide Refinery Buyer with an opportunity to review CUSA’s actions with respect to soil removal and replacement and the regulatory status of the affected Internal Solid Waste Management Unit Parcel. If Refinery Buyer notifies CUSA within such 30-day period that it can reasonably demonstrate that conveyance of the affected Internal Solid Waste Management Unit Parcel would subject Refinery Buyer to new permitting requirements under Subtitle C of the Resource Conservation and Recovery Act as a result of CUSA’s soil removal and replacement and the conveyance of such Internal Solid Waste Management Unit Parcel, the conveyance shall be deferred while Refinery Buyer demonstrates to CUSA the basis on which the new permitting requirements would be created. If such discussions do not result in an agreement that new permitting requirements would be created within 90 days of the commencement of such discussions, either Refinery Buyer or CUSA may refer the matter as a Dispute for resolution under Section 12.6, with Refinery Buyer bearing the burden of persuasion in any arbitration proceeding. If it is agreed or established through arbitration that new permitting requirements would be created, the conveyance of the affected Internal Solid Waste Management Unit Parcel shall be deferred until CUSA obtains and provides evidence reasonably satisfactory to Refinery Buyer of acceptance by the TCEQ of closure of the affected Internal Solid Waste Management Unit. Such Internal Solid Waste Management Unit Parcel shall be conveyed to Refinery Buyer subject to the indemnity provisions of this Agreement and the terms and conditions of the Option Agreement.
     (d) Upon Sellers’ completion of their obligations (with the exception of postclosure care requirements) under the RCRA Permit and CAMU Agreed Order relating to the Primary Option Property, Sellers shall provide written notice to Buyers (the “Notice Triggering Buyers’ Option Period”). Following the Refinery Buyer’s receipt of the Notice Triggering Buyers’ Option Period, Refinery Buyer shall have the option, subject to compliance with all of the terms and conditions of the Option Agreement (Exhibit Q, to acquire title to the Primary Option Property.
     (e) If a corrective measure study is required pursuant to the RCRA Permit for any of the Internal Solid Waste Management Units, then CUSA shall conduct at its own expense such corrective measure study, provided that all of the Corrective Action Conditions Precedent are satisfied for such Internal Solid Waste Management Unit. If CUSA is required to perform such a corrective measure study pursuant to this Section 9.5(e) and as a result the TCEQ requires the implementation of corrective measures for the subject Internal Solid Waste Management Unit, then CUSA, at its expense, shall conduct such corrective measures, provided that all of the Corrective Action Conditions Precedent are satisfied for such Internal Solid Waste Management Unit. CUSA’s obligations under this Section 9.5(e) shall terminate as to any expenses not required to be incurred within five (5) years following the date of conveyance to the Refinery Buyer of the Internal Solid Waste Management Unit Parcel containing the applicable Internal Solid Waste Management Unit. If any groundwater monitoring is required pursuant to the RCRA Permit, CUSA shall be responsible for conducting such groundwater monitoring, — at its — sole cost, until the date Refinery Buyer exercises its option to acquire the Primary Option Property; thereafter, all obligations, including those related to groundwater monitoring related to the RCRA Permit, shall be assumed by Refinery Buyer and the Refinery Buyer shall cause the RCRA Permit to be transferred to the Refinery Buyer (if the permit has not been terminated by the TCEQ).
     (f) If Refinery Buyer and CUSA cannot agree within thirty (30) days after notice by either Party whether the conditions precedent required for conveyance of title to any of the Internal Solid Waste Management Unit Parcels or the Corrective Action Conditions Precedent have been satisfied, then either of them may, by written notice to the other, require that the matter be submitted to binding, non-appealable determination before an expert who shall decide whether such conditions have been satisfied. If the Parties have not selected the expert in advance or agreed on the expert within five (5) days following the date of such notice, the expert shall be selected by the Houston, Texas office of Deloitte & Touche. Refinery Buyer and CUSA shall have thirty (30) days following the date of such notice to present evidence to such expert. The expert’s costs shall be shared equally by Refinery Buyer and CUSA, and any other costs incurred by either Party relating to such determination shall be borne by such Party.
9.6 Buyers’ Corrective Action Cooperation Covenants. In support of performance of Corrective Action by Sellers or their respective designees as described in this Agreement, each Buyer covenants as follows:
     (a) Refinery Buyer shall use commercially reasonable efforts, consistent with industry standards, to operate all underground lines and storage tanks (both above ground and below ground) on the North Refinery and the South Refinery in conformance with good industry practices, and with all Laws relating to the inspection, testing, maintenance, and repair of such lines and tanks. Refinery Buyer shall have all responsibility associated with compliance obligations, whether under the 1988 Agreed Order or applicable Law related to the post-Closing maintenance, operation, testing and inspection of above-ground tanks, below ground tanks and underground lines, and shall indemnify Sellers pursuant to Section 3.2(b) for Refinery Buyer’s failure to comply with such requirements. Refinery Buyer shall provide CUSA upon request with access to and copies of all correspondence with the TCEQ associated with such legal obligations related to tank and line operation, maintenance, inspection and integrity testing.
     (b) Refinery Buyer agrees to the following restrictions on the manufacture and use of ethers and alcohols:

     (i) Refinery Buyer shall not manufacture any ethers (including MfiBE) or alcohols (including ethanol) on any portion of the North Refinery or South Refinery;
     (ii) Refinery Buyer shall not store, transport or handle any ethers (including MTBE) or blended hydrocarbons containing ethers on any portion of the North Refinery. Refinery Buyer shall not store, transport or handle any alcohols (including ethanol) or blended hydrocarbons containing alcohols on any portion of the North Refinery except as provided in subsection (v).
     (iii) Refinery Buyer shall not store, transport or handle any ethers (including MTBE) or blended hydrocarbons containing ethers on any portion of the South Refinery (other than as permitted pursuant to clause (iv) below), and Refinery Buyer and CUSA agree that sections 1(a) and 5(b) of the July 1998 Settlement Agreement remain in full force and effect and shall survive the Closing. Refinery Buyer shall have the option, exercisable following CUSA’s acknowledgement of receipt of written notice from Refinery Buyer to CUSA within two (2) years of the Closing Date, to have the right to store, transport or handle any ethers (including MTBE) or blended hydrocarbons containing ethers on any portion of the South Refinery (in addition to the rights permitted pursuant to clause (iv) below) in strict conformance with subsections (vii) and (viii), provided that CUSA’s liability under the surviving sections 1(a) and 5(b) of the July 1998 Settlement Agreement will terminate automatically on the exercise of such option.
     (iv) Refinery Buyer may store, transport and handle blended hydrocarbons containing ethers that are pre-blended (offsite) at market levels on the South Refinery in strict conformance with subsections (vii) and (viii).
     (v) Refinery Buyer may store, transport and handle ethanol on the North Refinery light products marketing terminal but only to the extent that such activities are conducted in the same or more protective manner that CUSA stored, transported and handled ethanol as of the Closing Date.
     (vi) Refinery Buyer shall not store, transport or handle on any portion of the South Refinery any alcohols (including ethanol) or blended hydrocarbons containing alcohols.
     (vii) In those circumstances set forth in subsections (iii) and (iv) where Refinery Buyer is authorized to store, transport and handle either ethers (including MTBE) or blended hydrocarbons containing ethers, the Refinery Buyer shall (A) hydrotest the above-ground lines used for transport of ethers or blended hydrocarbons containing ethers, at least once every six months; (B) maintain and monitor cathodic protection systems in accordance with American Petroleum Institute standards for lines and tanks used for transport, storage or handling of ethers or blended hydrocarbons containing ethers; (C) perform monthly inspections of above-ground lines and tanks used for transport, storage or handling of ethers or blended hydrocarbons containing ethers, including verification of tank levels and inspection of seepholes; and (D) use (1) only above-ground lines and (2) double-bottom tanks or tanks with leak detection systems, all in accordance with good industry practices for the transport, storage and handling of ethers or blended hydrocarbons containing ethers.
     (viii) Refinery Buyer shall, at its expense, cause a third-party engineering firm reasonably acceptable to CUSA to certify at least annually that Refinery Buyer is in compliance with the requirements of this Section 9.6(b), and shall promptly provide CUSA with a copy of each such certificate. Nothing in this Section 9.6(b) shall prohibit the utilization of those product lines regulated by the United States Department of Transportation existing under the North Refinery and South Refinery within easements granted by Sellers prior to Closing.
     (ix) Nothing in this Section 9.6(b) shall apply to ethers, alcohols or blended hydrocarbons containing ethers or alcohols transported in any third party pipeline over which neither Refinery Buyer nor Pipeline Buyer has direct or indirect control.
     (x) Refinery Buyer shall comply with all Laws regarding the storage, transport and handling of ethers and alcohols.
     (c) Buyers shall provide CUSA or its designees with: (i) the exclusive right to negotiate regulatory requirements relating to the Corrective Action activities; (ii) the exclusive right to perform such regulatory requirements; and (iii) the necessary access pursuant to the Easement Agreement to perform such activities.
     (d) In performing Corrective Action, CUSA, in its sole discretion, may follow the minimum applicable legal requirements of Government Authorities having jurisdiction over such Corrective Action. Corrective Action may include the use of any lawful risk assessment approach; the use of deed restrictions or restrictive covenants; monitoring and natural attenuation; confinement (in situ or otherwise); no action; or treatment. CUSA or its designees shall have control of all matters relating to Corrective Action. CUSA or its designees shall retain all contractors and pay all costs directly as incurred. Subject to such control, Buyers shall be kept advised by CUSA or its designees of the planning, implementation and oversight of all Corrective Action. Buyers, at their cost, may also reasonably inspect all stages of Corrective Action provided that such inspection shall not interfere with or delay such work. Buyers shall consult with CUSA regarding its positions with all government officials in relation to Corrective Action. Buyers agree that they will not object to or comment upon any of the Corrective Action proposals or reports submitted by CUSA or its designees to the TCEQ (except to the extent such communication is mandated by Law or Applicable Permits). Further, Buyers agree that they will not orally or in writing communicate with or respond to any Government Authority with respect to Corrective Action activities, other than to refer the TCEQ to CUSA, without first obtaining CUSA’s written consent, which consent may be arbitrarily withheld in CUSA’s sole discretion (except to the extent such communication is mandated by Law or Applicable Permits). Any oral and/or written communication from a Government Authority to any of the Buyers relating to Corrective Action shall promptly be disclosed to CUSA by such Buyer. Buyers shall take no action to interfere with or delay or increase the amount or cost of Corrective Action responsibilities. As provided in the Option Agreement, any material default by Buyers of the provisions of this Section 9.6(d) shall result in a termination of the Refinery Buyer’s option to purchase the CUSA-Retained Option Property.

     (e) If Refinery Buyer materially breaches any of its obligations under this Section 9.6, Sellers may bring an arbitration action pursuant to Section 12.6 and shall be entitled to injunctive relief whereby Buyers could be directed to comply with their obligations under Section 9.6. If Buyers fail to comply with such injunctive relief, the arbitral panel shall retain jurisdiction to assess such failure and to impose whatever remedies may be equitable and appropriate.
     (f) Refinery Buyer will not operate any injection well or water production well (whether existing at Closing or installed after Closing) on any of the Refinery Buyer Properties in a manner that will contaminate the Hueco Bolson aquifer. This section 9.6(f) does not restrict the Buyer in any manner from evaluating existing water production wells, making any necessary repairs and continuing to operate such existing water production wells post-Closing in a manner which will not contaminate the Hueco Bolson aquifer.
9.7 Transition Services Agreement. Effective on the Closing Date, Sellers and Buyers shall enter into a Transition Services Agreement for the provision of administrative and operational services by Sellers and their Affiliates to Buyers and their Affiliates during a transition period commencing on the Closing Date. The transition period shall be a maximum of one year for SCADA system operational services and for all other services shall be a maximum of six (6) months; provided that such periods may be extended by mutual agreement of Sellers and Buyers to up to one (1) year from the Closing Date. The Transition Services Agreement shall be substantially in the form of Exhibit I attached hereto.
9.8 Right of First Refusal and Option Agreements. Effective on the Closing Date, CUSA and Refinery Buyer shall enter into and acknowledge a Right of First Refusal Agreement — Southwest Asphalt Business for Refinery Buyer to have the preemptive right to purchase CUSA’s Southwest Asphalt Business (as defined in such agreement), including the El Paso Asphalt Plant in the event that CUSA elects to sell such property, such agreement being substantially in the form of Exhibit J attached hereto. Effective on the Closing Date, CPL and Pipeline Buyer shall enter into and acknowledge a Right of First Refusal Agreement — Crude Pipelines for CPL to have the preemptive right to purchase the Crude Pipelines in the event that Pipeline Buyer elects to sell such property, such agreement being substantially in the form of Exhibit K attached hereto. Effective on the Closing Date, CUSA and Refinery Buyer shall enter into and acknowledge an Option Agreement governing the potential conveyance subsequent to the Closing Date from CUSA to Refinery Buyer of specified portions of the CUSA-Retained Option Property, such agreement being substantially in the form of Exhibit L attached hereto.
9.9 Product Sales Agreement. Effective on the Closing Date, Refinery Buyer and CUSA shall enter into a Product Sales Agreement for the supply by Refinery Buyer to CUSA of motor gasoline, low sulfur diesel fuel and other products for an initial term of five (5) years. The Product Sales Agreement shall be substantially in the form of Exhibit M attached hereto.
9.10 Residuum Supply Agreement. Effective on the Closing Date, Refinery Buyer and CUSA shall enter into a Residuum Supply Agreement for the supply by Refinery Buyer to the El Paso Asphalt Plant of residuum for an initial term of two and one-half (2.5) years. The Residuum Supply Agreement shall be substantially in the form of Exhibit N attached hereto.

9.11 Operational Services Agreement. Effective on the Closing Date, Buyers and Sellers shall enter into an Operational Services Agreement for the provision by Buyers to Sellers of steam, handling of storm water, remediation water and process water, and other products or services required or generated in connection with Sellers’ conduct of environmental remediation activities and Sellers’ operation of their retained properties for an initial term of twenty (20) years. The Operational Services Agreement shall be substantially in the form of Exhibit O attached hereto.
9.12 Termination of Operating Agreement. Effective on the Closing Date, CUSA and Refinery Buyer shall enter into a Termination of Operating Agreement for termination of CUSA’s operation of the South Refinery and release of obligations and liabilities of each of CUSA and Refinery Buyer in consideration of the obligations and liabilities undertaken by each of the Parties in this Agreement. The Termination of Operating Agreement shall be substantially in the form of Exhibit P attached hereto.
9.13 Product Pipeline Shipping History Notifications. Prior to the Closing Date, CUSA shall provide notifications to SFPP, L.P. and CPL in the form of the letters attached as Exhibit Q.
9.14 Connection Agreements with Products Pipelines. Effective on the Closing Date, CPL and Refinery Buyer shall enter into Connection Agreements relating to certain CPL products pipelines. The Connection Agreements shall be substantially in the form of Exhibits R-1 and R-2 attached hereto.
9.15 Loaned Employee Agreement. Effective on the Closing Date, CUSA and Buyers shall enter into a Loaned Employee Agreement governing the seconding to Buyers of certain CUSA employees who are not Prospective Employees for a term of six (6) months. The Loaned Employee Agreement shall be substantially in the form of Exhibit S attached hereto.
9.16 Remediation Hydrocarbon Sales Agreement. Effective on the Closing Date, CUSA and Pipeline Buyer shall enter into a Remediation Hydrocarbon Sales Agreement in the form of Exhibit T attached hereto for sale and purchase of recovered products generated from Sellers’ remediation activities.
9.17 Technology Agreement. Effective on the Closing Date, Sellers and Buyers shall enter into a Technology Agreement for transfer of interests in certain ChevronTexaco and third-party technology. The Technology Agreement shall be substantially in the form of Exhibit U attached hereto.
9.18 Rotor Use Agreement. Effective on the Closing Date, CUSA and Refinery Buyer shall enter into a Rotor Use Agreement in the form of Exhibit V attached hereto.
9.19 Pipeline Repair Covenants. Not later than three (3) months after the Closing Date, Pipeline Buyer shall, at its sole expense, cause PII Pipeline Solutions (“PII”) to complete the smart-pigging of the Sharon Ridge and the Guadalupe Pass-El Paso segments of the CPL Properties, using the PII Magnetic Flux Leakage High Resolution MFL) technique. CPL shall reimburse Pipeline Buyer for fifty percent (50%) of up to Eight Hundred Thousand Dollars ($800,000) of qualifying out-of-pocket costs (as defined in the last sentence of this Section 9.19) actually incurred by Pipeline Buyer within twelve (12) months following the Closing Date in performing repairs on the Sharon Ridge and the Guadalupe Pass-El Paso segments identified in the PII work referred to above, to the extent that such repairs are required to address line pipe corrosion, and provided that CPL shall have been given access to the results of the PII work prior to repairs being made and reasonable advance notice of and the opportunity to be present to observe any such repairs. Such reimbursement shall be made promptly following submission to CPL of reasonable supporting documentation therefor. The portion of the repair costs qualifying for reimbursement by CPL shall be those required in accordance with DOT 49 CFR 195 to cause the Sharon Ridge segment to operate at a pressure of 1125 pounds per square inch and the Guadalupe Pass-El Paso segment to operate at a pressure of 814 pounds per square inch.
9.20 Pipeline Remediation Covenants. To the extent required by Laws and applicable industry practice, CPL shall pay for and cause to be performed the work required for investigation and remediation of impacts of the Snyder release on August 24, 2000, the Guadalupe Milepost 105 release on February 12, 2003, the North Reeves release on March 17, 2003, the Sharon Ridge MP 2.7 release on September 17, 1999, the Cordona Lake Station release on February 14, 2002, the Mason Station release on January 5, 2003, the Milepost 13 release of unknown date, the North Snyder Station release on April 24, 2003 and the Plains Tank Farm release on April 14, 2003, provided that: 1) Pipeline Buyer, either directly or indirectly, has not engaged in any soil sampling/analysis, groundwater sampling/analysis, or other investigation activities in, on, or around the relevant release site in excess of that required by Laws and Applicable Permits, or engaged in any discussions with any Government Authority in excess of that required by Laws and Applicable Permits, 2) no reportable release has occurred in, on, or around the relevant release site subsequent to either the Closing Date or the date upon which CPL provides Pipeline Buyer with confirmation sampling test results indicating that the soils remaining at the release site are less than 1% TPH, whichever occurs later, 3) CPL is provided the right to conduct any work related to the cleanup of such releases, 4) CPL is provided the exclusive right to negotiate any regulatory requirements, and 5) CPL is provided the necessary access under the Easement Agreement to perform such work.
9.21 Cooperation in Filing Environmental Compliance Reports. Buyers and Sellers acknowledge that certain environmental compliance reports, including clean fuel compliance reports addressed in Section 9.23, will have to be filed after the Closing Date. Sellers shall prepare at their expense and file with the appropriate Government Authorities partial reports, covering the period January 1, 2003 through the Closing Date, for all periodic environmental reports due in 2003 and 2004 for the Transferred Properties. If any Government Authority will not accept any such partial reports, Buyers and Sellers will work cooperatively together to file a joint report each being responsible for the portion of the joint report covering their respective ownership in 2003 of the Transferred Properties. Buyers shall cause all environmental compliance reports due after the Closing Date for the Transferred Properties to be filed with the appropriate Government Authorities. Each Party shall cooperate as reasonably requested by the other Parties by providing information in its possession necessary for filing said reports after the Closing Date.
9.22 Cooperation in Obtaining Security. Buyers shall cooperate with Sellers in Sellers’ efforts to obtain insurance, surety bonds or other financial instrument(s) as security for the performance of Buyers’ obligations proposed under this Agreement, including providing third parties with Buyers’ audited financials, business plans and other confidential business information subject to reasonable confidentiality restrictions.

9.23 Cooperation in Filing Clean Fuel Compliance Report. If compliance with EPA’s gasoline regulations can be demonstrated separately, CUSA and Refinery Buyer will, at their own expense and effort, file separate reports covering their respective periods of operation of the North and South Refineries during 2003. If compliance cannot be demonstrated separately, Refinery Buyer is authorized to file a single report, and both CUSA and Refinery Buyer agree to jointly prepare the report, to share expenses thereof and to fully share all relevant information regarding the gasoline shipped from the North and South Refineries during 2003. Such information will include both the volume and quality of the gasoline shipped.
9.24 Mechanisms for Implementing Sellers’ Environmental Obligations. Sellers may elect to perform any of their respective environmental obligations under this Agreement, including but not limited to those obligations set forth in Sections 3.1(c), 3.1(d)(vii), 3.1(g)(vii), 9.4 or 9.5(a), (b), (c) and (e), though consultants, contractors, insurers, agents, Affiliates, risk management entities and other third parties that Sellers may individually or collectively choose. Sellers’ use of such consultants, contractors, insurers, agents, Affiliates, risk management entities and other third parties shall not relieve Buyers of any of their obligations under this Agreement, including but not limited to Buyers’ obligations under Section 9.6.
9.25 South Refinery PLL Insurance Policy. Buyers shall enforce rights of all insureds under and maintain the South Refinery PLL Insurance Policy in full force and effect. Without limiting the foregoing, Buyers shall not commute or otherwise terminate or reduce coverage under such policy without CUSA’s prior written consent.
9.26 Success Sharing Agreement. Effective on the Closing Date, Sellers and Buyers shall enter into a letter agreement regarding Sellers’ bonus program in the form of Exhibit Y attached hereto.
9.27 Guaranty and Undertaking Letters. Effective on the Closing Date, Refinery Buyer shall execute, and cause its Affiliates to execute, the Guaranty substantially in the form of Exhibit W hereto; (ii) cause Paul Foster to execute and deliver to Sellers the Foster Undertaking Letter in the form of Exhibit X-1 to this Agreement; (iii) cause the applicable trusts involved in the Buyers’ financing to execute the Undertaking Letters in the form of Exhibits X-2 and X-3 hereto.
9.28 Aceituno Litigation. In the event that the settlement agreement reached between the Refinery Buyer and the Aceituno Litigation plaintiffs in or around June 2000 is not consummated, Refinery Buyer and CUSA agree to meet promptly and attempt, in good faith, to reach a mutually beneficial agreement related to the defense of, and allocation of liability with respect to, the Aceituno Litigation (which litigation is more specifically described on Schedule 12 hereto).
ARTICLE 10
TAXES
10.1 Transfer Taxes. Any recording fees, transfer taxes and other charges imposed on the conveyance of the Transferred Properties by any governmental body shall be promptly paid by

Buyers (or reimbursed to Sellers by Buyers within five Business Days after demand therefor) in accordance with the Law or Government Authority levying such tax or fee.
10.2 Property and Excise Taxes.
     (a) All ad valorem property taxes for the current year, including but not limited to the real estate, fixtures, personal property and inventory shall be prorated between Buyers and Sellers as of the Closing Date. Sellers shall be responsible for all such taxes for all periods prior to the Closing Date. Buyers shall be responsible for the payment of all such taxes for all periods on or subsequent to the Closing Date. If such taxes are prorated at the time of Closing, pursuant to Section 4.3(v), and based on an estimate of the current year taxes, there shall be a final settlement between Buyers and Sellers based on the actual taxes due for the year. Any refunds or rebates that may be received for the current year shall be prorated between Buyers or Sellers as of the Closing Date and Seller shall be entitled to all refunds and rebates that may be received for prior years. Any refunds or rebates will be paid to the applicable Parties within thirty (30) days of receiving the refund or rebate.
     (b) Buyers shall be responsible for all sales, use and similar taxes arising out of the sale of the Transferred Properties. On the Closing Date, Buyers shall pay Sellers all state and local sales or use taxes determined by Buyers’ independent accounting firm, Ernst & Young, to be applicable, and Sellers shall remit such amount to the appropriate taxing authority in accordance with applicable law; provided, however, that if Buyers hold a direct payment permit which is valid on the Closing Date, Buyers shall assume all responsibility for remitting to the appropriate taxing authority the state and local sales and use taxes due and shall provide Sellers with any exemption certificates or other documentation required under applicable Law in lieu of paying Sellers such taxes due. Buyers shall, in accordance with their respective interests, severally and not jointly, indemnify, defend and hold harmless Sellers against any sales or use taxes assessed against Sellers by any taxing authority in respect of this sale including the amounts of any penalties, interest and attorney’s fees.
     (c) In the event that the transferor or transferee of any of the Transferred Properties receives a notice of liability for additional Taxes or charges (the Party receiving such notice of liability will hereafter be referred to as the liable party) which are assessed upon or levied against any of the Transferred Properties after the Closing Date with respect to any period for which the liable party is not responsible for payment under the above terms then the other Party (being the transferee or transferor, respectively) (hereafter referred to as the responsible party) after receiving such notice of liability shall have the option of either:
     (i) Paying the Tax directly, including payment under protest to preserve the right to contest the liability, or
     (ii) Challenging the liability asserted in such notice, taking all action necessary and incident to such challenge. If the responsible party elects to challenge the validity of such bill or any portion thereof, the liable party shall extend reasonable cooperation to the responsible party in such efforts at no expense to the responsible party.

Notwithstanding the foregoing, the liable party may elect to pay such notice of liability; however, the responsible party will not have to reimburse such payment unless the responsible party has consented to that payment and reimbursement and the responsible party’s right to contest such liability is preserved.
     (d) The Parties believe and intend that the purchase and sale of assets covered by this Agreement constitutes an isolated or occasional sale as defined in Texas Tax Code Section 151.304. In connection therewith, Sellers represent that the sale pursuant to this Agreement constitutes a sale of the entire operating assets of a separate division, branch or identifiable segment of a business, and that the income and expenses attributable thereto can be separately established from the books of account or record. For these purposes, “operating assets” means tangible personal property used exclusively by the enterprise in providing the product or service but does not mean tangible personal property maintained and used both for general business purposes and by the specific enterprise, and “operating assets” excludes inventory and intangible property. Should this purchase and sale constitute an isolated or occasional sale and not be subject to sales or use tax with any of the taxing authorities having jurisdiction over this transaction, no sales tax will be collected by Sellers from Buyers at the Closing Date. Sellers agree to cooperate with Buyers in demonstrating that the requirements for an isolated or occasional sale or any other sales tax exemption have been met.
10.3 Tax-Deferred Exchange Option. Sellers shall have the right to elect to effect a tax deferred exchange under Internal Revenue Code Section 1031 (a “Tax-Deferred Exchange”) for one or more of the Transferred Properties at any time prior to the Closing Date, provided such election does not and will not delay the Closing. If Sellers elect to effect a Tax-Deferred Exchange, Buyers agree to execute additional escrow instructions, documents, agreements, or instruments to effect the exchange, provided that Buyers shall incur no additional costs, expenses, fees or liabilities as a result of or connected with the exchange. Sellers may assign any of their rights and delegate performance of any of their duties under this Agreement in whole or in part to a third party in order to effect such an exchange; provided that Sellers shall remain responsible to Buyers for the full and prompt performance of their respective delegated duties. Sellers shall indemnify and hold each Buyer and their Affiliates harmless from and against any and all claims, expenses (including reasonable attorney’s fees), loss and liability resulting from any exchange undertaken pursuant to this Section 10.3.
10.4 Refunds. Other than Taxes covered in Section 10. 2, Sellers shall be entitled to any refund of Taxes (associated with operations related to the assets and entities subject to this Agreement) paid by Sellers to any governmental entity. Other than Taxes covered in Section 10.2, Buyers shall be entitled to any refund of Taxes (associated with operations related to the assets and entities subject to this Agreement) paid by Buyers to any governmental entity. The Party receiving a refund shall make a good faith effort to ascertain the source of the refund and to resolve by mutual consent the ownership of any refunds related to the subject properties.
10.5 Compliance and Contests. Subject to the reimbursement of reasonable out-of-pocket expenses, the Parties will provide each other such records and assistance as may be reasonably requested by any of them in connection with the preparation of any Tax Return, and audit or other examination by any taxing authority, and any judicial and administrative proceedings related to the liability for Taxes (including without limitation, any additions to or refund of Taxes).
ARTICLE 11
EMPLOYEES AND BENEFITS
11.1 Offers of Employment.
     (a) Sellers’ employees listed on Schedule 16 are the “Prospective Employees”. Buyers shall offer employment with them to one hundred percent (100%) of all Prospective Employees who are represented by the Refinery Union (the “Represented Employees”). Buyers shall also offer employment to not less than eighty-five percent (85%) of the total Prospective Employees who are non-Represented Employees. Buyers, however, shall not offer employment to any Prospective Employee (none of which are Represented Employees) listed in Schedule 16 with an asterisk by his or her name unless Buyers receive Sellers’ prior written consent to do so. Any Prospective Employee with an asterisk by his or her name shall not be considered for purposes of determining whether Buyers have made offers of employment to not less than eighty-five percent (85%) of the total Prospective Employees who are non Represented Employees. For purposes of this Article 11, references to “Sellers” shall include Sellers’ Affiliate where a Prospective Employee is employed by such Affiliate no later than thirty-one (31) days prior to the Closing Date.
     (b) Buyers’ employment offers to Prospective Employees shall be made in writing during a “hiring period” beginning on the Execution Date and ending two weeks prior to the scheduled Closing Date. Buyers may require each Prospective Employee to submit a formal application for employment and submit to Buyers’ customary hiring procedures. Each such employment offer shall be for a position with Buyers at a salary or wage that is no less than the base salary (or the base wage rate) plus any shift, incentive or piece-rate differentials applicable with respect to such Prospective Employee on the Closing Date (“Equivalent Wage”). Equivalent Wage shall not include the value of any benefit plan or program, including without limitation, the ChevronTexaco Success Sharing Program and/or Management Incentive Plan, or any other company incentive program in effect as of the Closing Date. Each such employment offer shall also be for a position at a work location that is fifty (50) miles or less from the Prospective Employee’s work location at the time of the offer.
     (c) Such employment offers shall provide that the employment with the Buyers shall commence on the first day immediately following the Closing Date (“Hire Date”) and shall be conditioned upon Closing. Notwithstanding the foregoing, Buyers shall have no obligation under this Agreement to employ any Prospective Employee who accepts its employment offer but does not actively report for work with Buyers on the Hire Date, unless (1) such Employee is on vacation, scheduled time off, or other similar Sellers-approved absence and commences active work with Buyers upon the termination of such approved absence; or (2) such Employee is absent from work due to illness or injury and reports for active work with Buyers within thirty (30) days after the Hire Date.

     (i) Any Prospective Employee selected by Buyers who has accepted his or her employment offer but is on vacation, scheduled time off or on other Sellers-approved absence on the Hire Date shall become the Buyers’ employee, as applicable, on the hire Date.
     (ii) Any Prospective Employee who accepts Buyers’ employment offer but is absent from work due to illness or injury, and who reports for active work with Buyers within thirty (30) days after the Hire Date, shall become the Buyers’ employee, as applicable, with effect as of the Hire Date.
Any Prospective Employee who accepts Buyers’ offer for employment but who fails to report for work in accordance with this Section 11.1(c) shall not become a Buyers’ employee for any purpose.
     (d) Sellers will terminate the employment of all Prospective Employees who accept Buyers’ employment offers on the Closing Date, provided Sellers will terminate the employment of any Prospective Employee described in clause (c)(ii) above effective on the earlier of the day immediately before reporting for work with Buyers or thirty (30) days after the Hire Date. Prospective Employees who become Buyers’ employees as of the Hire Date (or, in the case of Employees described in clause (c)(ii) above, within thirty (30) days after the Hire Date), are the “Affected Employees.” Prospective Employees who do not become Affected Employees are “Remaining Employees.”
     (e) Nothing in this Agreement shall affect Buyers’ right to terminate the employment of any Affected Employee on or after the date he or she becomes Buyers’ employee, with or without cause; provided that Buyers shall comply with the terms of the severance program required by Section 11.4 below if such termination is prior to one (1) year after the Hire Date.
     (f) Buyers shall control and be responsible for the process by which the Buyers offer employment to Prospective Employees. Buyers may interview any Prospective Employee during normal working hours (including interviews on site) consistent with the operating requirements of Sellers and, with the written permission of the Prospective Employee (a copy of which written permission shall be furnished to Buyers), may review and retain copies of such Prospective Employee’s training, attendance and safety records (if any) maintained by Sellers. All of the original personnel records maintained by Sellers relating to the Prospective Employees shall remain with Sellers after the Closing Date and shall not be turned over to Buyers. Buyers shall, however, have access to and use of such records as may be required in connection with the prosecution or defense of any administrative or court claim, and Sellers shall not destroy any such records prior to the time such records are scheduled for destruction pursuant to Sellers’ records retention policy applicable to records of this type.
     (g) Buyers shall not reduce an Affected Employee’s salary (or wage rate) below the Affected Employee’s Equivalent Wage prior to one (1) year after the Hire Date.

11.2 Defined Benefit Pension Plans.
     (a) Sellers’ Pension Plan.
     (i) Sellers shall cause the ChevronTexaco Corporation Retirement Plan and related excess benefit plan (“Sellers’ Pension Plan”) to:
     (A) retain the liability for pension benefits accrued by each Affected Employee as of the date he or she terminates employment with Sellers;
     (B) provide for distributions in accordance with Sellers’ Pension Plan’s distribution rules to any Affected Employee eligible for an immediate distribution as of the date he or she terminates employment with Sellers. Sellers shall also cause the Sellers’ Pension Plan to recognize the Affected Employee’s service with the Buyers from the date such Affected Employee commences employment with the Buyer until the earlier of the date the Affected Employee is no longer employed by Buyers (including any entity within Buyers’ Controlled Group) or receives a distribution from Sellers’ Pension Plan. The service described in the preceding sentence shall be recognized by the Sellers’ Pension Plan only for purposes of vesting and determining eligibility to receive a benefit (including, without limitation, eligibility to receive subsidized early retirement benefits, Social Security supplements and ancillary benefits), but not for the purpose of accruing additional benefits (i.e., pension credit). Such recognition of service for above described purposes, however, is expressly conditioned on the Affected Employee’s not receiving a distribution from Sellers’ Pension Plan prior to the date he is no longer employed by Buyers (including any entity within Buyers’ Controlled Group).
     (ii) Upon reasonable request, Buyers, as applicable, shall provide Sellers as soon as reasonably practical with information concerning each Affected Employee’s service with the Buyers’ Controlled Group and the date when the Affected Employee is no longer employed by Buyers (including any entity within Buyers’ Controlled Group).
     (b) Buyers’ Pension Plan.
     (i) No later than the Hire Date, Buyers shall establish and maintain, or make provision for, a defined benefit pension plan that is qualified as soon as practicable following the Closing Date under Section 401 of the Internal Revenue Code (“Buyers’ Pension Plan”). Buyers’ Pension Plan shall not be amended in a manner inconsistent with this Section 11.2 or terminated prior to one year after the Hire Date.
     (ii) Buyers shall cause the Buyers’ Pension Plan to provide that all Affected Employees shall be immediately eligible to participate in Buyers’ Pension Plan upon commencement of their employment with Buyers, as applicable.
     (iii) Buyers shall cause the Buyers’ Pension Plan to recognize each Affected Employee’s service under the Sellers’ Pension Plan as of the date his or her employment with Sellers terminates for purposes of vesting and determining eligibility to receive a benefit (including, without limitation, eligibility to receive subsidized early retirement benefits, Social Security supplements and ancillary benefits). Such service shall also be the service used by Sellers’ Pension Plan for such purposes.
     (iv) Buyers shall also cause the Buyers’ Pension Plan to provide a “wraparound” benefit for each Affected Employee. Such “wraparound” benefit will be determined as follows. Buyers shall cause Buyers’ Pension Plan to accrue a benefit for each Affected Employee based on his or her combined service with Sellers and Buyers (both including service with any entity within their respective Controlled Groups). Such service shall be the service in the respective Pension Plans used to calculate benefit accruals. Buyers shall then cause Buyers’ Pension Plan to offset the accrued benefit under the Sellers’ Pension Plan from the portion of the Affected Employee’s accrued benefit in the Buyers’ Pension Plan that is attributable to service before the termination of his or her employment with Sellers (both expressed in the form of a single life annuity commencing at age 65).
As soon as reasonably practicable after the termination of each Affected Employee’s employment with Sellers, Sellers shall provide Buyers with such Affected Employee’s service, compensation and benefit payable under Sellers’ Pension Plan in the form of a single life annuity commencing at age 65.
11.3 Qualified Defined Contribution Plans.
     (a) Sellers shall cause the ChevronTexaco Employee Savings Investment Plan (“Sellers’ Defined Contribution Plan”) to fully vest each Affected Employee as of the date his or her employment with Sellers terminates, and to provide for the distribution of such Affected Employee’s vested benefits in accordance with such plan’s distribution rules.
     (b) No later than the Hire Date, Buyers shall establish and maintain, or make provision for, a defined contribution plan that is qualified as soon as practicable following the Closing Date under Section 401 of the Internal Revenue Code (“Buyers’ Defined Contribution Plan”). Buyers’ Defined Contribution Plan shall not be terminated prior to one year after the Hire Date. Buyers shall cause the Buyers’ Defined Contribution Plan to recognize for purposes of participation eligibility, vesting and benefit eligibility purposes each Affected Employees service for such purposes under Sellers’ Defined Contribution Plan as of the’ date his or her employment with Sellers terminates.
     (c) Buyer shall cause the Buyers’ Defined Contribution Plan to accept the direct rollover of Affected Employees’ benefit distributed from Sellers’ Defined Contribution Plan in cash and, where the Affected Employee elects to roll over his entire eligible balance, any promissory notes not accelerated (as provided in Internal Revenue Code Section 401(a)(31)). Any Affected Employee who elects to roll over his or her entire eligible balance from Sellers’ Defined Contribution Plan to Buyers’ Defined Contribution Plan may elect to include with the rollover any loans outstanding under Sellers’ Defined Contribution Plans as of the date his or her employment with Sellers terminates, provided the loans have not been accelerated at the time of the rollover.

11.4 Severance Plans.
     (a) Sellers’ Severance Pay Plans. Sellers shall cause the execution of a severance pay plan(s) for the benefit of qualifying Prospective Employees (“Sellers’ Severance Pay Plans”). Prospective Employees will only receive severance pay in connection with the termination of their employment with Sellers if they qualify for it under the terms of Sellers’ Severance Pay Plans. Without limitation, Sellers’ Severance Pay Plans shall provide that a Prospective Employee is ineligible for severance pay if he or she received an employment offer from Buyers at an Equivalent Wage and at a work location within 50 miles of his or her work location with Sellers at the Closing Date, regardless of whether such offer is accepted or rejected.. In addition, Sellers’ Severance Pay Plans shall provide that no Affected Employee shall be eligible for severance pay.
     (b) Buyers’ Severance Program.
     (i) If within one year of the Hire Date (A) Buyers involuntarily terminates the employment of an Affected Employee (for reasons other than cause or to commence employment with another entity within Buyers’ Controlled Group), (B) the Affected Employee elects to terminate employment with the Buyers (or another entity within Buyers’ Controlled Group) rather than be required to transfer to a job location more than fifty (50) miles from his or her current job location, or (C) the Affected Employee elects to terminate employment with the Buyers (or another entity within the Buyers’ Controlled Group) rather than accept a reduction in compensation below his or her Equivalent Wage (without regard to whether such reduction in compensation would violate Section 11.1(g) of this Agreement), the Buyers shall provide severance pay and other benefits to such Affected Employee as described below (“Buyers’ Severance Program”). Buyers agree to adopt such Buyers’ Severance Program no later than the Hire Date and not to terminate it or amend it in a manner inconsistent with this Section 11.4(b) prior to one year after the Hire Date.
     (ii) Buyers’ Severance Program shall provide severance pay in an amount no less than two weeks of such Affected Employee’s Equivalent Wage (or his then-current base rate of pay, if greater) for each combined year of service with Sellers and Buyers (each including any other entity within its respective Controlled Group). Such service shall be prorated for completed calendar months and subject to a minimum of four years and a maximum of twenty-six (26) years. Service with Sellers for these purposes shall be Sellers’ service used to calculate severance pay under Sellers’ Severance Pay Plan. Buyers’ Severance Program shall also provide for the continuation of employee rates and Buyers’ contribution for medical coverage that are applicable to similarly situated active Buyers employees for up to six months after the Closing Date.
     (iii) As soon as reasonably practicable after the termination of each Affected Employee’s employment with Sellers, Sellers shall provide Buyers with such Affected Employee’s service (as defined in Sellers’ Severance Pay Plan).
     (iv) Notwithstanding the foregoing, Buyer may condition eligibility for any benefit under Buyers’ Severance Program on the execution of a release or waiver of any liability. Such release or waiver shall be in such form as Buyers determine in their sole discretion.
11.5 Vacation Pay. Buyers shall adopt a vacation pay plan or policy no later than the Hire Date. (“Buyers’ Vacation Pay Policy”). Buyers’ Vacation Pay Policy shall:
     (i) be applicable to each Affected Employee upon the commencement of his or her employment with Buyers, as applicable;
     (ii) recognize the service that Sellers used for purposes of vacation pay accrual as of the date each Affected Employee terminates employment with Sellers; and
     (iii) recognize all earned and unused vacation for 2003 of each Affected Employee as of the date each Affected Employee terminates employment with Sellers (Sellers shall be responsible for any compensation due to Affected Employees for any vacation carryover not used prior to the Closing Date); and
     (iv) provide a minimum annual vacation pay accrual equal to the ChevronTexaco Vacation Policy (non-Represented Employees) or specified in the collective bargaining agreement between CUSA and the Refinery Union (Represented Employees), as applicable.
Notwithstanding the foregoing, such minimum annual accrual may be prorated where the Affected Employee is employed by the Buyers (including other entities within Buyers’ Controlled Group) for less than a full calendar year.
11.6 Health Care Plans.
     (a) In General. Buyers shall establish and maintain, or make provision for, medical, mental health, substance abuse, and dental plans (“Buyers’ Health Care Plans”) as of the Hire Date. Buyers’ Health Care Plans shall provide that each Affected Employee and his or her eligible dependents, as prescribed by applicable employment law, shall be eligible to enroll in such plans with coverage commencing immediately upon commencement of his or her employment with Buyers, as applicable. If such Affected Employee was enrolled in Sellers’ corresponding plan upon termination of Sellers’ employment, Buyers shall cause Buyers’ Health Care Plans to: (i) waive any pre-existing condition limitations; and (ii) recognize each such Affected Employee’s expenditures (including those of his covered dependents) under Sellers’ corresponding plan for the calendar year in which the Affected Employee becomes Buyers’ employee, as applicable, toward any applicable deductible and annual out-of-pocket limit in Buyers’ Health Care Plans for such calendar year. In addition, Buyers will cause Buyers’ Health Care Plans to waive any pre-existing condition limitation where required to comply with the provisions of the Health Insurance Portability and Accountability Act of 1996 (“HIPAA”). Sellers’ benefit plans that provide medical, mental health, substance abuse, and dental coverage (“Sellers’ Health Care Plans”) shall be liable for the following expenses of the Affected Employees and their dependents to the extent such individuals have coverage under such plans and such expenses are covered under the terms of such plans (“Covered Expenses”):

     (i) Covered Expenses incurred before the date the Affected Employee becomes an employee of Buyers, as applicable; and
     (ii) Covered Expenses incurred within six (6) months after the date they terminate employment with Sellers that relate to a condition that caused the employee or covered dependent to be totally disabled as of that date as determined under the terms of the applicable Sellers’ plan.
     (b) Special Rules for Flexible Spending Account. The Parties agree to coordinate the transition of the Sellers’ health care flexible spending account plan with respect to Affected Employees as described in Situation 1 of Internal Revenue Service Revenue Ruling 2002-32. Accordingly, Sellers agree to cause the ChevronTexaco Health Care Program to permit the continued participation of Affected Employees without an additional contribution for the remainder of the calendar year including the Hire Date. Buyers agree to establish and maintain or make provision for, the establishment of a health care flexible spending account plan applicable to Affected Employees and that the election by any Affected Employee under the ChevronTexaco Health Care Program shall be continued as an election as if made under the Buyers’ health care flexible spending account. All benefits for the remainder of that calendar year will be paid by the ChevronTexaco Health Care Plan and not from the Buyers’ health care flexible spending account plan. In consideration of Affected Employees being able to participate in the ChevronTexaco Health Care Program for the remainder of that calendar year, Buyers will remit to Sellers all periodic salary reductions made by Affected Employees in Buyers’ health care flexible spending account plan after the Hire Date and during the remainder of the calendar year no later than five days after the month in which such salary reduction occurs.
11.7 Post Retirement Welfare Benefits.
     (a) Sellers’ Post-Retirement Health Care Coverage. Sellers shall be responsible for all post-retirement medical, mental health, substance abuse, and dental coverage for the Remaining Employees (“Sellers’ Post-Retirement Health Care Coverage”). Sellers also shall make available Post-Retirement Health Care Coverage to any Affected Employee who as of the date he or she terminates employment with Sellers is eligible to receive and enroll in Sellers’ Post-Retirement Health Care Coverage (“Eligible Affected Employees”). Eligible Affected Employees shall be treated in the same manner as any other similarly situated Sellers’ employees who would terminate employment with Sellers. For purposes of calculating the amount of any Company contributions toward such coverage, Sellers shall not be obligated to consider any age greater than the Affected Employee’s age upon termination of employment with Sellers or any service with Buyers. Notwithstanding the foregoing, Sellers’ Post Retirement Health Care Coverage shall be subject to Sellers’ unilateral and discretionary right (including the rights of any entity within Sellers’ Controlled Group) to amend or terminate such coverage at any time and with respect to any Eligible Affected Employees.
     (b) Buyers’ Post Retirement Health Care Coverage. Buyers shall establish and maintain, or make provision for, as of the Hire Date post-retirement medical, mental health, substance abuse, and dental coverage in Buyers’ Health Care Plans for eligible pre-age 65 former employees (“Buyers’ Post-Retirement Health Care Coverage”). Affected Employees shall be eligible to qualify for Buyer’ Post-Retirement Health Care Coverage on a basis no less favorable than that applicable to Buyers’ non-Affected Employee employees. In meeting any service requirement for Buyers’ Post-Retirement Health Care Coverage, Buyers shall recognize all service with the Sellers used by it for purposes of qualifying for Sellers’ Post-Retirement Health Care Coverage as of the date such Affected Employee terminates employment with Sellers. As soon as reasonably practicable after the Closing Date, Sellers shall provide Buyers with such Affected Employee’s service as of the Closing Date it uses to determine qualification for Sellers’ Post-Retirement Health Care Coverage.
11.8 WARN Act Indemnification. Buyers shall indemnify Sellers from all liabilities arising out of the notification or other requirements of the Worker Adjustment and Retraining Notification Act of 1988, as amended (“WARN Act”), with respect to the Affected Employees in connection with actions taken by Buyers on the Closing Date. Sellers shall indemnify Buyers against all liabilities under the WARN Act with respect to all other employees of Sellers, including the Remaining Employees.
11.9 Buyers’ Other Employee Benefits. Buyers agree that as of the date an Affected Employee becomes Buyers’ employee, he or she will be eligible to participate in Buyers’ employee benefit plans and programs that are not specifically described in this Article 11 which are generally applicable to Buyers’ non-Affected Employee employees (or, at the time he or she may retire, will be eligible to participate in the retiree employee benefit plans and programs for which he or she qualifies based upon his or her age and service and which are generally applicable to similarly situated retirees of Buyers), and that each Affected Employee shall be given credit for the corresponding service recognized by Sellers prior to the date he or she terminates employment with the Sellers for all applicable purposes (including participation eligibility, vesting, benefit eligibility and benefit accrual) under Buyers’ employee benefit plans and programs, whether in effect on the Hire Date or subsequently established by Buyers. In addition, if the Affected Employee (or his covered dependent) was participating in the Sellers’ similar employee welfare benefit plan as of the date his or her employment with the Seller terminates, Buyers will cause such Buyers’ employee welfare benefit plan to waive any and all restrictions relating to pre-existing conditions and evidence of insurability. For purposes of such waiver, if Sellers had no similar employee welfare benefit plan, Buyers will presume participation and satisfaction of pre-existing condition limitations on the part of the Affected Employee (or his covered dependents).
11.10 General Employee Provisions.
     (a) Sellers and Buyers shall give any notices required by law and take whatever other actions with respect to the plans, programs and policies described in this Article 11 as may be necessary to carry out the arrangements described in this Article 11.
     (b) Sellers and Buyers shall provide each other with such plan documents and descriptions, employee data or other information as may be reasonably required to carry out the arrangements described in this Article 11.
     (c) If any of the arrangements described in this Article 11 are determined by the Internal Revenue Service or other applicable Government Authority, or by a court of competent jurisdiction, to be prohibited by law, Sellers and Buyers shall modify such arrangements to (as closely as possible) retain the intent and economic benefits and burdens of the parties as reflected herein in a manner which is not prohibited by law.
     (d) In the event that Buyers hire any Remaining Employee within six months after he or she terminates Sellers’ employment, Buyers will notify Sellers of such event and shall reimburse Sellers for any severance pay paid by Sellers to such Remaining Employee within three business days after the date they are employed by Buyers.
     (e) Notwithstanding anything to the contrary in this Article 11, the Parties’ obligations under this Article 11 with respect to Represented Employees shall be subject to Buyers’ successful negotiations of the terms and conditions described herein with the Refinery Union. With respect to the negotiation of any such applicable collective bargaining agreement, Buyers agree to offer to the Refinery Union representing any Represented Employee, the terms and conditions of employment as described in this Article 11. Buyers further agree to assume the collective bargaining agreement as listed in Schedule 4 hereto between CUSA and the Refinery Union representing any Represented Employee who becomes an Affected Employee.
     (f) Buyers agree that Sellers shall assign to Buyers and Buyers shall accept and assume as of the date the Affected Employee terminates employment with Sellers any outstanding loan that Sellers may have made to Affected Employees. In exchange for such assignment and assumption, Buyers shall, on the day of such assignment, transfer to Sellers an amount equal to the then outstanding amount of principal due under such loans. Any such loans outstanding as of the date hereof are listed on Schedule 21 hereto.
ARTICLE 12
GENERAL TERMS
12.1 Costs and Expenses. Buyers shall pay the cost of any title insurance acquired on any of the Transferred Properties. Sellers shall pay for all survey and replatting expenses. In addition, Buyers shall pay all HSR Act and other filing fees, costs of assignments of Applicable Contracts and Applicable Permits and costs of recording required in connection with the Closing. Each Party shall pay its own attorneys’ fees and other expenses related to the preparation and execution of this Agreement.
12.2 Bulk Transfer Law. Each Buyer waives compliance with the provisions of any applicable bulk sales or bulk transfers Law. Sellers shall indemnify and hold Buyers harmless from any claims, loss or liability incurred by Buyers as a result of the failure to so comply; provided, however, such indemnity shall not apply to obligations and liabilities assumed by Buyers.
12.3 Further Assurances. Sellers and Buyers will cause to be executed and delivered from time to time at the request of the other Parties all such further instruments of conveyance, assignments and further assurances as reasonably may be required to transfer and assign the Sellers’ interest in the Transferred Properties or otherwise to implement the provisions and intent of this Agreement, including any further documentation that may be necessary to preserve the rights and obligations of the Parties under this Agreement in connection with any financing structure implemented by Buyers.

12.4 Notices. All notices and other communications required or permitted to be given or delivered hereunder shall be in writing and shall be delivered personally, transmitted by facsimile with answer back confirmed or sent by recognized overnight courier service or United States mail, postage prepaid and return receipt requested, directed to the Party intended at the address set forth below, or at such other address as may be designated by such Party by notice given to the other Party in the manner aforesaid, and shall be effective upon receipt:

If to Sellers:	If to Buyers:

Chevron Products Company	Western Refining Company, L.P.
6001 Bollinger Canyon Road Building T, 4th Floor	Kaston Pipeline Company, L.P.
San Ramon, California 94583	6500 Trowbridge Drive
Attention: Vice President & General Counsel	El Paso, Texas 79905
Facsimile: (925) 842-5060	Attention: President
Facsimile: (915) 881-0002

With a copy to:

Chevron Pipe Line Company
2811 Hayes Road
Houston, Texas 77082
Attention: Vice President & General Counsel
Facsimile: (281) 596-3619
12.5 Assignment. No Party may assign any right granted it under this Agreement or delegate performance of any duty to be performed by it hereunder without the express written consent of the other Parties, which consent shall not be unreasonably withheld. Notwithstanding the foregoing, any Party may assign its rights or delegate performance of its duties to its Affiliate effective upon notice thereof to the other Parties (provided that, in the case of assignment or delegation by either Buyer, the recipient either is a party to the Guaranty Agreement referenced in Section 6.1(u) or provides Sellers with an undertaking to assume the duties of Buyer hereunder in proportion to the rights or duties assigned or delegated). Further, except as expressly consented to by Sellers in their sole discretion, Buyer shall not transfer any material interest in the real property or fixed assets included in the Transferred Properties without the transferee’s providing Sellers with an undertaking assuming the duties of Buyer hereunder in proportion to the applicable interest transferred. Subject to the foregoing, all rights and duties of each Party hereunder shall inure to the benefit of and be binding upon its successors and assigns.
12.6 Governing Law and Dispute Resolution. The interpretation and enforcement of this Agreement, and any arbitration and arbitral decision pursuant to clause (b) below, shall be governed by the substantive law of the State of Texas, without the application of its conflict of law rules; provided, however, questions concerning arbitrability under the dispute resolution provision hereof shall be governed exclusively by the United States Arbitration Act.
     (a) The Parties desire to avoid all forms of traditional litigation and therefore agree, except as otherwise specifically set forth in this Agreement, that all disputes, controversies or claims arising out of or relating to this Agreement (collectively “Disputes”) shall be resolved in accordance with the following procedures:

     (i) The Parties shall use commercially reasonable efforts to resolve Disputes through direct discussions. The management of each Party commits itself to respond promptly to any communications concerning Disputes.
     (ii) Within fifteen (15) days of written notice that there is a Dispute, representatives of the Parties with authority to settle the matter shall meet at a mutually acceptable time and place in Houston, Texas, or such other location as may be agreed, and as often thereafter as they deem reasonably necessary in an effort to reach an amicable resolution. If a negotiator intends to be accompanied at a meeting by an attorney, the other negotiator shall be given at least three (3) Business Days’ notice of such intention and may also be accompanied by an attorney.
     (iii) If no amicable resolution or settlement is reached as a result of the procedures in subparagraph (i) or (ii) herein, the Dispute shall be finally resolved through binding arbitration which shall be conducted expeditiously. The Parties and arbitration panel shall endeavor to complete the arbitration process within one hundred twenty (120) days of the first status conference before the arbitrator(s). Unless otherwise agreed to by the Parties, such arbitration shall be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association (the “Rules”), with Sellers collectively being considered one “party” for purposes of the Rules and the Buyers collectively being considered one “party” for purposes of the Rules.
     (A) For disputes involving an amount in controversy of less than Five Million Dollars ($5,000,000), the arbitration shall be conducted by a single arbitrator. For disputes involving a greater amount in controversy, the arbitration shall be conducted by a panel of three (3) arbitrators. Each side shall be permitted to nominate one arbitrator and the two Party-nominated arbitrators shall confer and attempt to agree on a suitable chair for the arbitration panel within five (5) Business Days or such other time as the Parties may agree. If the two Party-nominated arbitrators are unable to agree on a third arbitrator, or if any Party fails to nominate an arbitrator as herein provided, the arbitrators shall be appointed in accordance with the Rules. In any event, all arbitrators appointed hereunder shall have expertise relevant to the matter under dispute.
     (B) Unless the Parties agree otherwise, the place of arbitration shall be Houston, Texas. The arbitrators shall. not be empowered to award any form of exemplary or punitive damages. As part of any arbitral award pursuant to this paragraph, the arbitrators shall render a reasoned award. The Parties consent to judgment on such award being entered in any court having jurisdiction.
     (b) The dispute resolution proceedings contemplated by this provision shall be as confidential and private as permitted by Law or the rules of any applicable securities exchange. To that end, the Parties shall not disclose the existence, content or results of any proceedings conducted in accordance with this provision, and materials prepared or submitted in connection with such proceedings shall not be admissible in any other proceeding, provided, however, that this confidentiality provision shall not prevent a petition to vacate or enforce an arbitral award, and shall not bar disclosures required by Law or the rules of any applicable securities exchange.

The Parties agree that any decision or award resulting from proceedings in accordance with this dispute resolution provision shall have no preclusive effect in any other matter involving third parties.
     (c) Should any Party institute any arbitration (or court proceeding, to the extent permitted) under this Section 12.6 to enforce any provision hereof or for damages by reason of the breach, default or liability of the other Party arising out of any provision of this Agreement or otherwise, the prevailing Party (as determined by the arbitral panel or court) shall be entitled to recover costs of the arbitration or court proceeding and reasonable attorneys’ fees to be fixed by the arbitral panel or court.
     (d) Each Party is required to continue to perform its obligations under this Agreement pending final resolution of any Dispute.
     (e) Any judicial proceedings permitted to be brought-with respect to this Agreement shall be brought in any state or federal court of competent jurisdiction in the State of Texas, and the Parties generally and unconditionally accept the exclusive jurisdiction of such courts. The Parties waive, to. the fullest extent permitted by applicable law, any objection which they may now or hereafter have to the bringing of any such action or proceeding in such jurisdiction.
BINDING ARBITRATION
NOTICE: BY INITIALING IN THE SPACE PROVIDED BELOW YOU ARE AGREEING TO HAVE ANY DISPUTE RELATING TO OR ARISING OUT OF THE MATTERS INCLUDED IN THE “GOVERNING LAW AND DISPUTE RESOLUTION PROVISION DECIDED BY NEUTRAL ARBITRATION AS PROVIDED BY TEXAS LAW AND YOU ARE GIVING UP ANY RIGHTS YOU MIGHT POSSESS TO HAVE THE DISPUTE LITIGATED IN A COURT OR JURY TRIAL. BY INITIALING IN THE SPACE PROVIDED BELOW YOU ARE GIVING UP YOUR JUDICIAL RIGHTS TO DISCOVERY AND APPEAL, UNLESS THOSE RIGHTS ARE SPECIFICALLY INCLUDED IN THIS PROVISION. IF YOU REFUSE TO SUBMIT TO ARBITRATION AFTER AGREEING TO THIS PROVISION, YOU MAY BE COMPELLED TO ARBITRATE UNDER THE AUTHORITY OF THE LAWS OF THE STATE OF TEXAS. YOUR AGREEMENT TO THIS ARBITRATION PROVISION IS VOLUNTARY.
WE HAVE READ AND UNDERSTAND THE FOREGOING AND AGREE TO SUBMIT DISPUTES ARISING OUT OF THE MATTERS INCLUDED IN THE “GOVERNING LAW AND DISPUTE RESOLUTION” PROVISION TO NEUTRAL ARBITRATION.
CUSA                      REFINERY BUYER                      CPL                      PIPELINE BUYER
12.7 Entire Agreement and Modifications.
     (a) This Agreement, together with all Schedules and Exhibits attached hereto, constitutes the entire agreement between Sellers and Buyers with respect to the subject matter hereof, superseding all prior statements, representations, discussions, agreements and understandings relating to such subject matter; provided, however, that the Confidentiality Agreement shall remain in effect until and unless the Closing occurs.
     (b) Except as otherwise specifically provided in this Agreement, all covenants, agreements, representations, guaranties, indemnities, and warranties shall survive the Execution Date of this Agreement, the Closing Date, and the delivery and recordation of deeds, assignments or bills of sale which convey the Transferred Properties to Buyers.
     (c) No modification to this Agreement shall be binding unless in writing and signed by all Parties. The waiver or failure of any Party to enforce any provision of this Agreement shall not be construed or operate as a waiver of any further breach of such provision or of any other provision of this Agreement.
12.8 Parties in Interest. Nothing in this Agreement, whether express or implied, is intended to confer any rights or remedies under or by reason of this Agreement on any persons other than the Parties and their respective successors and assigns, nor is anything in this Agreement intended to relieve or discharge the obligation or liability of any third person to any Party to this Agreement, nor shall any provision of this Agreement give any third persons any right of subrogation or action over and against any Party to this Agreement.
12.9 Severability. In the event any provision of this Agreement is held to be invalid by a court or arbitrator of competent jurisdiction, the invalidity of any such provision shall in no way affect any other provision contained herein; provided, however, that any such invalidity does not materially prejudice either the Buyers or Sellers in their respective rights and obligations contained in the valid provisions of this Agreement.
12.10 Records and Assistance.
     (a) For a period of ten (10) years after the Closing Date, Buyers will retain the CUSA Records and the CPL Records defined in Sections 2.1 and 2.2 above and any records evidencing the operation and maintenance obligations or the cost reimbursement rights of Buyers hereunder (the “Records”), and will make such Records available to Sellers for inspection and copying upon reasonable notice at Buyers’ headquarters (or at such other location in the United States as Buyers shall designate in writing to Sellers) at reasonable times and during regular office hours. In addition, Buyers will cooperate in providing information required by Sellers to complete reports, statements, or other submissions required by Law, without regard to whether such information is contained in CUSA Records or CPL Records. Following the expiration of such ten-year period, Buyers may destroy such Records provided Buyers provide Sellers with 60 days’ prior written notice of Buyers’ intent to destroy any Records transferred to Buyers pursuant to this Agreement. If Sellers do not consent to the proposed destruction of Records, Buyers shall either continue to retain the Records and continue to make them available to Sellers as provided in the preceding sentence or require Sellers to remove such records at Sellers’ cost and expense. To the extent Buyers receive copies of the Records because such Records relate to both the Transferred Properties and properties excluded from the Transferred Properties, Buyers shall maintain those portions of the Records which do not relate solely to the Transferred Properties strictly confidential and shall not disclose any such Records to any person or agency, unless such disclosure is required by Law or has otherwise been made publicly available.
     (b) Notwithstanding the provisions of clause (a) above, Sellers shall prior to or at the Closing Date designate records located at the Transferred Properties as tax records and shall make arrangements to have such tax records removed within sixty days of the Closing Date. Buyers may request copies, at Buyers’ expense, of any such designated tax records either prior to the sixtieth day after the Closing Date or thereafter upon written request of the Sellers. Buyers shall retain all other records located at the Transferred Properties for a period of not less than eight years from the Closing Date and shall grant Sellers’ employees or designees reasonable access to review and make copies of any records at Sellers’ expense.
     (c) In the event of any dispute with respect to the ownership or operation of the Transferred Properties arising out of events which occurred prior to Closing, Buyer shall cooperate with Sellers in the resolution of such dispute, including appearing in any litigation which may result therefrom; provided, however, that Buyers’ agreement so to cooperate shall not be deemed an acceptance by any Buyer of any liability arising from such dispute, as to which the other provisions of this Agreement shall control. Buyer, acknowledging that Sellers have continuing obligations with respect to outstanding lawsuits and claims associated with the Transferred Properties and that Sellers may be parties to claims and litigation asserted after Closing arising out of ownership or operations prior to Closing, shall make available to Sellers, upon Sellers’ request at all reasonable times, any and all files and business records in Buyers’ custody or control transferred by Sellers to Buyers hereunder and, except in the case of a conflict of interest between the parties, any and all individuals employed by Buyers whose testimony or knowledge in the opinion of Sellers’ counsel may be necessary or useful to it respecting the issues involved in such claims or litigation or in anticipation thereof. The Buyers agree to preserve all documents required to be preserved by any statutes regulation, ordinance, order, and other government requirements. The Refinery Buyer also agrees to preserve all documents relating to Clean Air Act New Source Review Enforcement Actions until all potential such claims have been resolved.
     (d) While Sellers are transferring books and records pertaining to the Transferred Properties to Buyers, Sellers by such act in no way intend to waive their attorney client and work product privileges as to such documents which may be contained in such books and records and in particular with respect to those files associated with outstanding claims and lawsuits which have been identified in this Agreement. Buyers shall continue to maintain the confidential status of those files or turn them over to Sellers if so requested.
12.11 Counterparts; Facsimile. This Agreement may be executed in multiple counterparts, which together shall constitute an original Agreement. The signature of any of the Parties hereto transmitted to the other Parties via facsimile, shall constitute the valid execution and delivery of this Agreement by such Party.
[Remainder of page intentionally left blank; signature page follows]

     IN WITNESS WHEREOF, Sellers and Buyers have caused this Agreement to be executed by their duly authorized representatives as of the Execution Date.

CHEVRON U.S.A. INC., a Pennsylvania corporation
By:	/s/ Walker C. Taylor
Walker C. Taylor
Assistant Secretary

CHEVRON PIPE LINE COMPANY, a Delaware corporation
By:	/s/ Walker C. Taylor
Walker C. Taylor
Assistant Secretary

WESTERN REFINING COMPANY, L.P.
a Delaware limited partnership

By: Refinery company, L.C., its general partner

By:	/s/ Paul Foster
Paul Foster, President

KASTON PIPELINE COMPANY, L.P.,
a Delaware limited partnership

By: KPL Pipeline Company, L.L.C.
its general partner

By:	/s/ Paul Foster
Paul Foster, President